                                                Filed Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-28237
                            800 TRAVEL SYSTEMS, INC.
                        1,350,000 SHARES OF COMMON STOCK
              2,700,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS
       (AND 2,700,000 SHARES OF COMMON STOCK ISSUABLE UNDER THE WARRANTS)


    All of the 1,350,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock") offered hereby and all of the 2,700,000 Redeemable Common Stock Purchase Warrants (the "Warrants") offered hereby are being sold by 800 Travel Systems, Inc., a Delaware corporation (the "Company"). The Common Stock and the Warrants (collectively, the "Securities") are being offered separately and not as units, and each is separately transferable. Prior to this Offering, there has been no public market for the Common Stock and the Warrants. It is estimated that the initial public offering price will be $5.00 per share for the Common Stock (the "Share Offering Price") and $.125 per Warrant.


    Each Warrant entitles the holder to purchase one share of Common Stock at a price of $6.25 per share during the five-year period commencing on the date of this Prospectus. The Warrants are redeemable by the Company for $.05 per Warrant on not less than 30 nor more than 60 days written notice if the closing price for the Common Stock for seven trading days during a 10 consecutive trading day period ending not more than 15 days prior to the date that the notice of redemption is mailed equals or exceeds $10.00 per share, subject to adjustment under certain circumstances and provided there is then a current effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance and sale of Common Stock upon the exercise of the Warrants. Any redemption of the Warrants during the one-year period commencing on January 13, 1998 shall require the written consent of First London Securities Corporation, one of the representatives of the Underwriters (collectively, along with First Liberty Investment Group, Inc., the "Representatives"). See "Description of Securities."


    The initial public offering prices of the Common Stock and Warrants and the exercise price and other terms of the Warrants have been determined through negotiations between the Company and the Representatives and are not related to the Company's assets, book value, financial condition or other recognized criteria of value. Although the Company has applied for the inclusion of the Common Stock and the Warrants on the Boston Stock Exchange under the symbols "IFL" and "IFLW", respectively, and on the Nasdaq SmallCap Market under the symbols "IFLY" and "IFLYW," respectively, there can be no assurance that an active trading market in the Company's securities will develop or be sustained.


    The Registration Statement, of which this Prospectus forms a part, also covers the offering by selling securityholders (the "Selling Securityholders") of 819,566 shares of Common Stock (the "Registered Shares") and 275,000 warrants (the "Registered Warrants") identical to the Warrants being offered hereby (and 275,000 shares of Common Stock issuable thereunder) (collectively, the "Registered Securities"), which are not being underwritten but which may be sold from time to time pursuant to arrangements made by the Selling Securityholders. All of the Selling Securityholders have agreed not to Sell their Registered Shares for various periods ranging from 15 days to two years after the closing of this Offering (the "Closing"). See "Shares Eligible for Future Sale." Sales of the Registered Securities or the potential of such sales at any time, may have an adverse effect on the market prices of the securities offered hereby. The Company will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The Company will bear all expenses incurred by the Selling Securityholders, other than brokerage fees and commissions and fees of independent counsel, if any.


                             ---------------------

    THESE ARE SPECULATIVE SECURITIES, AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE PUBLIC OFFERING PRICE OF THE COMMON STOCK AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 8 AND "DILUTION."

                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


=================================================================================================================================
                                                                                UNDERWRITING
                                                     PRICE TO                  DISCOUNTS AND                 PROCEEDS TO
                                                      PUBLIC                   COMMISSIONS(1)               COMPANY(2)(3)
---------------------------------------------------------------------------------------------------------------------------------
Per Share of Common Stock.................            $5.00                        $0.50                        $4.50
Per Warrant...............................            $0.125                      $0.0125                      $0.1125
Total(3)..................................          $7,087,500                    $708,750                    $6,378,750
=================================================================================================================================



(1) Does not include additional underwriting compensation to be received by the Representatives in the form of (i) a non-accountable expense allowance equal to 3% of the gross proceeds of this Offering, of which $45,000 has been paid to date, and (ii) warrants issued to the Representatives for nominal consideration (the "Representatives' Warrant") to purchase up to 135,000 shares of Common Stock and up to 270,000 Redeemable Common Stock Purchase Warrants (the "Underlying Warrants") exercisable for a four-year period commencing December 31, 1998 at exercise prices of 165% and 125%, respectively, of the initial offering price of the Shares and Warrants (in each case subject to adjustment). Each Representatives' Warrant will be exercisable for a four-year period commencing December 31, 1998 to purchase one share of Common Stock at an exercise price of 125% of the exercise price of the Warrants offered hereby. The Company has granted to the Representatives certain registration rights with respect to registration of the shares of Common Stock and the Underlying Warrants and the shares of Common Stock issuable upon exercise of the Underlying Warrants. The Company has agreed to pay the Representatives upon the exercise or redemption of the Warrants a fee equal to 5% of the gross proceeds received by the Company from the exercise of the Warrants and 5% of the aggregate redemption price for Warrants redeemed. The Representatives or their designees must be designated by the Warrant holder as having solicited the Warrant in order to receive the fee. The Company has agreed to indemnify the Underwriters against certain liabilities arising under the Securities Act. See "Underwriting."


(2) Before deducting expenses payable by the Company estimated at $933,000 excluding the Representatives' non-accountable expense allowance. The Company will bear all expenses incurred by the Selling Securityholders, other than brokerage fees and commissions and fees of independent counsel, if any.


(3) The Company has granted the Representatives an option (the "Over-Allotment Option"), exercisable within 45 days from the elective date of the Registration Statement of which this Prospectus is a part (the "Effective Date"), to purchase on the same terms as the Securities offered hereby up to 202,500 additional shares of Common Stock and up to 405,000 additional Warrants solely to cover over-allotments, if any. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be $8,150,625, $815,062.50 and $7,335,562.50, respectively. See "Underwriting."


                             ---------------------


    THE SECURITIES OFFERED BY THIS PROSPECTUS ARE BEING OFFERED ON A FIRM COMMITMENT BASIS BY THE UNDERWRITERS, WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THE UNDERWRITERS SUBJECT TO PRIOR SALE. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING THE SECURITIES WILL BE MADE AGAINST PAYMENT THEREFOR AT THE OFFICES OF FIRST LONDON SECURITIES CORPORATION, DALLAS, TEXAS ON OR ABOUT JANUARY 21, 1997.


                             ---------------------


[800
   TRAVEL    FIRST LONDON SECURITIES CORPORATION      FIRST LIBERTY
  SYSTEMS                    INVESTMENT GROUP, INC.
   LOGO]


                             ---------------------

                The date of this Prospectus is January 15, 1998

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (the "Registration Statement"), pursuant to the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. THE STATEMENTS CONTAINED IN THIS PROSPECTUS AS TO THE CONTENTS OF ANY CONTRACT OR OTHER DOCUMENT IDENTIFIED AS EXHIBITS IN THIS PROSPECTUS ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE, REFERENCE IS MADE TO A COPY OF SUCH CONTRACT OR DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT, EACH STATEMENT BEING QUALIFIED IN ANY AND ALL RESPECTS BY SUCH REFERENCE. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549.

     Upon consummation of this Offering, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its New York Regional Office, Room 1300, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. The Company's Registration Statement on Form SB-2 as well as any reports to be filed under the Exchange Act can also be obtained electronically after the Company has filed such documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis And Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (at http:\\www.sec.gov) that contains such information regarding the Company.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements, quarterly reports containing unaudited financial statements and such other reports as the Company deems appropriate or as may be required by law.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OR WARRANTS INCLUDING OVER-ALLOTMENT. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) and the pro forma financial information appearing elsewhere in this Prospectus. The consummation of the Offering will occur concurrently with, and is a condition precedent to, the consummation of the merger of The Joseph Stevens Group, Inc. ("Stevens") with and into the Company, with Company as the surviving corporation (the "Stevens Merger"). See "The Stevens Merger." Unless otherwise noted, all information in this Prospectus assumes (i) no exercise of the Over-Allotment Option and (ii) the consummation of the Stevens Merger and the issuance of 383,333 shares of Common Stock in connection therewith. Unless the context otherwise requires, references in this Prospectus to the Company are to 800 Travel Systems, Inc. and to the businesses previously conducted by its predecessor, 1-800 Low-Air Fare, Inc., and by Stevens.

                                  THE COMPANY

     The Company is among the 100 largest independent travel agencies in the United States. The Company provides low-priced airline tickets for domestic and international travel to its customers through its easy-to-remember, toll-free numbers "1-800-LOW-AIR-FARE" (1-800-569-2473) and "1-800-FLY-4-LESS"
(1-800-359-4537). The Company has approximately 140 reservation agents and operates 365 days a year out of the Company's reservation centers in Tampa, Florida and San Diego, California. The Company strives to provide its customers with the lowest-priced airfare available for a particular travel route at the time of reservation by utilizing the SABRE travel reservation system developed by American Airlines, Inc. The SABRE system maintains approximately 45 million airfares, including those of all major U.S. and international commercial airlines, and is updated throughout the day to reflect the airlines' latest ticketing information. The Company estimates it receives an average of 12,500 calls per day (including repeat calls from callers unable to be serviced or calling to confirm reservations) at its reservation centers, of which the Company has the current capacity to answer only approximately 4,800. The Company has increased the number of its reservation agents from 30 at the end of 1995 to approximately 140 presently. The Company intends to use approximately $1 million of the proceeds of this Offering to expedite the training of additional reservation agents. The Company already has the equipment and infrastructure necessary to answer all the calls it is currently unable to answer.

     The Company's operations generate revenues principally from (i) the commissions on air travel tickets, (ii) override commissions on air travel tickets the Company books on Continental, United, Northwest, TWA, Carnival, America West, America Trans Air, Trans Brazil, Mexicana and Korean airlines,
(iii) segment incentives under its contract with SABRE, (iv) co-op promotions with other suppliers of travel-related products and services, such as long-distance telephone companies, car rental companies and hotels, and (v) service fees that it charges its customers.

     The Company markets its services primarily by advertising its various toll-free numbers in approximately 260 Yellow Pages directories covering a total population of 128 million people in those standard metropolitan areas in the continental United States ("SMA's") with populations whose general travel profiles are attractive to the Company. The Company also maintains a home page on the World Wide Web (www.lowairfare.com) which enables its customers to access its customized Turbo SABRE system through their personal computers.

     The Company's operating strategy is to (i) strive to provide its customers with the lowest-priced airfare available for a particular travel route at the time of reservation, (ii) focus on consumer air travel, which the Company believes is the most profitable segment of the travel industry, (iii) provide convenient, quick service to its customers, (iv) maintain low operating costs by utilizing only two operating facilities, (v) use state-of-the-art technology to maximize operating efficiencies, (vi) constantly review and update its relationships with the major airlines and SABRE to obtain favorable commission structures, and (vii) provide incentives to its sales force through a performance-based compensation structure. See "Business -- Operating Strategy."

     The Company's growth strategy is to (i) grow internally as quickly as practicable in order to be able to service the approximately 7,700 calls per day that the Company is not currently able to service, (ii) further penetrate existing markets and enter new markets by commencing marketing activities and (iii) make strategic acquisitions of other telemarketing travel companies with existing customer bases or valuable intellectual property. See "Business -- Growth Strategy."

     The travel industry is one of the world's largest industries, with $3.4 trillion in sales in 1994 according to the World Travel Organization. According to the Travel Weekly 1996 U.S. travel agency survey (the "Travel Weekly Survey"), revenues for U.S. travel agencies in 1995 exceeded $100 billion, representing an increase of almost 100% since 1985 and 9% since 1993. The U.S. travel agency industry is a highly fragmented industry comprised of numerous small agencies, but tending towards large volume agencies, according to the Travel Weekly Survey. In contrast to 1985, when small agencies (those reporting between $1 million and $5 million in annual sales) were responsible for 62% of all U.S. travel agency revenues, in 1995 such agencies were responsible for only 41% of all U.S. travel agency revenues, even though they comprised 56% of all travel agency locations. The Company believes that only one other travel agency operates in a manner similar to the Company by emphasizing low-cost airfare, nationally advertising toll-free telephone numbers that spell out their respective advertising slogans and processing calls on such numbers at centralized reservation centers. The Company believes that operating in such manner distinguishes the Company and its competitor from other travel agencies as "telemarketing travel companies." See "Business -- Industry Overview."

     On November 11, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with The Joseph Stevens Group, Inc. ("Stevens") and its sole shareholder, which agreement was amended and restated as of May 30, 1997 and further amended as of September 8, 1997, October 17, 1997 and December 16, 1997. Stevens provides airline tickets for domestic and international travel to consumers through its "1-800-FLY-4-LESS" (1-800-359-4537) toll-free number out of its reservation center in San Diego, California. Pursuant to the Merger Agreement, the parties agreed that upon the closing of the Offering, Stevens will be merged with and into the Company, with the Company as the surviving corporation (the "Stevens Merger"). See "The Stevens Merger."

     The Company was incorporated in Delaware in November 1995. The Company's principal executive offices are located at 4802 Gunn Highway, Suite 140, Tampa, Florida 33624 and its telephone number is (813) 908-0404.

                                  THE OFFERING

Common Stock Offered.......  1,350,000 shares

Warrants Offered...........  2,700,000 warrants

Common Stock Outstanding:

  Prior to the Offering....  5,959,709 shares (1)

  After the Offering.......  7,693,042 shares (2)

Warrants Outstanding:

  Prior to the Offering....  none

  After the Offering.......  2,700,000(3)

Estimated Net Proceeds.....  $5,233,125(4)


Use of Proceeds............  The Company intends to use the net proceeds of the
                             Offering to pay the note issued in connection with, and extension fees due under, the Stevens Merger and repay a lender of short-term loans; train additional reservation agents; expand its advertising and marketing campaign; purchase equipment; and for working capital and general corporate purposes. The Company will not receive any of the proceeds from the sale of securities by the Selling Securityholders.

Trading Symbols(5):


  Boston Stock Exchange:


     Common Stock..........  IFL



     Warrants..............  IFLW


  Nasdaq SmallCap Market:


     Common Stock..........  IFLY



     Warrants..............  IFLYW


Risk Factors...............  The Common Stock and the Warrants offered hereby are speculative and involve a high degree of risk. Investors should carefully consider the risk factors enumerated herein before investing in the Common Stock and the Warrants. See "Risk Factors" and "Dilution."
---------------

(1) Excludes (i) 383,333 shares of Common Stock issuable in connection with the Stevens Merger, (ii) 250,000 shares issuable pursuant to warrants identical to those offered hereby exercisable for 250,000 shares of Common Stock issuable in connection with the Stevens Merger and such additional shares as may be issued pursuant to make-whole provisions contained in the Merger Agreement, (iii) 100,000 shares issuable upon exercise of a warrant granted to Perry Trebatch, (iv) 87,500 shares of Common Stock issuable upon exercise of stock options granted pursuant to the Company's 1997 Stock Option Plan,
    (v) 600,000 shares of Common Stock issuable upon exercise of options issued and to be issued to directors and a former director of the Company, (vi) 25,000 shares issuable upon exercise of warrants, identical to those offered hereby, to be granted to the Company's President upon closing of this Offering and (vii) 50,000 shares to be issued to the Company's President on September 1, 1998 (assuming he is then employed by the Company).


(2) Excludes (i) items (ii) through (vii) referred to in footnote 1, (ii) the 2,700,000 shares of Common Stock issuable upon the exercise of the Warrants offered hereby and (iii) the 405,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants and the Underlying Warrants therein.



(3) Excludes (i) warrants identical to those offered hereby exercisable for 250,000 shares of Common Stock issuable in connection with the Stevens Merger, (ii) warrants identical to those offered hereby exercisable for 25,000 shares of Common Stock to be granted to the Company's President upon closing of this Offering and (iii) the Representatives' Warrants and Underlying Warrants therein.


(4) After subtracting the underwriting discounts and commissions and estimated offering expenses by the Company, including a 3% non-accountable expense allowance to the Representative.


(5) Boston Stock Exchange and Nasdaq SmallCap Market symbols do not imply that an established public trading market will develop for any of these securities, or if developed, that any such market will be sustained. See "Risk Factors -- Possible Applicability of Rules Relating to Low-Priced Stock; Possible Failure to Continue to Qualify for Boston Stock Exchange or Nasdaq SmallCap Market Listing."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

                           PREDECESSOR BUSINESS(1)                              THE COMPANY
                         ----------------------------   -----------------------------------------------------------
                                           ELEVEN
                                           MONTHS          MONTH                       NINE MONTHS     NINE MONTHS
                          YEAR ENDED        ENDED          ENDED        YEAR ENDED        ENDED           ENDED
                         DECEMBER 31,   NOVEMBER 30,    DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                             1994           1995            1995           1996           1996           1997(2)
                         ------------   -------------   ------------   ------------   -------------   -------------
CONSOLIDATED INCOME
  STATEMENT DATA:
  Revenues.............  $   622,017     $ 1,090,938     $  133,970    $ 3,235,777     $ 2,189,881     $6,016,416
  Operating Expenses:
    Payroll,
      commissions and
      employee
      benefits.........      790,259       1,115,403        175,604      2,490,770       1,945,469      2,905,981
    Telephone..........      165,979         392,869         14,527        702,870         451,673        787,488
    Ticket Delivery
      Expense..........           --         138,798         17,896        407,579         215,810        523,789
    Advertising........      459,657         333,520            437        137,223          87,244        178,180
    General and
      Administrative...    1,053,530       1,156,777         53,869      1,768,058         959,526      1,605,833
    Interest Expense...       46,417         168,857          4,017      1,114,298         897,070         83,994
  Other Income.........           --          41,959          1,782         12,610          69,554          4,726
  Net (Loss)...........   (1,894,425)     (2,173,327)      (130,598)    (3,372,411)     (2,297,357)       (64,123)
  Net (Loss) per
    Share..............         (.50)           (.57)          (.03)          (.68)           (.47)          (.01)
  Weighted Average
    Number of Common
    Shares
    Outstanding........    3,830,000       3,830,000      3,840,000      4,947,823       4,894,600      5,956,859

                                                                 YEAR ENDED
                                                                DECEMBER 31,       NINE MONTHS ENDED
                                                                    1996           SEPTEMBER 30, 1997
                                                              -----------------    ------------------
PRO FORMA STATEMENT OF INCOME DATA (3):
  Revenues..................................................     $ 4,900,736           $6,016,416
  Operating Expenses:
    General and Administrative..............................       7,049,022            5,713,557
    Interest Expense........................................       1,379,226              202,344
    Amortization and Depreciation...........................         328,799              287,714
  Other Income..............................................          12,610                4,726
  Net Loss..................................................      (3,843,701)            (182,473)
  Net Loss per Share........................................            (.72)                (.03)
  Weighted Average Number of Common Shares Outstanding......       5,331,156            6,340,192

                                                                                                   SEPTEMBER 30,
                                            DECEMBER 31,                          SEPTEMBER 30,         1997
                                      -------------------------   SEPTEMBER 30,        1997        (PRO FORMA AS
                                         1995          1996           1997        (PRO FORMA)(4)    ADJUSTED)(5)
                                      -----------   -----------   -------------   --------------   --------------
BALANCE SHEET DATA:
Working Capital (Deficit)...........  $  (731,210)  $  (363,201)   $ (942,078)     $(2,445,078)     $ 3,396,705
Total Assets........................    1,444,298     2,788,770     3,198,826        6,618,491       10,348,616
Long-Term Debt......................       60,000        30,000        30,000           30,000           30,000
Total Stockholders' Equity..........      613,882     1,500,466     1,466,342        3,383,007        8,616,132

                                                          Footnotes On Next Page

NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

(1) On December 1, 1995, the Company acquired certain of the assets and assumed certain liabilities of 1-800-Low Airfare, Inc. (the "Predecessor Business"). Pro forma results of operations as if the Company had acquired the Predecessor Business on January 1, 1995 would not be materially different and, accordingly, are not presented.

(2) Pursuant to the Interim Operating Agreement the Company assumed the operations of Stevens as of January 1, 1997 and, therefore, the Statement of Income Data of the Company reflects the combined operations of the Company and Stevens for the first half of 1997.

(3) The unaudited Pro Forma Statement of Income Data for the year ended December 31, 1996 and the nine months ended September 30, 1997, gives pro forma effect to the Stevens Merger as if the Stevens Merger occurred on January 1, 1996 and January 1, 1997, respectively.

(4) Balance sheet data gives pro forma effect to the Stevens Merger as if it occurred on September 30, 1997.

(5) Balance sheet data gives pro forma effect to the items referred to in footnote 4 as adjusted to give effect to the consummation of the offering and the application of the estimated net proceeds as described under "Use of Proceeds."

                                  RISK FACTORS

     The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in the Company. In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors in evaluating an investment in the securities offered hereby.

HISTORY OF OPERATING LOSSES; FUTURE OPERATING RESULTS

     Although the Company had net income before taxes of $130,000 and $143,000 in the quarters ended June 30 and September 30, 1997, respectively, the Company incurred losses and generated negative cash flows from continuing operations in each of the Company's fiscal years since inception. For the eleven months ended November 30, 1995, the one month ended December 31, 1995, the year ended December 31, 1996, and the nine months ended September 30, 1997, the Company's predecessor and the Company incurred losses of $2,173,327, $130,598, $3,372,411 and $64,123 respectively. There can be no assurance that the Company will operate profitably in the future or that the Company will be successful in implementing and executing its operating and growth strategies. As of December 31, 1996, the Company had negative working capital and as of September 30, 1997, the Company had a retained deficit of $3,567,132. See "Management's Discussion and Analysis of Financial Condition and Results of Operations,"Business" and the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

CAPITAL REQUIREMENTS

     The Company is dependent upon the proceeds of this Offering and the anticipated cash flow from operations to complete its current expansion plans. Should the Company's cash flow from operations fail to meet anticipated levels, or should its costs and capital expenditures exceed the amounts currently expected to be required, the Company could be required to seek unanticipated financing in the future. There can be no assurance that the Company will be able to raise such capital or financing when needed or on acceptable terms, and therefore, the Company may be unable to achieve its goals, including anticipated growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and
"Business -- Operating Strategy."

USE OF PROCEEDS


     Of the approximately $5,233,125 of net proceeds from this Offering, approximately $1,690,000 or 32% will remain unallocated and will be used for general corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of this portion of the net proceeds. See "Use of Proceeds."


RAPID EXPANSION OF BUSINESS

     The Company's operations and business have expanded substantially, with a large increase in reservation agents and sales in a relatively short period of time. To properly manage its rapid growth, the Company has been and will be required to expend significant management and financial resources. There can be no assurance that the Company's management will be able to manage its growth and operate a larger organization efficiently or profitably. See "Business-Operating Strategy."

COMPETITION

     The travel agency business is characterized by intense competition. Many of the Company's competitors, which include local, regional and national travel agencies, possess significantly greater financial, personnel and other resources than the Company. Certain of the Company's competitors use a low-price discount strategy to expand their market share and a number of travel agencies use toll-free phone lines that compete with the Company's services. If any of the companies using a discount strategy were to focus their marketing efforts on the Company's telemarketing niche, the Company's results of operations could be adversely affected. In addition, the Internet permits consumers to have direct access to travel providers as well as distribution systems like the SABRE system, thereby by-passing travel agents. In recent years, airline ticket prices have decreased primarily as a result of lower costs and greater competition in the airline industry. The Company's revenues are based upon the number of tickets it sells and on a percentage of the price of such tickets and are therefore adversely affected by decreases in the price of airline tickets. The Company believes that significant price-based competition will continue to exist in the airline industry and the Company's markets for the foreseeable future. Any significant decrease in airline ticket prices could adversely affect the Company's results of operations. The Company may experience increased competition in the future as its competitors combine to form larger companies. There can be no assurance that the Company will be competitive with larger travel agencies in the future or that the Company will maintain its size relative to its competitors. See "Business --Competition."

RISKS RELATING TO AIRLINE COMMISSIONS

     Recently, United, Delta, Northwest, American and US Airways announced reductions in the commissions that they will pay travel agents from approximately 10% to approximately 8%. The Company conducts the majority of its business through other airlines (TWA Discounter (defined below) and Continental); however, there can be no assurance that the TWA Discounter, Continental and other airlines serviced by the Company will not institute similar reductions which could reduce the Company's revenues. Such reductions, if instituted, could have a material adverse effect on the Company. See
"-- Risks Relating to Override Commissions."

RISKS RELATING TO OVERRIDE COMMISSIONS

     The Company is able to offer its customers attractive airfares in large part due to the favorable override commission arrangements it has obtained for selling tickets on Continental, United, Northwest, the TWA Discounter, Carnival, America West, America Trans Air, Trans Brazil, Mexicana and Korean airlines. For example, the Company is able to offer attractive fares on TWA because of its override commission arrangement with a consolidator which sells tickets on TWA at a discount (the "TWA Discounter"). In 1996 and the first nine months of 1997, approximately 21% and 26%, respectively, of the Company's tickets were sold on TWA through the TWA Discounter, which accounted for approximately 28% and 34% of the Company's revenues for such periods, respectively. The Company estimates that the TWA Discounter will be able to continue selling tickets on TWA only until the year 2001. Moreover, there can be no assurance that the Company's agreement with the TWA Discounter will be extended beyond its current expiration date in February 1998. The Company understands that the report of TWA's independent auditors included in the annual report for TWA's most recently ended fiscal year contains a qualification concerning TWA's ability to continue as a going concern. Any interruptions in the operations of TWA or in its relationship with the TWA Discounter could have a material adverse effect on the Company. In addition, the override commission agreements with the other airlines are on a year-to-year basis. If and when the TWA Discounter is no longer able to sell TWA tickets, or such agreement otherwise expires, or if the Company is unable to extend its current override commission arrangements with other carriers or enter into similar arrangements with similar carriers, the Company could lose its competitive advantages and its business could be materially adversely affected. See "Business -- Competition" and "-- Operations."

DEPENDENCE ON TWO CARRIERS FOR SUBSTANTIAL PORTIONS OF REVENUES

     During 1996 and the first nine months of 1997, the Company generated approximately 51% of its revenues from sales of tickets on Continental Airlines (17%) and TWA (34%). As a result of a combination of their low fares, the Company's favorable override commissions with respect to tickets sold on them and the Agreement with the TWA Discounter, the Company is often able to offer the best fares to its customers on these particular carriers and, consequently, sells a large number of tickets on them. If Continental, TWA or the TWA Discounter were to discontinue service, refuse to sell tickets to the Company, impose higher fares relative to other airlines or terminate the Company's favorable override commission structures, the Company may not be able to sell as many tickets as it currently does, or maintain the level of profitability on each sale that it currently has, and the Company's business and results of operation could be adversely affected. The Company understands that the report of TWA's independent auditors included in the annual report for TWA's most recently ended fiscal year contains a qualification concerning TWA's ability to continue as a going concern. See "Risk Factors -- Risks Relating to Override Commissions."

CHALLENGES OF BUSINESS INTEGRATION

     The full benefits of the combination of the Company and Stevens will require integration of each company's administrative, finance, sales and marketing organizations, the coordination of each company's sales and marketing efforts and the implementation of appropriate operational, financial and management systems and controls. This will require substantial attention from the senior management teams of the Company and Stevens, which have limited experience integrating the operations of companies of the size of the Company and Stevens and whose members have not previously worked together. The diversion of management attention, as well as any other difficulties which may be encountered in the transition and integration process, could have an adverse impact on the revenue and operating results of the Company. There can be no assurance that the Company will be able to integrate its operations and those of Stevens successfully. In addition, the Unaudited Pro Forma Combined Financial Information contains adjustments relating to the integration of Stevens' operations with those of the Company. Although these adjustments are based upon available information and certain assumptions the Company considers reasonable as of the date of this Prospectus, actual amounts could differ from those set forth therein. Moreover, no assurance can be given that the anticipated impact of the integration of Stevens upon the Company's financial condition and results of operations as presented in such pro forma information will be as presented. See "Unaudited Pro Forma Combined Financial Information."

RISKS RELATING TO THE AIRLINE INDUSTRY

     Developments in the airline industry may result in a decrease in the price or number of tickets the Company sells. See "Business -- Competition." Concerns about passenger safety may result in a decrease in passenger air travel and a consequent decrease in the number of tickets the Company sells. There can be no assurance that any such developments will not occur or that the Company will not be adversely affected by any such decrease in the level of passenger air travel.

DEPENDENCE ON SABRE SYSTEM

     The Company's ability to quote air travel ticket prices, make reservations and sell tickets is dependent upon its contractual right to use, and the performance of the SABRE electronic travel reservation system. In April 1996, the Company entered into a five-year agreement with The SABRE Group, Inc. to lease the SABRE system in its Tampa headquarters and in November 1996, entered into a five-year agreement to lease the SABRE system in its San Diego reservation center. If the Company were to lose the contractual right to use the SABRE system through its inability to renew the agreements upon expiration thereof or through the Company's default under the agreements during the respective terms thereof, the Company would not be able to conduct operations until a replacement system was installed and became operational. Only a very limited number of companies provide reservation systems to the travel agency industry. There can be no assurance that a replacement system could be obtained or, if obtained, leased on favorable terms or installed in time to successfully continue operations.

     If the SABRE system were to cease functioning, the Company would not be able to conduct operations until a replacement system were installed and became operational. There can be no assurance that a replacement system could be obtained or, if obtained, installed in time to successfully continue operations. During any interruption in the operation of SABRE, the Company would lose revenues. Other travel agencies using other travel reservation systems would not be subject to such interruption of their operations, and the Company may lose market share to such competitors. Upon the interruption of the operation of the SABRE system, the Company could decide to commence operations with another travel reservation system. See "Business -- SABRE Technology." Such a change in reservation systems could incur substantial expenses for acquiring the right to use such system and retraining its reservation agents. In addition, any impairment of the SABRE system which does not cause it to cease operations could, nevertheless, adversely affect the quality of the Company's services, resulting in lost revenues or market share and could require the Company to subscribe to a different travel reservation system.

DEPENDENCE UPON KEY PERSONNEL

     The success of the Company is substantially dependent upon the continuing services of Mark D. Mastrini, Jerrold B. Sendrow and Biagio Bellizzi, as well as other key personnel. While the Company has employed a number of executives with industry experience, the loss of Messrs. Mastrini, Sendrow or Bellizzi could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain life insurance policies on the lives of Messrs. Mastrini, Sendrow or Bellizzi. See "Management."

RISKS RELATING TO INTELLECTUAL PROPERTY

     The Company markets its services in the United States under the names, "1-800-LOW-AIR-FARE," "1-800-FLY-4-LESS" and "1-888-999-VUELA."
"1-800-FLY-4-LESS," together with its logo, is a federally registered service mark in the name of the Company. The Company has filed an application to register the "1-800-LOW-AIR-FARE" name and logo and the Spanish language name, "1-888-999-VUELA," as federal service marks with the U.S. Patent and Trademark Office. There can be no assurance that such service marks will issue or of the effect such failure might have on the Company.


     On January 12, 1998, the Company received a letter from counsel for Travel 800, LLC, a wholly-owned subsidiary of Travel Services International, Inc. ("Travel") (i) stating that the Company's use and advertisement of its "1-800 LOW-AIRFARE" mark and corresponding number is causing confusion among consumers and regulatory problems for Travel, (ii) claiming that Travel commenced use and promotion of its "1-800 LOW-FARE" mark and number prior to the Company's use and advertisement of its "1-800 LOW-AIRFARE" mark and number, and (iii) requesting that the Company cease and desist from continued use and advertisement of its "1-800 LOW-AIRFARE" name and corresponding number. The Company intends to investigate the facts underlying Travel's letter, and to expeditiously formulate a response thereto. The Company will vigorously assert all of its rights under applicable law. In the event that the Company decides to forego its right to use the "1-800 LOW-AIRFARE" mark, the Company will promote its "1-800 FLY-FOR-LESS" mark and number. The Company does not believe that the above-described matter or the outcome thereof will have a material adverse effect on the Company.


CONTROL BY EXISTING STOCKHOLDERS

     Following the completion of this Offering, the existing stockholders of the Company will own in excess of 50% of the outstanding shares of Common Stock. As a result, these persons and entities effectively will be able to control all matters requiring approval of the stockholders of the Company, including the election of the entire Board of Directors. See "Principal Stockholders" and "Description of Securities."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER, BYLAW AND OTHER PROVISIONS

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Amended and Restated Bylaws ("Bylaws") may be deemed to have anti-takeover effects and may discourage, delay, defer or prevent a change in control of the Company. These provisions (i) divide the Company's Board of Directors into three classes, each of which will serve for different three year periods and (ii) establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at annual stockholders' meetings. In addition, certain provisions of the Delaware General Corporation Law also may be deemed to have certain anti-takeover effects. See "Description of Securities -- Anti-takeover Effects of Certain Provisions of the Company's Certificate of Incorporation and Bylaws."

PREFERRED STOCK

     The Certificate authorizes the issuance of 1,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could materially adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have 7,693,042 shares of Common Stock outstanding (7,895,542 if the Over-Allotment Option is exercised in full), of which 1,350,000 shares of Common Stock are being offered by the Company.


     Of the 5,959,709 previously issued and outstanding shares of Common Stock, 519,566 shares are being registered on behalf of the Selling Securityholders, and the remainder will become available for resale 90 days after the Closing, subject in all events to the provisions of Rule 144 under the Securities Act ("Rule 144"). Of such previously issued and outstanding shares (including the shares being registered on behalf of the Selling Securityholders), the holders of 25,000 shares have agreed not to offer, sell or otherwise dispose of ("Sell") such shares for a period of 15 days after the Closing; the holders of 2,829,243 shares (including all of the holders of the Common Stock being registered) have agreed not to Sell such shares for one year after the Closing; the holders of 350,000 shares have agreed not to Sell such shares for 18 months after the Closing; and the holders of 2,471,966 shares (including the officers and directors of the Company and Vito Balsamo, a former director of the Company, and his transferees) have agreed not to Sell such shares for 2 years after the Closing.


     In addition, the sole stockholder of Stevens (also a Selling Securityholder) has agreed with respect to the 300,000 registered shares out of the 383,333 shares to be received pursuant to the Merger Agreement, that none of such shares will be Sold over-the-counter or over a public exchange within 30 days of the closing of the Merger; that during the following eleven months it may publicly Sell no more than 4,546 shares per month (with any unsold allowances carried forward to future months) and that during the following twelve months it may publicly Sell no more than 20,833 shares per month (with any unsold allowances carried forward to future months). The sole stockholder of Stevens has agreed with respect to the remaining 83,333 shares to be received pursuant to the Merger Agreement, that none of such shares will be Sold within 90 days of the Closing and that during the following seven months it will sell no more than 11,905 shares per month (with any unsold allowances carried forward to future months).

     The Company is unable to predict the effect, if any, that sales of the Registered Shares or sales of shares under Rule 144 (or the potential for such sales) or otherwise may have on the market price of the Common Stock prevailing from time to time. Future sales of substantial amounts of Common Stock in the public market could impair the Company's ability to raise capital through an offering of securities and may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

ARBITRARY OFFERING PRICE AND EXERCISE PRICE OF WARRANTS

     The public offering price of the Common Stock and the Warrants and the exercise price of the Warrants, as well as the exercise price of the warrants underlying the Representatives' Warrant, have been determined solely by negotiations between the Company and the Representatives. Among the factors considered in determining these prices were the Company's current financial condition and prospects and the general condition of the securities market. However, the public offering price of the Common Stock and the Warrants and the exercise price of the Warrants and the warrants underlying Representatives' Warrant do not necessarily bear any relationship to the Company's assets, book value, earnings or any other established criterion of value. See "Underwriting."

DILUTION

     Assuming an initial offering price of $5.00 per share, investors purchasing shares of Common Stock in this offering will experience immediate dilution of $4.45 per share (89% of the initial public offering price per share). See "Dilution." The Merger Agreement with Stevens provides for the issuance of warrants exercisable for 250,000 shares of Common Stock, which warrants have the same exercise price and are entitled and subject to the same terms and conditions as the Warrants being offered hereby. The Merger Agreement also provides that if on the second anniversary of the date of the closing of this Offering the value of the portion of the 383,333 shares issued to the Stevens' shareholder, then held by the Stevens' shareholder, together with the fair market value of any consideration received in exchange for the shares no longer held by the Stevens' shareholder, is less than $2,571,429, the Company shall issue to the Stevens' shareholder such number of shares of the Company's Common Stock, based upon its then bid price, as is necessary to make-up any such deficiency. See "The Stevens Merger."

NECESSITY TO MAINTAIN CURRENT PROSPECTUS AND REGISTRATION STATEMENT

     The Company must maintain an effective registration statement on file with the Commission before any Warrant may be redeemed or exercised. It is possible that the Company may be unable to cause a registration statement covering the Common Stock underlying the Warrants to be effective. It is also possible that the Warrants could be acquired by persons residing in states where the Company is unable to qualify the Common Stock underlying the Warrants for sale. In either event, the Warrants may expire, unexercised, which would result in the holders losing all the value of the Warrants.

STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS


     Holders of the Warrants have the right to exercise the Warrants only if the underlying shares of Common Stock are qualified, registered or exempt from registration under applicable securities laws of the states in which the various holders of the Warrants reside. The Company cannot issue shares of Common Stock to holders of the Warrants in states where such shares are not qualified, registered or exempt. The Company has qualified the Warrants for listing on the Boston Stock Exchange, which provides for blue sky registration in over 20 states. See "Description of Securities -- Warrants."


LIMITED MARKET FOR THE COMMON STOCK AND WARRANTS

     The Company intends to register the Common Stock and Warrants for sale under the securities laws of only a limited number of states. Consequently, until the Common Stock and Warrants are registered for sale in other states or become eligible for exemptions for resales in such states, there will be only a limited market in which investors will be able to resell Common Stock and Warrants purchased hereunder.

REDEEMABLE WARRANTS AND IMPACT ON INVESTORS

     The Warrants are subject to redemption by the Company in certain circumstances. The Company's exercise of this right would force a holder of a Warrant to exercise the Warrant and pay the exercise price at a time when it may be disadvantageous for the holder to do so, to sell the Warrant at the then current market price when the holder might otherwise wish to hold the Warrant for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrant in the event of a call for redemption. Holders who do not exercise their Warrants prior to redemption by the Company will forfeit their right to purchase the shares of Common Stock underlying the Warrants. The foregoing notwithstanding, the Company may not redeem the Warrants at any time that a current registration statement under the Securities Act covering the sale of the shares of Common Stock issuable upon exercise of the Warrants is not then in effect. See "Description of Securities -- Warrants."

REPRESENTATIVES' POTENTIAL INFLUENCE ON THE MARKET

     Although the Representative has advised the Company that it intends to make a market in the Common Stock and the Warrants, it will have no legal obligation to do so. The prices and the liquidity of the Common Stock and the Warrants may be significantly affected by the degree, if any, of the Representatives' participation in the market. No assurance can be given that any market making activities of the Representative, if commenced, will be continued. See "Underwriting."

POSSIBLE APPLICABILITY OF RULES RELATING TO LOW-PRICED STOCKS OR "PENNY STOCK"; POSSIBLE FAILURE TO CONTINUE TO QUALIFY FOR BOSTON STOCK EXCHANGE OR NASDAQ SMALLCAP MARKET LISTING


     The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. While the Company anticipates that the price at which the shares of Common Stock offered to the public pursuant to this Offering will be equal to or in excess of $5.00, the Warrants offered hereby will initially be "penny stocks" and become subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors. There can be no assurance that the Common Stock or the Warrants will trade for $5.00 or more per security after the Offering. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell the Company's securities and may affect the ability of purchasers in this Offering to sell the Company's securities in a secondary market.


     Although the Company has been approved for listing of the Common Stock and the Warrants on the Boston Stock Exchange and on the Nasdaq SmallCap Market, there can be no assurance that a trading market for the Common Stock and the Warrants will develop or, if developed, will be sustained. Furthermore, there can be no assurance that the securities purchased by the public hereunder may be resold at their original offering price or at any other price.



     In order to qualify for initial listing on the Boston Stock Exchange, a company must, among other things, have at least $3,000,000 in total assets (of which $2,000,000 are tangible assets), a public float of at least 750,000 shares (with an aggregate value of at least $1,500,000), a minimum of 600 beneficial public stockholders owners (exclusive of affiliates) and a minimum bid price for its securities of $2.00 per share. For continued listing on the Boston Stock Exchange, a company must maintain a public float of 150,000 shares (having a value of at least $500,000) and $1.0 million in total assets, 250 beneficial public stockholders, and stockholders' equity of $500,000. The failure to meet these and other maintenance criteria in the future may result in the discontinuance of the listing of the Common Stock and Warrants on the Boston Stock Exchange.


     In order to qualify for initial listing on the Nasdaq SmallCap Market, a company must, among other things, have at least $4,000,000 in net tangible assets, $5,000,000 "public float," and a minimum bid price for its securities of $4.00 per share. For continued listing on the Nasdaq SmallCap Market, a company must maintain $2,000,000 in net tangible assets, and a $1,000,000 market value of the public float. In addition, continued inclusion requires two market makers and a minimum bid of $1.00 per share. The failure to meet these maintenance criteria in the future may result in the discontinuance of the listing of the Common Stock and Warrants on the Nasdaq SmallCap Market.


     If the Company is or becomes unable to meet the continued listing criteria of the Boston Stock Exchange the Nasdaq SmallCap Market and becomes delisted therefrom, trading, if any, in the Common Stock and the Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the "Electronic Bulletin Board" administered by the National Association of Securities Dealers, Inc. (the "NASD"). In such event, the market price of the Common Stock and the Warrants may be adversely impacted. As a result, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of the Common Stock and the Warrants.


EXERCISE OF REPRESENTATIVES' PURCHASE WARRANTS


     In connection with this Offering, the Company will sell to the Representatives, for nominal consideration, a Representatives' Warrant to purchase 135,000 shares of Common Stock and 270,000 Warrants (the "Underlying Warrants") from the Company. The Representatives' Warrant will be exercisable for a four-year period commencing one year from the Effective Date of this Offering at an exercise price of 165% and 125%, respectively, of the price at which the Common Stock and Warrants are sold to the public, subject to adjustment. The Representatives' Warrant may have certain dilutive effects because the holders thereof will be given the opportunity to profit from a rise in the market price of the underlying shares with a resulting dilution in the interest of the Company's other shareholders. The terms on which the Company could obtain additional capital during the life of the Representatives' Warrant may be adversely affected because the holders of the Representatives' Warrant might be expected to exercise them at a time when the Company would otherwise be able to obtain comparable additional capital in a new offering of securities at a price per share greater than the exercise price of the Representatives' Warrant. Additionally, in connection with the Stevens Merger, the Company will issue and register simultaneously with this Offering warrants identical to the Warrants offered hereby exercisable for 250,000 shares of Common Stock. The Company will also issue to the Company's President and register simultaneously with this Offering warrants identical to the Warrants offered hereby exercisable for 25,000 shares of Common Stock.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF SECURITIES PRICES


     Prior to this Offering, there has been no public market for the Common Stock or the Warrants. Immediately prior to this Offering, there were approximately 100 record owners of the Company's Common Stock. The Company anticipates that after the Offering, the Company will have over 600 beneficial owners. Although the Common Stock and the Warrants have been approved for listing on the Boston Stock Exchange and on the Nasdaq SmallCap Market, there can be no assurance that a regular trading market will develop (or be sustained, if developed) for the Common Stock or the Warrants upon completion of this Offering, or that purchasers will be able to resell their Common Stock or Warrants or otherwise liquidate their investment without considerable delay, if at all. Recent history relating to the market prices of newly public companies indicates that, from time to time, there may be significant volatility in their market price. There can be no assurance that the market price of the Common Stock or the Warrants will not be volatile as a result of a number of factors, including the Company's financial results or various matters affecting the stock market generally.


NO DIVIDENDS

     The Company has not declared or paid any cash dividends on its Common Stock since its inception. The Company currently intends to retain all earnings for the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future. See "Dividend Policy."

FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward looking statements" within the meaning of
Section 27A of the Securities Act, and Section 21E of the Exchange Act. The actual results of the Company may differ significantly from the results discussed in such forward-looking statements. Certain factors that might cause such differences include, but are not limited to, the factors discussed in this "Risk Factors" section. The safe harbors contained in Section 27A of the Securities Act and Section 21E of the Securities Act, which apply to certain forward-looking statements, are not applicable to this Offering.

                               THE STEVENS MERGER

     On November 11, 1996, the Company entered into an Agreement and Plan of Merger with The Joseph Stevens Group, Inc. ("Stevens") and its sole shareholder, The Joseph Stevens Group LLC, which Agreement was amended and restated in its entirety effective May 30, 1997 (as amended, the "Merger Agreement") and further amended effective September 8, 1997, October 17, 1997, October 29, 1997 and December 16, 1997. Stevens provides airline tickets for domestic and international travel to consumers through its "1-800-FLY-4-LESS" (1-800-359-4537) toll-free number. Stevens' 50 reservation agents provide reservations for airline tickets out of its reservation center in San Diego, California. The principal assets of Stevens are its federally registered service mark, "1-800-FLY-4-LESS," and the related toll-free telephone number, "1-800-359-4537," through which customers call its reservation center located in San Diego, California.


     In connection with the Stevens Merger, the Company and Stevens entered into an Interim Operating Agreement pursuant to which the Company has been operating Stevens' business effective January 1, 1997, until the closing of the Offering. In connection therewith, Stevens granted to the Company a license to use its service mark and toll free number, and the Company leased Stevens' equipment and reservation center for the period from January 1, 1997, until the Closing. In anticipation of the consummation of the Stevens Merger, the Company replaced Stevens' former reservation system with the Company's Turbo SABRE system and the Company's management has taken over the management of the business previously conducted by Stevens. Upon consummation of the Offering, the Company's Tampa and San Diego reservation systems will continue to operate with the Company's Turbo SABRE system and under the Company's management. See "Business Operations."



     The Company entered into the Merger Agreement in order to increase its market share of the low-airfare business. The Company believes that as a result of the Stevens Merger, it will acquire a valuable set of easy-to-remember toll-free numbers and Stevens' successful promotional campaign of providing approximately 150 newspapers with the lowest-priced airfares for certain designated routes in exchange for placement of Stevens' name and toll-free number. Since assuming the operations of Stevens under the Interim Operating Agreement, the Company has almost tripled the Company's gross revenues, and increased its gross margins to 15.4% of gross reservations for the nine months ended September 30, 1997 compared to 12.9% for the nine months ended September 30, 1996.



     As a result of the Stevens Merger, and with the eventual phase-out of Stevens' management, the Company will enjoy significant cost savings by operating the San Diego and Tampa reservation facilities under the Company's single management team. Another major benefit from the Stevens Merger will be the greater ease with which the Company will attain the maximum commissions from the airlines and SABRE. Under its agreements with SABRE and the airlines whose tickets it sells, the Company can earn increased levels of commissions depending upon the Company's overall sales volumes. All the Company's sales, whether booked through its Tampa or San Diego reservation centers, will be credited to the Company's consolidated accounts, and will result in the Company achieving the various milestones faster because of the greater aggregate sales volume.



     Pursuant to the Merger Agreement, upon the closing of the Offering, (i) Stevens will be merged with and into the Company, with the Company as the surviving corporation, (ii) the Company will issue an aggregate of 383,333 shares of Common Stock to Stevens' sole stockholder, The Joseph Stevens Group, LLC ("JSG"), in exchange for all of the outstanding capital stock of Stevens plus such additional shares of Common Stock as may be issued pursuant to make-whole provisions contained in the Merger Agreement and (iii) the Company will issue to Stevens' sole stockholder warrants exercisable for 250,000 shares of Common Stock, which warrants have the same exercise price and are entitled and subject to the same terms and conditions as the Warrants being offered hereby, and which Warrants are being registered pursuant to the Registration Statement of which this Prospectus is a part. The Merger Agreement also provides for the escrow of the Company's cash in the amount of $46,665 and the issuance by the Company of a promissory note in the amount of $1,578,335 payable at the Closing. Upon consummation of this Offering, such cash and promissory note will be released to the sole shareholder of Stevens. Pursuant to the Merger Agreement and in consideration for Steven's Agreement to extend the closing date of the Stevens Merger, the Company has paid

$121,000 to Stevens and agreed to pay $55,000 at the Closing. Under the Merger Agreement, Stevens' shareholder has a right exercisable for 120 days after the Closing to require the Company to purchase certain additional assets for $150,000. The Merger Agreement also provides that if on the second anniversary of the date of the Closing the value of the portion of the 383,333 shares issued to the Stevens' shareholder, then held by the Stevens' shareholder, together with the fair market value of any consideration received in exchange for the shares no longer held by the Stevens' shareholder, is less than $2,571,429, the Company shall issue to the Stevens' shareholder such number of shares of the Company's Common Stock, based upon its then bid price, as is necessary to make-up any such deficiency. The Merger Agreement provides that Stevens will have no debt or obligations as of the closing of the Stevens Merger other than certain agreed upon ordinary course obligations and a promissory note (the "JSG Note") not to exceed $1,578,355 payable to JSG. The principal balance of the JSG Note will be deducted from and reduce the principal balance of the $1,578,335 note deliverable by the Company. Further, the principals of JSG have agreed to indemnify the Company against all liabilities of Stevens other than the agreed upon ordinary course liabilities.



     The sole stockholder of Stevens has agreed, with respect to 300,000 of the 383,333 shares to be received pursuant to the Merger Agreement, that none of such shares will be sold over-the-counter or over a public exchange within 30 days of the closing of the Stevens Merger; that during the following eleven months it may publicly sell no more than 4,546 shares per month (with any unsold allowances carried forward to future months); and that during the following twelve months it may publicly sell no more than 20,833 shares per month (with any unsold allowances carried forward to future months). The sole stockholder of Stevens has agreed with respect to the remaining 83,333 shares to be received pursuant to the Merger Agreement, that none of such shares will be sold within 90 days of the Closing Date and that during the following seven months it may sell no more than 11,905 shares per month (with any unsold allowance carried forward to future months).


     The equity members of JSG are Joseph Elizondo, Steve Rohrlick and Western Horizons, Ltd., who are owners, respectively, of 44.3%, 44.3% and 11.4%, respectively, of the equity interest in JSG. Joseph Stevens & Company, Inc., the investment banking firm at which the Chairman of the Company's Board of Directors, Michael Gaggi, was a senior vice president, is not affiliated with or related to Stevens, JSG or any of the equity members of JSG.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Common Stock and Warrants offered hereby (assuming an initial public offering price of $5.00 per Share and $.125 per Warrant) are estimated to be approximately $5,233,125 (approximately $6,158,044 million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the Offering as follows:


                                                                              PERCENT OF
                           USE                              DOLLAR AMOUNT    NET PROCEEDS
                           ---                              -------------    ------------
Repay note issued in connection with the Stevens Merger...    1,578,000          30.15%
Pay $55,000 extension fee in connection with the Stevens
  Merger..................................................       55,000           1.05%
Repay the Short-Term Note.................................      160,000           3.06%
Training reservation agents...............................    1,000,000          19.11%
Advertising...............................................      500,000           9.55%
Property and Equipment....................................      250,000           4.78%
Working Capital...........................................    1,690,125          32.30%



     Approximately $1,578,000 of the net proceeds will be used to retire the Company's promissory note issued to the sole shareholder of Stevens in connection with the Stevens Merger, bearing interest at the prime rate reported in The Wall Street Journal as the base rate on corporate loans posted by at least 75% of the 30 largest banks in the United States, and the principal and accrued and unpaid interest of which is payable on the 20th day after the Closing.



     $55,000 of the net proceeds will be used to pay Stevens an extension fee. See "The Stevens Merger."



     Approximately $160,000 of the net proceeds will be used to retire the Company's short-term promissory notes (the "Short-Term Note") to Jerry Dowell, who extended loans to the Company in December 1997 and January 1998, and which notes bear interest at the rate of twelve percent (12%) per annum, and are payable (along with a borrowing fee) at Closing.


     Approximately $1,000,000 of the net proceeds will be used to support the Company's training program for reservation agents. Approximately $500,000 of the net proceeds will be used for advertising and marketing purposes. The Company expects that with the proceeds of this Offering it will begin to expand its marketing programs beyond Yellow Pages Directories into selected print and media outlets.

     Approximately $250,000 of the net proceeds will be used to purchase property and equipment. Included in such amounts are $90,000 to purchase the telephone switch in the San Diego facilities, which the Company currently leases, and $60,000 to purchase a voice-mail system.


     The Company expects to use the approximately $1,690,125 balance of the net proceeds for working capital and general corporate purposes. See "Risk
Factors -- Use of Proceeds."


     Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-terms interest-bearing investments. The Company has no current plans for the use of such proceeds as would be received from the exercise of the Warrants offered hereby.

                                DIVIDEND POLICY

     To date, the Company has neither declared nor paid any dividends on its Common Stock nor does the Company anticipate that such dividends will be paid in the foreseeable future. Rather, the Company intends to retain any earnings to finance the growth and development of its business. Any payment of cash dividends on its Common Stock in the future will be dependent, among other things, upon the Company's earnings, financial condition, capital requirements and other factors which the Board of Directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth (i) the capitalization of the Company at September 30, 1997, (ii) the Pro Forma capitalization of the Company as of such date after giving effect to the Stevens Merger, and (iii) the Pro Forma capitalization of the Company as of such date after giving effect to the Stevens Merger and the sale by the Company of 1,350,000 shares of Common Stock and 2,700,000 Warrants offered hereby at an assumed initial public offering price of $5.00 per share of Common Stock and $0.125 per Warrant (after deduction of the underwriting discount and estimated offering expenses) and the application of the net proceeds as described under "Use of Proceeds." This table gives no effect to the issuance of the Short-Term Note and receipts of the proceeds therefrom. This table should be read in conjunction with Financial Statements of the Company, the Predecessor Business and Stevens, including notes thereto, included elsewhere herein.

                                                                 SEPTEMBER 30, 1997
                                                      -----------------------------------------
                                                                                     PRO FORMA
                                                                         PRO            AS
                                                       ACTUAL(1)      FORMA(2)      ADJUSTED(3)
                                                      -----------    -----------    -----------
Current Maturities of long term debt................  $   280,750    $ 1,783,750    $   280,750
Long-term debt......................................       30,000         30,000         30,000
                                                      -----------    -----------    -----------
                                                          310,750      1,813,750        310,750
                                                      -----------    -----------    -----------
Preferred stock -- $100.00 par value; 400 shares
  authorized, none issued or outstanding............           --             --             --
Common stock(4) -- $.01 par value; 10,000,000 shares
  authorized, 5,959,709 shares issued and
  outstanding, 6,343,042 shares issued and
  outstanding Pro Forma, and 7,693,042 shares
  outstanding Pro Forma, As Adjusted................       59,597         63,430         76,930
Additional Paid-In Capital..........................    4,997,424      6,910,256     12,129,881
Stock Subscriptions Receivable......................      (23,547)       (23,547)       (23,547)(5)
Retained Deficit....................................   (3,567,132)    (3,567,132)    (3,567,132)
                                                      -----------    -----------    -----------
          Total Stockholders' Equity................    1,466,342      3,383,007      8,616,132
                                                      -----------    -----------    -----------
          Total Capitalization......................  $ 1,777,092    $ 5,196,757    $ 8,926,882
                                                      ===========    ===========    ===========

---------------

(1) Reflects the actual short-term and long-term indebtedness and capitalization of the Company without giving effect to the Stevens Merger or the Offering contemplated hereby.

(2) Reflects the pro forma short-term and long-term indebtedness and capitalization of the Company after giving effect to the consummation of the Stevens Merger as if it occurred on September 30, 1997.

(3) Reflects the pro forma short-term and long-term indebtedness and capitalization of the Company after giving effect to the Stevens Merger as adjusted to give effect to the consummation of the Offering and the application of the estimated net proceeds as described under "Use of Proceeds."


(4) Excludes (i) 250,000 shares issuable pursuant to warrants identical to those offered hereby exercisable for 250,000 shares of Common Stock issuable in connection with the Stevens Merger, (ii) 100,000 shares issuable upon exercise of warrants granted to one of the Company's lenders, (iii) 87,500 shares of Common Stock issuable upon exercise of stock options granted pursuant to the Company's 1997 Stock Option Plan, (iv) 600,000 shares of Common Stock issuable upon exercise of options granted or to be granted to directors and a former director of the Company, (v) 2,700,000 shares of Common Stock issuable upon the exercise of the Warrants offered hereby, (vi) 405,000 shares of Common Stock issuable upon exercise of the Representatives' Warrant and the Underlying Warrants therein and (vii) 25,000 shares issuable upon exercise of warrants, identical to those offered hereby, to be granted to the Company's President upon closing of this Offering.


(5) The amounts set forth as Stock Subscriptions Receivable were paid subsequent to September 30, 1997.

                                    DILUTION

     The difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.


     At September 30, 1997, the pro forma net tangible book value of the Company was $(1,589,439) or $(.25) per share, after giving effect to the consummation of the Stevens Merger and the issuance of 383,333 shares of Common Stock in connection therewith. Without taking into account any changes in net tangible book value attributable to operations after September 30, 1997, other than the issuance and sale by the Company of 1,350,000 shares of Common Stock offered hereby at the public offering price of $5.00 per share and 2,700,000 Warrants offered hereby at the public offering price of $.125 per Warrant, and the application of the net proceeds as described under "Use of Proceeds," the pro forma net tangible book value of the Company as of September 30, 1997 would have been $4,252,344, or $.55 per share. This represents an immediate increase in net tangible book value of $.80 per share to the existing shareholders and an immediate dilution of $4.45 per share to new investors (89% of the initial public offering price per share of Common Stock). The following table illustrates this dilution, on a per share basis:



Initial public offering price of Common Stock...............           $5.00
Net tangible book value as of September 30, 1997............  $(.09)
Decrease in pro forma net tangible book value after giving
  effect of Steven Merger...................................   (.16)
Increase in net tangible book value attributable to new
  investors.................................................    .80
Pro forma net tangible book value after offering............             .55
                                                                       -----
          Total dilution to new investors...................           $4.45
                                                                       =====


     If the Representatives' over-allotment option is exercised in full, the pro forma net tangible book value of the Company as of September 30, 1997 will be $5,177,263, or $.65 per share. This represents an immediate increase in net tangible book value of $.90 per share to the existing shareholders and an immediate dilution of $4.35 per share to new investors.


     The following table summarizes, as of September 30, 1997, the total number of shares of Common Stock purchased from the Company, the aggregate consideration paid and the average price per share paid by the existing shareholders and the new investors.


                                              SHARES PURCHASED     TOTAL CONSIDERATION     AVERAGE
                                             -------------------   --------------------     PRICE
                                              NUMBER     PERCENT     AMOUNT     PERCENT   PER SHARE
                                             ---------   -------   ----------   -------   ---------
Existing Shareholders......................  6,343,042    82.5%     2,925,000    30.2%        .46
New Investors..............................  1,350,000    17.5%     6,750,000    69.8%      $5.00
                                             ---------    -----    ----------    -----
          Total............................  7,693,042     100%    $9,675,000     100%      $1.26
                                             =========    =====    ==========    =====

---------------

(1) The computation in both of the foregoing tables assume no exercise of the Representatives' Warrant. See "Description of Securities."

     If the Underwriters' over-allotment option is exercised in full, the new investors will have paid $7,762,500 for 1,552,500 shares of Common Stock, representing 72.6% of the total consideration for 19.7% of the total number of shares outstanding.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion and analysis of the financial condition and results of operations of the Company and should be read in conjunction with the financial statements of the Company and related notes thereto included elsewhere in this Prospectus.

OVERVIEW

     The Company operates as a telemarketing travel agency, providing air transportation reservation services for domestic and international travel to customers through its easy to remember, toll-free numbers. The Company strives to provide its customers with the lowest-priced airfare available for a particular travel route at the time of reservation by utilizing the SABRE travel reservation system.

     The Company was formed in November 1995 to acquire certain assets of and assume certain liabilities of 1-800-Low Airfare, Inc. (the "Predecessor Business"). The acquisition was consummated on December 1, 1995. The Predecessor Business had commenced operations in 1993. To expand its operations, in November 1996 the Company entered into a Merger Agreement with Stevens and its sole shareholder. Stevens is one of the largest independent travel agencies in the United States specializing in the telemarketing of airline tickets. Pursuant to the Merger Agreement, simultaneously with the closing of this Offering, Stevens will be merged with and into the Company, with the Company as the surviving corporation.

     The Company's operating revenues presently consist, and for the immediate future will continue to consist, principally of (i) commissions on air travel tickets; (ii) override commissions on air travel tickets booked on airlines with which the Company has override agreements; (iii) segment incentives under the Company's agreement with SABRE; (iv) co-op promotions with suppliers of travel related products and services; and (v) service fees charged to customers.

     The Company's revenues are a function of the number and price of the tickets its sells and the percentage of the price of such tickets it retains as commissions and override commissions, as well as on the service charge imposed on customers. Although the Company entered into its first override agreement in December 1995, it only began to achieve the volume necessary to benefit from these agreements in the third quarter of 1996. The Company entered into an agreement with the TWA Discounter on March 1, 1996. As a result of its override agreements and its agreement with the TWA Discounter, the Company is able to charge its customers a $10 or $20 service charge, depending on the price of the ticket, while still offering low priced tickets. The Company only began to impose this service charge in January 1997.

     The Company anticipates that as the volume of tickets sold increases and the proportion of tickets sold which are subject to an override agreement increases, the percentage of the price of the tickets sold retained by the Company will increase. Set forth below for the periods indicated are the gross dollar amounts of reservations booked, revenues and revenues as a percentage of reservations, the gross dollar amount of expenses, expenses as a percentage of revenues and net loss as a percentage of revenues.

                       ELEVEN MONTHS       MONTH
                           ENDED           ENDED                               YEAR ENDED
                        NOVEMBER 30,    DECEMBER 31,      1995                DECEMBER 31,
                            1995            1995          TOTAL        %          1996         %
                       --------------   ------------   -----------   -----    ------------   -----
Gross Reservations...   $ 9,647,090      $1,609,426    $11,256,516      --    $23,590,782       --
                        ===========      ==========    ===========            ===========
Revenues (including
 override)...........     1,090,938         133,970      1,224,908    10.9%*    3,235,777     13.7%*
                        -----------      ----------    -----------            -----------
OPERATING EXPENSES...
 Employee Costs......     1,115,403         175,604      1,291,007   105.4      2,490,770     77.0
 Telephone...........       392,869          14,527        407,396    33.3        702,870     21.7
 Ticket Delivery.....       138,798          17,896        156,694    12.8        407,579     12.6
 Advertising.........       333,520             437        333,957    27.3        137,223      4.2
 General and
   Administrative....     1,156,777          53,869      1,210,646    98.8**    1,768,058     54.7**
 Interest............       168,857           4,017        172,874    14.1      1,114,298     34.4
                        -----------      ----------    -----------   -----    -----------    -----
     Total Expenses..     3,306,224         266,350      3,572,574   291.7      6,620,798    204.6
                        -----------      ----------    -----------   -----    -----------    -----
Other Income.........        41,959           1,782         43,741     3.6         12,610      0.4
                        -----------      ----------    -----------   -----    -----------    -----
Net (Loss)...........   $(2,173,327)     $ (130,598)   $(2,303,925)  188.1%   $(3,372,411)   104.2%
                        ===========      ==========    ===========   =====    ===========    =====


                            NINE MONTHS ENDED SEPTEMBER 30,
                       ------------------------------------------
                          1996         %         1997         %
                       -----------   -----    -----------   -----
Gross Reservations...  $16,958,158      --    $39,152,651      --
                       ===========            ===========
Revenues (including
 override)...........    2,189,881    12.9%     6,016,416    15.4%*
                       -----------            -----------
OPERATING EXPENSES...                                          **
 Employee Costs......    1,945,469    88.8      2,905,981    48.3
 Telephone...........      451,673    20.6        787,488    13.1
 Ticket Delivery.....      215,810     9.9        523,789     8.7
 Advertising.........       87,244     4.0        178,180     3.0
 General and
   Administrative....      959,526    43.8      1,605,833    26.6
 Interest............      897,070    41.0         83,994     1.4
                       -----------   -----    -----------   -----
     Total Expenses..    4,556,792   208.1      6,085,265   101.1
                       -----------   -----    -----------   -----
Other Income.........       69,554     3.2          4,726      --
                       -----------   -----    -----------   -----
Net (Loss)...........  $(2,297,357)  104.9%   $   (64,123)    1.1%
                       ===========   =====    ===========   =====

---------------

 * Revenues as a percentage of gross reservations.

** Expense as a percentage of revenues.

     The Company's operating expenses include primarily those items necessary to advertise its services, maintain and staff its travel reservation centers, including payroll, commissions and benefits; telephone; general and administrative expenses, including rent and computer maintenance fees; and, to date, interest, fees and expenses associated with the Company's financing activities.

RESULTS OF OPERATIONS

     For purposes of the discussion below, the results of operations of the Predecessor Business for the period from January 1, 1995, through November 30, 1995, have been combined with the results of operation for the Company for the month of December 1995.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues for the year ended December 31, 1996 ("Fiscal '96") increased 164% to $3,235,777 compared to $1,224,908 for the year ended December 31, 1995 ("Fiscal '95"). The increased revenues reflect the growing consumer awareness of the services provided by the Company and an increase in the volume of calls handled as a result of the growth in the number of the Company's telephone reservation agents from approximately 30 as of December 31, 1995, to 76 as of December 31, 1996. As a percentage of gross reservations, revenues increased from 10.9% of gross reservations during 1995 to 13.7% of gross reservations during 1996. Revenues for the year ended December 31, 1996, includes cash promotional payments of $350,000 received from Sabre during 1996. Such payments are based upon growth in the number of terminals the Company has in service and the number of segments booked by the Company during each measuring period.

     Operating expenses for Fiscal '96 increased 85% to $6,620,798 compared to $3,572,574 for Fiscal '95. The increase in operating expenses resulted primarily from an increase in the Company's payroll, commissions and employee benefits expenses, which increased 93% to $2,490,770 in Fiscal '96 from $1,291,007 in Fiscal '95. Consistent with the increase in the volume of tickets sold by the Company, the Company also recorded increases in its telephone and ticket delivery expenses, though these increases were not proportional with the increase in the Company's volume. Also contributing significantly to the increase in the Company's operating expenses was an increase in the Company's interest expense by 544% to $1,114,298 in Fiscal '96 from $172,874 for Fiscal '95. A portion ($1,047,093) of the interest expense incurred during Fiscal '96 represents shares issued as compensation for loans made to the Company. Despite the increase in operating expenses from Fiscal '95 to Fiscal '96, as reflected in the table on the preceding page, total operating expenses as a percentage of revenues decreased from Fiscal '95 to Fiscal '96. Further, with the exception of interest expense, which increased as a result of the Company's need to fund its growth and as a result of shares issued as a result of the Company's failure to timely repay outstanding loans, each of the Company's expense items decreased as a percentage of revenues from Fiscal '95 to Fiscal '96. This decrease reflects the fact that although certain of the Company's expenses may increase with revenues, others remain constant over a range of revenues and those which increase generally do so at a rate less than the rate of increase in revenues.

     Because of the financial condition of the Company when it commenced operations, the Company was unable to attract capital, debt or equity, on favorable terms. In connection with its acquisition of certain assets of the Predecessor Business, the Company assumed the debt obligations of the Predecessor Business to Mr. Trebatch, Mr. Cantor and Dr. Colon. In addition, after it commenced operations the Company borrowed additional monies from Mr. Trebatch, Mr. Cantor and Dr. Colon. The terms of such agreements were onerous, providing for increases in the principal amounts of the loans and the issuance of substantial numbers of shares of Common Stock to the lenders if the Company were not to timely pay the amounts due. As a result of such provisions, assuming repayment of the amounts due Mr. Trebatch out of the proceeds of this Offering and valuing any shares issued at amounts reflecting their value at the time of issuance (default), the effective rates of interest received by Mr. Trebatch, Mr. Cantor and Dr. Colon were 135%, 886% and 312%, respectively.

     During 1996 the Company's operating loss was $3,372,411 (including non-cash charges of $1,811,093 resulting from shares issued to lenders, consultants, employees and the Company's landlord), as compared to an operating loss of $2,303,925 for Fiscal '95. The consistency of the Company's operating loss reflects the fact that while the volume of business increased, the Company's operating expenses, inclusive of interest charges, increased by an approximately equal amount.

  Liquidity and Capital Resources

     The Company commenced operations in December 1995 upon the acquisition of certain assets of the Predecessor Business for $1,407,008 of which $10,000 was paid in cash, $90,000 was paid by the delivery of the Company's Promissory Note; $720,480 was satisfied through the issuance of 600,400 shares of the Company's Common Stock and $586,528 was satisfied through the assumption of certain liabilities of the Predecessor Business. Of the 600,400 Shares issued, 300,000 shares were to be issued to creditors of the Predecessor Business which elected to convert their claims against the Predecessor Business into stock at the rate of $10.00 per share. Pursuant to this Agreement, during Fiscal '96 the Company issued 153,934 shares of Common Stock to creditors of the Predecessor Business and 146,066 shares of its Common Stock to the Predecessor Business.

     To date the Company has financed its operations from capital contributions, net of related expenses, in the amount of $2,455,902; loans in the amount of $310,750; and through services provided by certain vendors to be paid out of future revenues. The Company, including its Predecessor, used $1,293,714 in operating activities in Fiscal '95 and $1,095,150 for operating activities in Fiscal '96. The decrease in cash used in operating activities reflects the fact that a significant portion of the Company's expenses, particularly interest, incurred during Fiscal '96 was satisfied through the issuance of shares of the Company's Common Stock. The Company anticipates that it will continue to use cash in its operating activities for the immediate future.

     During Fiscal '96 the Company's capital expenditures were approximately $371,000 primarily for leasehold improvements. Because the Company's computers and telephone switching equipment are already in place, the Company does not anticipate substantial capital expenditures during the current fiscal year.

  Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996


     Revenue for the nine months ended September 30, 1997 increased 175% to $6,016,416 compared to $2,189,881 for the nine months ended September 30, 1996. The increase in revenue was the direct result of the increase in gross reservations booked of 131% in the nine months ended September 30, 1997 ($39,152,651) as compared to the nine months ended September 30, 1996 ($16,958,158). Approximately $15,661,000 of the gross reservation increase and $2,707,000 of the increase in revenues is attributable to the assumption of the operations of Stevens in January 1997. The Company believes that as a result of the Stevens Merger, the Company has significantly increased its market share of the low-airfare business. In addition, it has acquired a valuable set of easy-to-remember toll-free numbers and a successful promotional campaign in which the Company provides approximately 150 newspapers with the lowest-priced airfares for certain designated route in exchange for placement of Stevens' name and toll-free number. In addition to the increase in revenue applicable to increased gross reservations, the commissions and fees earned increased to 15.4% of gross reservations for the nine months ended September 30, 1997 compared to 12.9% for the nine months ended September 30, 1996. This 19% increase in commissions and fee rates is the result of volume incentives provided by the airlines, which the Company will be able to take advantage of more quickly as a result of the greater overall sales volumes generated by the Company's two reservation centers. Revenues for both the nine months ended September 30, 1997, and the nine months ended September 30, 1996, reflect cash promotional payments of $100,000 received from Sabre in May 1996 and May 1997.



     Operating expenses for the nine months ended September 30, 1997 increased 34% to $6,085,265 compared to $4,556,792 for the nine months ended September 30, 1996. Operating expenses did not increase proportionate to revenues due to the fact that many expenses remain constant over broad ranges of revenues (i.e. office rent, utilities, management wages, etc.) and a new agreement effective September 1996 with its telephone service provider helped the Company control the telephone expense. Pursuant to the new four-year agreement, the telephone service provider granted the Company a credit of $15,000 towards installation charges and an additional $180,000 for general charges in the fifth month following the initiation of service (subject to forfeiture in the event the Company discontinues service in the second year of the agreement) and will grant the Company a credit of $180,000 for general charges in the 17th month following initiation of service. The credits are being recognized as reductions in telephone expense ratably over the forty-eight (48) month term of the contract. Since the execution and delivery of the Merger Agreement in November 1996, the Company's management commenced managing Stevens and replaced Stevens' prior reservation system with a new SABRE system. Upon consummation of the Stevens Merger, Stevens' prior management will be phased out, and the Company anticipates significant cost savings from consolidating operations under one management team. Interest expense declined by $813,076 in the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996, due to the fact that the Company issued a substantial number of shares of its Common Stock as a result of its failure to timely repay amounts due certain lenders in 1996 and no such shares were issued in 1997.


     Despite the increase in operating expenses from the first nine months of '96 to the first nine months of '97, as reflected in the table above, total operating expenses as a percentage of revenues decreased from 208.1% of revenues during the first nine months of '96 to 100.1% of revenues during the first nine months of '97. This decrease is largely attributable to the fact that the Company's revenues increased by 175% during this period while expenses increased by a significantly lesser percentage.

     During the nine months ended September 30, 1997 the Company operating loss declined to $64,123 from $2,297,357 for the nine months ended September 30, 1996. This decline in the operating loss was the result of revenue increasing faster than related expenses plus the decline in the interest expense.

  Liquidity and Capital Resources


     The Company's operations provided $166,426 of cash during the nine months ended September 30, 1997 and used $1,303,428 of cash during the nine months ended September 30, 1996. The 1996 operating activity use of cash was financed primarily through sales of common stock from which the Company realized proceeds of $1,948,469. In subsequent quarters of 1996 the Company raised an additional $532,935 which was used to finance additional use of cash in operating activities for the last quarter of 1996 and the first three quarters of 1997. In December 1997 and January 1998, the Company borrowed an aggregate of $150,000 as a short-term loan, with interest thereon accruing at 12%. Such loan is secured by a lien on the Company's assets. Such loan (along with interest thereon and a borrowing fee) is to be repaid upon the Closing and the lien on the Company's assets will be lifted upon such repayment.


     During the first nine months of 1997 the Company's capital expenditures were $46,703. Because the Company's computers and telephone switching equipment are already in place, the Company does not anticipate substantial capital expenditures in the immediate future beyond those reflected in "Use of Proceeds" and in the following paragraph.


     The Company anticipates that approximately $1,690,125 of the net proceeds of this Offering will be available to be used as working capital. In addition, approximately $1,000,000 of such net proceeds will be used to train a sufficient number of people to add approximately 200 additional reservation agents over the next 24 months, which the Company believes will enable it to increase the number of calls answered each day by approximately 7,000 and, consequently, to increase the Company's revenues. The Company will use approximately $250,000 of the net proceeds to purchase property and equipment, including $90,000 to purchase the telephone switch in the San Diego facilities, which the Company currently leases, and $60,000 to purchase a voice-mail system. In addition the Company intends to use $500,000 to expand its marketing activities to increase consumer awareness of its services.


     On a pro forma as adjusted basis after giving effect to the Stevens Merger, the Offering contemplated hereby and the application of the proceeds of this Offering as set forth under "Use of Proceeds", the Company will have intangible assets of approximately $4,363,788, including goodwill of $3,975,567. The amount carried on the Company's Financial Statements as Goodwill represents, primarily, the amounts paid or the value of the shares of Common Stock issued in connection with the acquisition of the assets of the Predecessor Business and the Stevens Merger, in excess of the net fair value of the assets acquired. The ability of the Company to realize the value of such Goodwill is a function of its ability to operate profitably the business conducted with the assets acquired. The Company periodically reviews the amount of Goodwill included in its Financial Statements to determine whether it is appropriate to write-down all or any portion of such amount. Any decision to write-down substantially the amount of Goodwill on the Company's Financial Statements would result in a charge against the Company's earnings.

     If the Company's revenues continue to increase as currently anticipated, the Company should not require any additional capital beyond that provided by this Offering to achieve its current business plans. If, however, the Company were to seek to expand its operations through acquisitions, the Company could require capital beyond that provided by this Offering. There can be no assurance that such capital will be available, or, if available, on terms acceptable to the Company.

                                    BUSINESS

     Unless otherwise noted or the context otherwise requires, references in this Prospectus to the Company are to 800 Travel Systems, Inc. and to the businesses previously conducted by its predecessor, 1-800 Low-Air Fare, Inc. and The Joseph Stevens Group, Inc.

     The Company is among the 100 largest independent travel agencies in the United States. The Company provides low-priced airline tickets for domestic and international travel to its customers through its easy-to-remember, toll-free numbers "1-800-LOW-AIR-FARE" (1-800-569-2473) and "1-800-FLY-4-LESS"
(1-800-359-4537). The Company has approximately 140 reservation agents and operates 365 days a year out of the Company's reservation centers in Tampa, Florida and San Diego, California. The Company strives to provide its customers with the lowest-priced airfare available for a particular travel route at the time of reservation by utilizing the SABRE travel reservation system. The SABRE system maintains approximately 45 million airfares, including those of all major U.S. and international commercial airlines, and is updated throughout the day to reflect the airlines' latest ticketing information. The Company estimates it receives an average of 12,500 calls per day (including repeat calls from callers unable to be serviced or calling to confirm reservations) at its reservation centers, of which the Company has the current capacity to answer only approximately 4,800. The Company has increased the number of its reservation agents from 30 at the end of 1995 to approximately 140 presently. The Company intends to use approximately $1 million of the proceeds of this Offering to expedite the training of additional reservation agents. The Company already has the equipment and infrastructure necessary to answer all the calls it is currently unable to answer.

     The Company's operations generate revenues principally from (i) the commissions on air travel tickets, (ii) override commissions on air travel tickets the Company books on Continental, United, Northwest, TWA, Carnival, America West, America Trans Air, Trans Brazil, Mexicana and Korean airlines,
(iii) segment incentives under its contract with SABRE, (iv) co-op promotions with other suppliers of travel-related products and services, such as long-distance telephone companies, car rental companies and hotels, and (v) service fees that it charges its customers.

     The Company markets its services primarily by advertising in approximately 260 Yellow Pages directories covering a total population of over 128 million people in those standard metropolitan areas in the continental United States ("SMA's") with populations whose general travel profiles are attractive to the Company. The Company also maintains a home page on the World Wide Web (www.lowairfare.com) which enables its customers to access its customized Turbo SABRE system through their personal computers.

INDUSTRY OVERVIEW

     The travel industry is one of the world's largest industries, with $3.4 trillion in sales in 1994 according to the World Travel Organization (the "WTO"). According to the Travel Weekly 1996 U.S. travel agency survey (the "Travel Weekly Survey"), revenues for U.S. travel agencies in 1995 exceeded $100 billion, representing an increase of almost 100% since 1985 and 9% since 1993. The Air Transport Association (the "ATA") projects that 800 million U.S. passengers will purchase airline tickets in the year 2005. The Company believes that approximately 60% of the U.S. market for air travel is booked through travel agencies rather than directly through air carriers.

     The U.S. travel agency industry is a highly fragmented industry comprised of numerous small agencies, but tending towards large volume agencies, according to the Travel Weekly Survey. In contrast to 1985, when small agencies (those reporting between $1 million and $5 million in annual sales) were responsible for 62% of all U.S. travel agency revenues, in 1995 such agencies were responsible for only 41% of all U.S. travel agency revenues.

     The Company believes that only one other travel agency operates in a manner similar to the Company by emphasizing low-cost airfare, nationally advertising toll-free telephone numbers that spell out their respective advertising slogans and processing calls on such numbers at centralized reservation centers. The Company believes that operating in such manner distinguishes the Company and its competitor from other travel agencies as "telemarketing travel companies."

OPERATING STRATEGY

     The Company's operating strategy is to (i) strive to provide its customers with the lowest-priced airfare available for a particular travel route at the time of reservation on those airlines whose tickets the Company sells, (ii) focus on consumer air travel, which the Company believes is the most profitable segment of the travel industry, (iii) provide convenient, quick service to its customers, (iv) maintain low operating costs by utilizing only two operating facilities, (v) use state-of-the-art technology to maximize operating efficiencies, (vi) constantly review and update its relationships with major airlines and SABRE to obtain favorable commission structures, and (vii) provide incentives to its sales force through a performance-based compensation structure. The Company believes that this strategy distinguishes it from most travel agencies in the United States, and that significant internal growth opportunities exist as (x) customers' demand for low-price air travel remains unsatisfied through traditional sources and (y) technological developments in the area of information processing enable increasingly efficient global distribution of travel information.

  Low-Priced Airfare on Major Airlines

     The Company strives to provide its customers with the lowest-priced airfare available for a particular travel route at the time of the reservation on those airlines whose tickets the Company sells (which includes most major U.S. and international airlines), using the comprehensive ticket information available on its customized Turbo SABRE system. The Company's SABRE system provides the operating reservation agent, within two or three seconds of a request for a particular route, up to 900 ticket options ranked in order of price. The reservation agent can then offer ticket options in ascending order of price until the customer chooses a suitable carrier and departure time. In contrast, airlines typically quote only their own fares and often quote highest fares first to avoid selling the lowest-priced tickets. The Company believes that most travel agents do not offer customers the lowest-priced airfare available because they either lack the technical capability or prefer to sell more expensive tickets and earn larger commissions. In contrast, the Company's operating strategy is based on generating large sales volume rather than on high margins on individual tickets. The Company's customers generally have one objective -- lowest-priced airfares. As a result, the Company's strategy allows it to satisfy its customers' demands for low airfares while obtaining higher commissions and additional incentives for higher volumes. The Company believes that its ability to provide low-priced airfare on the airlines whose tickets it sells (which is almost always lower than the lowest fare published by that airline) provides a distinct competitive advantage in attracting and retaining customers.

  Sell Tickets of Almost All Major Airlines

     The Company sells tickets for a large number of major U.S. and international airlines. The Company is authorized to sell tickets on behalf of all major domestic airlines including Continental, United, Northwest, TWA, American, Alaska, Delta, Midway, Southwest and America West, but not U.S. Airways. To be authorized to sell tickets on behalf of U.S. Airways a travel agent that is not a public company must submit financial statements of its principal shareholders, which the Company is currently unable to do. The Company anticipates that shortly after the closing of this Offering it will become authorized to sell tickets of U.S. Airways.

     Because of Delta Airlines' pricing and commission policies, the volume of Delta tickets sold by the Company is not commensurate with Delta's position in the airline industry. The Company also does not sell tickets on smaller airlines, whose airfares and commission structures do not enable the Company to generate a profit on such sales. Where the fares of such airlines are available on the Company's SABRE system at a lower price, the Company's reservation agents direct the callers directly to such airlines. The Company constantly monitors and periodically revisits its existing relationships with individual airlines, and attempts to establish new relationships with other airlines, as part of its general strategy of keeping abreast of market conditions and industry trends.

  Focus on Consumer Air Travel

     The Company believes that consumer air travel is the most profitable segment of the travel industry, and that it can compete effectively in this segment because of its high technology, telemarketing approach to the consumer air travel business and the resulting efficiencies. The Company considers the consumer market to include any person who pays for his or her own travel expense, regardless of the purpose of the travel, as opposed to business travelers whose employers pay for their travel expenses. However, the Company does sell to certain customers who purchase air travel for business purposes which is paid for by their employers.

     The Company believes that its reservation agents require substantially less time to book reservations because (i) all the information they need is immediately available and the necessary steps can be conducted on their computer screens, and (ii) the Company's services are focused on air travel, which does not require research or follow-up work and can be completed in one phone call, in contrast to the more time-consuming arrangements for hotel and car-rental reservations. Consequently, the Company believes its average reservation agent can book an average of approximately $250 in travel plans (i.e. the gross ticket price booked) for customers per hour, compared to the industry average of $147 gross bookings per hour. The Company strives to increase this average by rewarding reservation agents with commissions for weekly sales in excess of various levels. In addition, the Company believes that the fact that the majority of the most inexpensive air travel tickets are non-refundable increases the profitability of the consumer air travel market. Over 90% of the Company's ticket sales are non-refundable and, as a result, the value of tickets refunded each week is less than 1% of all tickets sold.

  Convenient Service

     The Company believes that a significant factor in a customer's decision to purchase air travel is the convenience of service. The Company believes that the convenience of its service compares favorably to that of its competitors because
(i) its reservation agents provide immediate and comprehensive information, and
(ii) if purchased early enough, tickets are delivered the next day. The Company's telemarketing service, coupled with its delivery of tickets by next-day courier, eliminates the need for customers to visit a travel agency. The Company offers one source for the lowest-priced airfare available, thus eliminating the need for the customer to call several air carriers or travel agents. In addition, the easy-to-remember "1-800-LOW-AIR-FARE" and "1-800-FLY-4-LESS" names and associated numbers, "1-800-569-2473" and "1-800-359-4537" facilitate repeat calls from customers who may call on subsequent occasions from other locations where the area code may be different or where they may not have access to a Yellow Pages directory. See "Growth Strategy -- Internal Growth."

  Low Operating Costs

     The Company seeks to have the lowest margin of operating costs in the travel agency industry. The Company minimizes its operating costs by processing all of its customer reservations and purchases through two centralized facilities, rather than duplicating its financial and management resources at a number of locations. Since its customers do not physically visit the Company's reservation centers in Tampa or San Diego, the Company does not need to construct and maintain the more expensive locations that traditional travel agents do. Similarly, the Company does not need to incur the expense of furnishing its reservation facilities to accommodate customers, but rather maintains functional reservation centers geared toward maximizing the number of reservation agents that can operate at any one time. The Company also minimizes its operating costs by basing its marketing strategy on advertising through Yellow Pages directories in those SMA's with populations whose general travel profiles are attractive to the Company, which the Company believes is the most cost-effective method of advertising available. See "-- Marketing." The Company also minimizes its costs by contracting for employees at its Tampa reservation center through a professional employee leasing organization. All of the Company's workers at the Tampa facility (other than management) are retained on an hourly basis through such services. The Company is responsible for training and supervising the job performance of worksite employees. The Company has determined that it is more economical to contract with employee providers than to employ such hourly workers itself.

  State-of-the-Art Technology

     The Company uses state-of-the-art computer technology available to access all the major U.S. and international air carriers' routes and fares. Each of the Company's reservation agents operates a SABRE computer terminal and headset. The Company has significantly customized the Turbo SABRE system specifically for the Company's specific purposes and uses. As a result, the Company's reservation agents have fewer procedures to master and therefore are trained and become proficient on the Company's reservation system more quickly, thus incurring lower training expenses. In addition, the skills learned by the reservation agents on the Company's Turbo SABRE system are not transferable to other travel agencies, resulting in lower reservation agent turnover.

  Review and Update Relationships with Airlines

     The Company's management constantly reviews and updates its relationship with the major airlines and SABRE in order to obtain a favorable commission structure. The Company believes that as a result of such efforts, the Company has been able to obtain commission structures that are more favorable than those obtained by travel agents generally. See "-- Operations; Standard Commissions" and "--; Override Commissions."

  Employee Incentives

     The Company's reservation agents are organized into teams of approximately 20 reservation agents under one supervisor. The reservation agents earn a base salary and commission, each of which is dependent upon the volume of sales generated by an agent within a moving, historic measuring period. The team supervisors, in turn, are paid based on the average sales of that supervisor's team. The Company believes that this performance based compensation structure enables it to retain and constantly motivate the best-performing reservation agents.

GROWTH STRATEGY

     The Company has a three-point growth strategy:

     - Internal Growth.
           The Company's Tampa and San Diego reservation centers are currently operating at less than maximum capacity because the Company can add up to 40 reservation agents a month while maintaining the quality of its customer service and operating efficiencies. Consequently, of the 12,500 calls per day (including repeat calls from callers unable to be serviced) the Company estimates it receives on average at both reservation centers, the Company's approximately 140 reservation agents currently can answer only an average of approximately 4,800 calls. As a result, the Company believes it can grow substantially over the next twenty-four months as it adds additional personnel. The Company's Tampa and the San Diego facilities can accommodate a combined total of 1,560 reservation agents working in staggered shifts, or 520 working at any one time. The Company believes that it can achieve substantial growth by increasing the number of its reservation agents and consequently increasing its capacity to process the existing demand by potential customers who call its toll-free numbers daily.

     - Marketing.
           The Company has already implemented a marketing strategy of focusing on advertising in Yellow Pages directories in the largest SMA's. The Company has advertisements of its "1-800-LOW-AIR-FARE" name and "1-800-569-2473" toll-free number listed in approximately 260 directories reaching a population of over 128 million people. The Company has advertisements of its "1-800-FLY-4-LESS" name and "1-800-359-4537" toll-free number listed in approximately 160 directories reaching a population of over 122 million people. The Company intends to continue its current strategy of advertising in Yellow Pages, but intends to focus on directories in those SMA's with populations whose general travel profiles are attractive to the Company. Once the Company's ability to satisfy existing customer demand is addressed, the Company anticipates increasing consumer awareness of its easy-to-use, low-priced airfare approach to travel reservations through select print and radio advertising campaigns. See "Business -- Marketing."

     - Strategic Acquisitions.
           The Company believes that opportunities exist for it to expand its market share in existing markets through the acquisition of other travel companies with valuable customer lists and intellectual property. The Company expects that such acquisitions would involve the purchase of the relevant names, service marks and telephone numbers, as well as any logos and other identifying features associated with them. The Stevens Merger is an example of one such strategic acquisition. See "The Stevens Merger" and "-- Competition."

SERVICES

     The primary service the Company offers to its customers who call its toll-free numbers or access its Internet home page is a reservation service for domestic and international flights. The Company strives to provide its customers with the lowest-priced airfare available for a particular travel route at the time of the reservation on those airlines whose tickets the Company sells. The Company's Turbo SABRE system is customized to provide to the reservation agent within two or three seconds up to 900 ticket options, ranked in order of price. Once tickets are purchased, they are printed at the Company's Tampa reservation center and delivered by overnight courier to customers.

     The Company offers its reservation services through approximately 140 reservation agents and supervisors located at the Company's reservation centers in Tampa, Florida and San Diego, California. The reservation centers operate 16 hours a day, 365 days a year. Each reservation agent operates a computer terminal that accesses the SABRE travel reservation and information system. The Company adjusts the number of reservation agents serving customers on an hourly basis. At the peak hours of 11:30 a.m. through 4:30 p.m., Eastern time, the Company has the most reservation agents working. Currently, the average number of agents working during such peak hours is 66. During the hours of 1:00 a.m. through 6:00 a.m., Eastern time, the Company needs the least agents and staffs an average of 28 reservation agents. It is during the peak hours of 11:30 a.m. through 4:30 p.m. that the Company is not able to answer all of the calls it receives.

  Personalized Service

     The Company's customized Turbo SABRE system enables it to retain in its files individual travel preferences for its customers, such as seating, special meals and frequent flier numbers, which are automatically displayed when a customer's identifying information is input. This tailored information program personalizes the reservation process as well as reduces the time required to complete each reservation.

  Corporate Customers

     While the Company's current customers are predominantly individuals and the Company's operating strategy targets the consumer market, the Company offers certain services targeted at corporate customers. These services, however, are designed to be offered during the processing of a single telephone call, as with calls from individual customers. The Company's Turbo SABRE system enables it to program "pop-up-windows" specifying, for each corporate customer, its travel policy, preferred air carrier vendors, specially negotiated rates, handling instructions and emergency procedures. The "pop-up-window" for each corporate customer appears on the terminal screen and guides the reservation agent during the reservation process.

  Repeat Customers

     The Company believes that repeat customers are key to its ability to grow. The Company's "1-800-LOW-AIR-FARE" (1-800-569-2473) number has a rate of repeat customers (meaning customers who purchase at least one more ticket within a year) of approximately 38%, and the Company's "1-800-FLY-4-LESS" (1-800-359-4537) number has a repeat customer rate of approximately 50%. The

Company believes that while customers are initially attracted by the low-priced airfares made available by the Company, they become repeat customers because of their satisfaction not only with the prices but also the convenience of being able to book their reservations on one relatively brief toll-free telephone call. The Company believes that it can generate internal growth by obtaining an even larger portion of the travel business of its existing customers and consequently increasing its repeat customer business.

OPERATIONS

     The Company's operations generate revenues principally from (i) the commissions on air travel tickets, (ii) override commissions on air travel tickets the Company books on Continental, United, Northwest, TWA, Carnival, America West, America Trans Air, Trans Brazil, Mexicana and Korean airlines,
(iii) segment incentives under the SABRE contract, (iv) co-op promotions with other suppliers of travel-related products and services, such as long-distance telephone companies, car rental companies and hotels, and (v) service fees of $10 or $20 that it charges per ticket. The Company also earns a $5 shipping and handling fee (net of expenses) for delivering tickets to its customers.

  Standard Commissions

     In accordance with industry practice, the Company receives a commission of approximately 9.25% of the price of full-fare tickets and 11% for excursion tickets that it sells on air carriers for which the Company is authorized to sell air travel tickets. The Company is an authorized agent of all air carriers whose fares are quoted on SABRE, other than U.S. Airways. Most major U.S. airlines impose caps on such commissions of $25 dollars for one-way air travel tickets and $50 dollars for round-trip tickets. In 1996, such commissions (which include commissions for sales through consolidators) accounted for more than 70% of the Company's gross revenues. See "-- Agreements with Consolidators."

     From time to time, most of the major U.S. air carriers informally waive the commission cap for the Company and other large travel agencies. Such waivers generally apply to sales of tickets for travel on selected routes and are granted to provide an incentive to increase sales for those routes. In addition, the Company obtains higher commissions through the payment of override commissions in excess of the standard 9.25% and 11% commissions pursuant to agreements with most of the major U.S. airlines. Due to such override commissions and waivers of the commission cap and the Company's strategy of selling tickets on airlines with which it has override commission arrangements, the Company is rarely subject to the commission cap. See "-- Override Commissions." The foregoing discussion does not give any effect to the recent announcements by several major carriers of their intent to reduce the commissions they pay from 10% to 8%. See "Risk Factors -- Risks Relating to Airline Commissions."

  Override Commissions

     The Company has entered into agreements with Continental, United, Northwest, the TWA Discounter, Carnival, America West, America Trans Air, Trans Brazil, Mexicana and Korean airlines for the payment of override commissions above the standard commissions the Company receives. Under such agreements, additional commissions are generally awarded if the volume of ticket sales surpasses certain agreed upon thresholds based upon ticket sales as reported by the Airlines Reporting Corporation (the "ARC"), a corporation owned and established by the airlines to provide reporting, settlement and related services in connection with the sale of transportation by travel agencies in the U.S. Override commissions are generally paid quarterly and, depending upon the specific agreement with the air carrier, may be paid directly by check from the air carrier to the Company, by means of net payments by the Company to ARC with respect to amounts owed to the air carrier, or through ARC by means of a credit memo in favor of the Company. In 1996, override commissions accounted for approximately 15% of the Company's gross revenues.

     The Stevens Merger will enable the Company to obtain greater override commissions, since the volume of combined sales of the previously separate entities will be used to determine whether and when the agreed-to thresholds have been met.

  Segment Incentives under SABRE Contract

     The Company earns additional revenue from SABRE for each segment of air travel that it sells. A segment of air travel is non-stop air travel between two destinations. For each segment of air travel it sells, the Company receives $.50 from SABRE. In 1996, SABRE segment incentives accounted for less than 1% of the Company's gross revenues.

  Service Fee; Shipping and Handling

     The Company also charges the customer a service fee per airline ticket sold of $10 for tickets less than $250 and $20 for tickets equal to or greater than $250. These fees are already calculated into the cost of the ticket when quoted to the caller. Because of the Company's override commission structure, the price of the ticket (even inclusive of the service charge) is still generally lower than the lowest-priced published fare quoted by the airlines. The Company also earns $5.00 (net of expenses) from the shipping and handling fee it charges to its customers.

  Agreements with Consolidators

     The Company also sells air travel tickets offered by consolidators. Consolidators purchase large number of tickets directly from various air carriers for resale to the public. When the Company sells such tickets, the reservation is generally not booked through SABRE or settled through ARC, and the Company is paid its commission directly from the consolidator. The Company has entered into an agreement with a consolidator that sells tickets on TWA at a discount (the "TWA Discounter") pursuant to which it (i) solicits customers to purchase tickets for air travel on TWA at discounted fares from the TWA Discounter and (ii) solicits businesses to enter into agreements for the purchase of air travel on TWA from the TWA Discounter (the "TWA Agreement"). The TWA Agreement expires in February 1998 and is terminable before such date on 15 days' prior written notice by either party. The Company receives a 15% commission on each air travel ticket solicited by the Company or pursuant to an agreement solicited by the Company. Air travel tickets sold by the Company pursuant to the TWA Agreement, unlike sales from most other consolidators, are booked through SABRE and settled through ARC; however, the Company receives its commission directly from the TWA Discounter monthly. In 1996, commissions received under the TWA Agreement accounted for approximately 20% of the Company's gross revenues, and commissions received from other consolidators accounted for approximately 5% of the Company's gross revenues. The Company anticipates that its current arrangement with the TWA Discounter will expire in 2001, when the TWA Discounter will no longer be able to sell tickets on TWA; there can be no assurance, however, that the Company's TWA Agreement will be extended beyond its scheduled expiration date in February 1998. See "Risk Factors -- Risks Relating to Override Commissions."

  World Wide Web Home Page

     In anticipation of future technological innovations and consumer demand for directly accessing information and making purchases on-line, the Company has launched its home page at www.lowairfare.com on the World Wide Web, which enables customers to access the Company's customized Turbo SABRE system through their personal computers. The Company believes that consumers who prefer to purchase travel and travel-related products and services on-line will choose to access the Company's customized Turbo SABRE system over other options. Through the Company's home page on the Internet, customers can access the Company's customized Turbo SABRE system, view all information on the system, make reservations and pay for their tickets by providing their major credit card number for payment. In this process, the customer operates the Turbo SABRE system in place of the reservation agent. As with purchases by telephone, tickets are issued at the Tampa facility and delivered by overnight courier. Commissions that the Company earns on transactions conducted through its Web page are split equally with American Airlines.

  Processing Reservations and Sales

     Each call that is processed by a reservation agent is handled in the following manner. First, a customer generally requests information about the airfare for a particular route. The reservation agent enters the relevant parameters into the Turbo SABRE system and initiates a search. Each search takes approximately two to three seconds to appear on the operator's monitor. The reservation agent then quotes the airfares as they appear on the terminal screen, in increasing order of price. A customer may request the most inexpensive airfare of all or the most inexpensive airfare of a particular carrier or type of carrier.

     The Company estimates that an average of approximately one in 10 callers who get through purchases an air travel ticket. If the customer decides to purchase a ticket, the reservation agent requests and records certain standard information such as name, address and telephone number. The Company only accepts major credit cards for purchases by telephone. The Company does accept cash payments from "walk-ins" to its Tampa facility (i.e. individuals who visit the reservation center), although such sales constitute less than 1% of its total sales. After a customer tells the reservation agent his or her credit card number, the reservation agent executes a command causing the credit card number to be verified with the credit card issuer, via the SABRE central information system. As a result, once approval is received electronically by the reservation agent at the Turbo SABRE terminal, the sale is complete and the credit card payment is settled in accordance with the procedures described below under "-- Settlement of Accounts." After each sale is completed, instructions are automatically transmitted via the Turbo SABRE system from the reservation agent's terminal to the Tampa facility's ticket printing area. Tickets are printed along with an itinerary of the customer's travel arrangements. Tickets are printed on stock forms provided by ARC. ARC requires the Company and other travel agencies to implement various security measures in order to prevent theft of such stock. In addition, each air carrier that authorizes the Company to issue its tickets provides metal plates on which the Company's SABRE ticket printing machines print such carrier's tickets. Once printed, tickets and itineraries are placed inside a ticket envelope and a Federal Express package. Federal Express personnel pick up all such packages each evening, six days a week, and deliver them by Federal Express' standard next-morning delivery.

  Refunds, Chargebacks and the SABRE Credit Card Authorization Guarantee

     With the exception of sales to "walk-in" customers at the Tampa facility (which account for less than 1% of sales), all of the Company's sales are paid for by credit card. Once a sale is closed as described above under " -- Reservation and Sale Sequence," it is subject only to refund or chargeback. Because the majority of the most inexpensive air travel tickets are non-refundable, only approximately 5% of the tickets the Company sells are refundable, and the refunds processed by the Company average less than .01% of sales. The Company recoups some of its costs associated with processing such refunds by imposing a $50 charge on each refund.

     Chargebacks similarly account for a small part of the Company's sales. A chargeback results from a customer who refuses to pay for a charge on his or her credit card statement. In such an instance, the Company generally must either return its commission to the relevant credit card issuer or seek recourse directly against the customer. Approximately 1% of the tickets sold by the Company result in chargebacks.

     None of the Company's credit card sales are subject to refusal by the relevant credit card issuer to remit payment to the Company. Since authorizations of credit card charges are effected electronically through the SABRE system, SABRE offers its subscribers a guarantee of such authorizations for a fee of $.50 per authorization. The Company pays this fee for all authorizations, and in return, SABRE pays the Company the amount of any commission or other payment refused by the relevant credit card issuer.

  Airlines Reporting Corporation

     All of the Company's sales of air travel tickets that are offered directly by air carriers are settled through the Airlines Reporting Corporation ("ARC"). Such sales account for approximately 55% of the Company's sales.

     For sales settled through ARC, all commissions and other amounts owed to the Company are also settled through ARC according to ARC's procedures, except that override commissions may also be paid directly by check or wire transfer from the relevant air carrier to the Company. See
"-- Override Commissions." The only sales of air travel that are not generally settled through ARC are air travel tickets offered by consolidators; however, some sales of air travel tickets by the Company that are offered by consolidators are settled through ARC. See "-- Agreements with Consolidators." For sales of air travel offered by consolidators, all commissions and other amounts owed to the Company are generally paid directly by check or wire transfer directory from the relevant consolidator to the Company.

     As an ARC-affiliated travel agency, the Company is subject to all rules and procedures imposed by ARC. ARC screens applications of new travel agencies, initiates collection procedures against travel agencies in default of payment, provides ticket stock to the travel agencies and facilitates payment between travel agencies and airlines. Tickets purchased from the Company are reported through ARC in accordance with the Company's Standard Ticket and Area Settlement Plan ("ASP"). The ASP encompasses distribution and control of ARC air travel tickets and other ARC traffic documents and processing and settlement services in connection with the sale or issuance of such documents by the Company. ARC administers the Company's ASP on behalf of ARC carriers.

  Settlement of Accounts

     Pursuant to ARC guidelines, the Company is required to submit weekly sales reports to ARC each Tuesday with supporting documents for the week ended on the prior Sunday. On the eighth day after the Company has submitted its sales report to ARC (the second Wednesday thereafter), the Company's accounts are drafted by ARC via its settlement bank (the "designated area bank") for amounts owed to carrier airlines for tickets purchased, and the Company's accounts are credited by ARC, via the designated area bank, for commissions owed to the Company. On the same day, the designated area bank submits a draft to the Company's own bank account for any remaining amount due and provides the collected funds and related documents to the appropriate carrier. The designated area bank provides each carrier with a record of its own sales activity and sends all credit card charges to the appropriate credit card issuer or a merchant processor with an accompanying computer generated invoice. The credit card issuer or a merchant processor then pays each carrier directly for such billings minus the applicable commission of the credit card issuer.

     In connection with the settlement of the Company's accounts through ARC, if there are insufficient funds in the Company's account to make the necessary payments when due, the Company has 24 hours to make funds available. If such funds are not made available within such 24-hour period, the Company becomes a "defaulted agent." Pursuant to the terms of the Company's agreement with ARC, ARC may terminate the Company immediately. The Company then has ten days to appeal such termination to a special arbitration panel. If the agent is terminated, ARC repossesses all ticket stock and plates from the Company, and takes steps necessary to liquidate the surety bond in the amount of $20,000 that the Company was required to post in order to become an ARC affiliate. Any proceeds from liquidation of the surety bond are divided on a pro rata basis among all ARC member airlines with which the Company had debts outstanding.

  Toll-Free Telephone Numbers

     The Company has contractual rights customary to the industry to use each of the three toll-free numbers through which customers call its reservation centers. In addition, if the Company for any reason fails to pay its monthly fee for such number, the Company believes that it will have a cure period to pay all amounts outstanding. Should the Company not make such payments and consequently lose the right to use such number, the Company expects that a "cooling-off" period of up to between 4 to 8 months will be imposed, during which no other party may use such number.

MARKETING

     The Company markets its services primarily to individual customers who pay for their own tickets. The Company focuses its marketing efforts on placing advertisements listing its three easy-to-remember names and toll-free telephone numbers in Yellow Pages directories in those SMA's with populations whose general travel profiles are attractive to the Company.

     In order to evaluate the Company's media alternatives, the Company reviewed several marketing tests conducted during 1994 and the first quarter of 1995 in the New York market (cable TV, radio, newspaper, billboard and Yellow Pages advertising). Based on that review, the Company concluded that Yellow Pages directories generated the most calls and are the most cost-effective advertising medium. There are over 7,000 Yellow Pages directories published by the Baby Bell companies and approximately 5,000 directories published independently. The Company believes that consumers use the Yellow Pages when they are ready to purchase a good or service and that a high percentage respond by calling the businesses listed in the directory they consult.

     Given the broad distribution of Yellow Pages directories in metropolitan areas and other large markets, the Company's strategy is to place advertisements in directories of the largest SMA's, thereby reaching the greatest number of consumers with each advertisement. The Company currently has advertisements of its "1-800-LOW-AIR-FARE" name and "1-800-569-2473" toll-free number listed in approximately 260 directories reaching a population of over 128 million people. The Company has advertisements of its "1-800-FLY-4-LESS" name and "1-800-359-4537" toll-free number listed in approximately 160 directories reaching a population of over 122 million people. The Company also has advertisements of its "1-888-999-VUELA" name and "1-888-999-8835" toll-free number listed in over 21 directories reaching a population of over 13 million people. The monthly cost incurred by the Company as of December 1996 to advertise in Yellow Pages directories was approximately $27,000.

     The Company's "1-800-FLY-4-LESS" name and number also appear (free of charge to the Company) in approximately 40 newspapers nationwide reaching a population of approximately 40 million people as part of a promotion campaign in which the Company provides such newspapers with the lowest-priced fares for selected routes. In addition, the Company advertises its "1-888-999-VUELA" name and number in the Spanish language radio and television markets of south Florida.

SABRE TECHNOLOGY

     Global distribution systems are the principal means of air travel distribution in the United States and a growing means of air travel distribution internationally. The Company has chosen the SABRE system, which it believes is the best such system available. A typical SABRE transaction -- consisting of an information request by a subscriber, a search in SABRE and a response to the subscriber -- averages less than two seconds in elapsed time. SABRE's "one-stop shopping" capabilities permit the Company to locate, price, compare and purchase the travel and travel-related products and services that best satisfy the traveler's requirements. SABRE was named the "World's Leading Computer Reservations System" for the third year in a row at the 1996 World Travel Awards.

  General

     SABRE is the largest global distribution system for electronic travel in the United States. SABRE was first developed in the 1960's and was one of the world's first electronic airline reservation systems. SABRE evolved from American Airlines' internal reservation system into a global distribution system when SABRE's content was expanded to include additional airlines and other travel providers. Computer reservation terminals were placed in travel agencies beginning in 1976, and consumer direct access to SABRE became available through computer on-line services in 1985 and on the Internet in 1996. Other global distribution systems include Amadeus/System One, Covia and Worldspan. Amadeus/System One is owned by Air France, Continental Airlines, Iberia and Lufthansa. Covia, formerly known as Galileo/Apollo, is owned by United Airlines, British Airways, Swissair, KLM Royal Dutch and USAir, among others, and the Canadian affiliate of Galileo/Apollo is owned by Air Canada. Worldspan is owned by Delta, Northwest and TWA and is affiliated with ABACUS, an Asian global distribution system. Each offers similar products and services.


     The SABRE system is able to perform high-volume, high-reliability, real-time transactions processing 24 hours a day, 365 days a year, thus enabling the creation of an efficient electronic marketplace for the sale and purchase of travel. The SABRE system maintains approximately 45 million airfares (updated throughout the day), processes an average of 93 million requests for information per day. Such frequent updates of airfares are essential for the Company to be able to strive to provide its customers with the lowest-priced airfares. Through SABRE, reservations may be booked on all major U.S. and international airlines, but generally not on charter companies or certain small airlines or on air travel offered for resale by consolidators. Consolidators purchase large numbers of tickets directly from air carriers for resale to the public. In certain cases, however, the tickets they sell may be booked through SABRE. See "Operations -- Agreements with Consolidators." In addition to providing information to subscribers about airlines and other travel providers and their products and services, SABRE also allows travel agency subscribers to print airline tickets, boarding passes and itineraries and purchase travel insurance or book theater tickets or limousines. Additionally, SABRE provides subscribers with travel information on matters such as currency, health and visa requirements, weather and sightseeing.

     Through SABRE, subscribers -- principally travel agencies but also business travel departments and individual consumers -- can access information on, and book reservations with, airlines and other providers ("associates") of travel and travel-related products and services. In 1995, more than 600 associates displayed information about their travel and travel-related products and services through SABRE, and American Airlines has estimated that $40 billion in travel and travel-related products and services were reserved through SABRE in 1995. SABRE subscribers are able to book reservations with more than 350 airlines and to make reservations with more than 55 car rental companies and more than 190 hotel companies covering approximately 30,000 hotel properties worldwide. During 1995, more airline bookings in the United States were made through SABRE than through any other global distribution system. American Airlines has estimated that in 1995 over 40% of all airline bookings made through travel agencies in the United States were made through SABRE.

  Turbo SABRE

     Because travel agencies have differing needs, based on, among other things, volume and location, the SABRE interface has been modified to meet the specific needs of different categories of travel agents. Travel agents can choose SABRE interfaces that range from simple text-based systems to feature-laden graphical interfaces. The Company has taken advantage of these options by choosing the Turbo SABRE system, an advanced point-of-sale interface that allows for screen customization and reservations/sales process structuring and eliminates SABRE-specific commands, thereby reducing keystrokes and training requirements for high-volume travel companies that need high levels of functionality. Turbo SABRE also provides data other than SABRE, such as back office hosts and local area network (LAN) databases.

     The Company has added a number of programs written and developed exclusively for the Company to its Turbo SABRE system. They include programs that generate "pop-up" windows to supply frequently requested or used information, as well as programs to alert reservation agents, supervisors and customer service agents using the system to errors frequently made by system operators. The Company believes that these customized features enhance the speed and efficiency of its operations and give it a competitive advantage over its competitors.

  SABRE Agreements

     In April 1996, the Company renewed the agreement pursuant to which it subscribes to the SABRE system at its Tampa headquarters for a five-year term. In November 1996, the Company also executed a five-year subscriber agreement pursuant to which it subscribes to the SABRE system at its San Diego reservation center. Under these agreements, SABRE provides the Company with the hardware, software, technical support and other services the Company needs to access SABRE in return for leasing fees. These fees are reduced by the "segment incentives" that the Company is credited with for each flight segment it books (at both its Tampa and San Diego facilities) through the SABRE system. To the extent that the segment incentives earned by the Company exceed the fees payable by it to American during each quarter, the Company receives such excess in cash.

     In 1997, SABRE also provided the Company with a lump sum cash promotional support, and has agreed to pay the Company additional productivity cash advances during each year of the agreement, subject to the Company booking a minimum number of flight segments and the exact amount of which will depend upon the number of such flight segments. SABRE also extended to the Company lines of credit toward the payment of charges incurred in connection with the lease of the Turbo SABRE system.

INTELLECTUAL PROPERTY

     The Company markets its services in the United States under the names, "1-800-LOW-AIR-FARE," "1-800-FLY-4-LESS" and "1-888-999-VUELA."
"1-800-FLY-4-LESS," together with its logo, is a federally registered service mark in the name of the Company. The Company has filed an application to register the "1-800-LOW-AIR-FARE" name and logo as a federal service mark with the U.S. Patent and Trademark Office. It has also filed an application to register the Spanish language name, "1-888-999-VUELA," and related logo as a federal service mark with the U.S. Department of Commerce.


     On January 12, 1998, the Company received a letter from counsel for Travel 800, LLC, a wholly-owned subsidiary of Travel Services International, Inc. ("Travel") (i) stating that the Company's use and advertisement of its "1-800 LOW-AIRFARE" mark and corresponding number is causing confusion among consumers and regulatory problems for Travel,(ii) claiming that Travel commenced use and promotion of its "1-800 LOW-FARE" mark and number prior to the Company's use and advertisement of its "1-800 LOW-AIRFARE" mark and number, and (iii) requesting that the Company cease and desist from continued use and advertisement of its "1-800 LOW-AIRFARE" name and corresponding number. The Company intends to investigate the facts underlying Travel's letter, and to expeditiously formulate a response thereto. The Company will vigorously assert all of its rights under applicable law. In the event that the Company decides to forego its right to use the "1-800 LOW-AIRFARE" mark, the Company will promote its "1-800 FLY-FOR-LESS" mark and number. The Company does not believe that the above-described matter or the outcome thereof will have a material adverse effect on the Company.


COMPETITION

     The travel agency industry is highly fragmented and characterized by intense competition. The Company competes with a variety of other providers of travel and travel-related products and services. Its principal competitors are
(i) other telemarketing travel companies, (ii) traditional travel agencies,
(iii) air carrier vendors, and (iv) various online services available on the Internet. The Company's competitors who are telemarketing travel companies and traditional travel agencies have access to the same technology that the Company uses and also to other global distribution systems of electronic travel. See
"-- SABRE Technology." Although distribution through travel agents continues to be the primary method of travel distribution, new channels of distribution are developing directly to businesses and consumers through computer on-line services, the Internet and private networks. In addition, individual consumers have access to other versions of SABRE technology and also to other global distribution systems of electronic travel permitting consumer-direct travel distribution via personal computer, cable television and other media. The Company faces competition in these channels not only from its principal competitors but also from possible new entrants in the sale of travel products and services and from travel providers that distribute their products and services directly. For example, in 1997, American Express Co. and Microsoft Corp. released an on-line travel booking service called Microsoft Expedia. The Company expects that this on-line travel booking service, while only in the developmental stage, will eventually directly compete with the Company. In addition, the Internet permits consumers to have direct access to travel providers, thereby by-passing both travel agents and global distribution systems such as SABRE. Further, some of the Company's competitors have significantly greater financial or marketing resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements than the Company.

     During periods of recession in the travel industry, the Company's competitive advantages with respect to quick, convenient processing of reservations and purchases of lowest-priced airfare may be of reduced importance. The Company's position in a recession may be more difficult than some of its competitors, since the Company targets the consumer market which may be the most adversely affected. See "Risk Factors -- Risks Relating to the Airline Industry."

     The Company believes that its ability to compete depends upon a number of factors, including price, reliability, name and toll-free number recognition and speed of price quotations and reservations. There can be no assurance that the Company will be able to continue to compete successfully with respect to these or other factors.

EMPLOYEES

     At September 30, 1997, the Company had approximately 120 full-time worksite employees at its Tampa headquarters and 65 full-time worksite employees at its San Diego reservation center. Of such employees, 3 served in management, 141 were reservation agents or supervisors, 6 were involved in sales and marketing and 35 served in various clerical and other administrative capacities. All of the Company's reservation agents, supervisors and other worksite employees at the Tampa reservation center are provided through a professional employee leasing organization.

     In November 1995, the Company entered into an agreement with a Payroll Transfers Interstate, Inc (the "Employee Provider"), pursuant to which the Employee Provider leases all of the Company's workers at the Tampa facility to the Company. The Employee Provider is responsible for its employees' benefits. The Company provides all necessary training and pays the Employee Provider an amount equal to 11.71% of the gross payroll of the employees provided by the Employee Provider. The services agreement between the Company and the Employee Provider may be terminated on 30 days' prior written notice.

PROPERTIES

     The Company's corporate headquarters are located at its 33,000 square foot reservation center in Tampa, Florida. The Company also operates Stevens' 10,000 square foot reservation center in San Diego California. See "The Stevens Merger." The Company leases these properties from unaffiliated third parties and believes that its existing facilities are adequate for its current needs. The Company currently pays approximately $14,300 per month for its Tampa headquarters and approximately $7,000 per month for its San Diego reservation center.

LITIGATION


     The Company may be involved from time to time in routine litigation incidental to its business. However, the Company believes that it is not a party to any material pending litigation which is likely to have a significant negative impact on the business, income, assets or operation of the Company. See also "Risk Factors -- Risks Relating to Intellectual Property" and
"Business -- Intellectual Property."


SUBSIDIARY

     In connection with its private placements conducted during 1996 the Company formed a wholly-owned subsidiary, LAF Financial Services, Inc. ("LAF"), to act as placement agent. The Company has dissolved LAF.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, and certain information concerning them, are as follows:

            NAME             AGE                        POSITION
            ----             ---                        --------
   Mark D. Mastrini.......   33   President, Chief Operating Officer and Director
   Jerrold B. Sendrow.....   52   Chief Financial Officer, Vice President -- Finance,
                                    Treasurer and Secretary
   Michael Gaggi..........   35   Chairman of the Board
   Pasquale Guadagno......   39   Director
   George A. Warde........   74   Director
   Carl A. Bellini........   64   Director
   L. Douglas Bailey......   55   Director
   Biagio Bellizzi........   57   Vice President -- Marketing
   Frank Zhao.............   37   Vice President -- Controller

     Mr. Mastrini has served as the Company's Chief Operating Officer since January 1996, and as the Company's President since January 1997. Prior to joining the Company, from October 1992 until October 1996, Mr. Mastrini was the founder and owner of One on One Consulting, a consulting firm in Pueblo, Colorado. From September 1992 until October 1994, Mr. Mastrini was owner of X-Press Printing, a printing business in Pueblo, Colorado. From October 1993 until December 1996, he was the owner and editor of Pueblo West Eagle Monthly Magazine. From May 1991 until June 1992, Mr. Mastrini was Vice President of Sales and Marketing at the Braniff Airlines in Dallas, Texas, an airline which subsequently filed for protection under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court in the Eastern District of New York in July 1992.

     Mr. Sendrow has served as the Company's Chief Financial Officer, Vice President-Finance, Treasurer and Secretary since the incorporation of the Company in November 1995 and served as a director from inception until July 1997. From June 1994 through November 1995, Mr. Sendrow was employed by 1-800 Low-Air Fare, Inc., the Company's predecessor, in the same capacities. From March 1993 through June 1994, Mr. Sendrow was employed by MSW Columbia Travel Group, Inc. as vice president-finance. From December 1984 through March 1993, Mr. Sendrow was employed by Pisa Brothers, Inc. as controller. Mr. Sendrow has over 22 years experience in the travel industry.

     Mr. Guadagno has served as a director of the Company since its incorporation as 800 Travel Systems, Inc. in November 1995. Mr. Guadagno had been a Senior Vice-President at M.S. Farrell, Inc., an investment banking firm, from December 1996 to November 1997. From 1993 until November 1996, Mr. Guadagno was Senior Vice President of Euro-Atlantic Securities, Inc., an investment banking firm in Boca Raton, Florida. From 1990 through 1993, Mr. Guadagno was employed as a Senior Vice President by Smith-Barney in New York City.

     Mr. Gaggi has served as a director of the Company since its incorporation as 800 Travel Systems, Inc. in November 1995. Mr. Gaggi served as a senior vice president at Joseph Stevens & Company, Inc., an investment banking firm in New York City from 1994 until December 1997, when he resigned from such position. From 1993 until 1994, Mr. Gaggi was employed as a vice president by Barington Capital. Mr. Gaggi has been a principal director of Upscale Eyeglass Boutiques Myoptics since 1990. Joseph Stevens & Company, Inc. is not affiliated with or related to The Joseph Stevens Group, Inc., the travel agency acquired by the Company in the Steven Merger, or its sole stockholder, The Joseph Stevens Group, LLC or any of its equity members.

     George A. Warde has served as a director of the Company since October 1997. Since 1992, he has served as a consultant to various businesses including Oaklawn Partners Ltd. (a consulting firm), Sener (a financial advisory firm in Madrid, Spain), Aircraft Braking Systems, Inc. (a manufacturer of aircraft braking systems), Ayres Corp. (an aircraft manufacturer), Airline Capital Holding Corp. (an investment holding company that invests in airline projects), America Trans Africa Airlines (an airline) and Rich Airways (an airline on whose board he is also serving as a director). From October 1994 until January 1995, he served as temporary president and chief executive officer of Private Jet Expeditions, an airline. From August 1995 until February 1996, he served as president and chief executive officer of Presidential Air, an airline. From 1988 until 1992, Mr. Warde was managing director of Foshing Airlines, an airline which services continental Asia. From 1983 until 1988, he served as vice chairman of Continental Airlines and as president of its Pacific Division. From 1981 until 1983, he served as president and chief executive officer of Continental Airlines, and as a member of its board of directors. From 1974 until 1981, Mr. Warde served as senior vice president and a board member of Airbus Industrie, an airplane manufacturer in Toulouse, France. From 1960 until 1974, he was president, chief executive officer and director of American Airlines Inc. From 1950 until 1960, Mr. Warde was a superintendent of maintenance for Pan American World Airways. From 1940 until 1950, he was director of overseas maintenance for American Airlines.

     Carl A. Bellini has served as a director of the Company since November 1997. Mr. Bellini is a director (since August 1994), chief operating officer (since October 1993), and executive vice president of marketing and stores (since August 1992) of Revco D.S., Inc., the nation's second largest drugstore chain which was sold to the CVS chain in May 1997. From 1989 until 1992, he was president and chief executive officer of Erol's, Inc., a video and electronics chain. Prior thereto, from 1987 until 1989, Mr. Bellini was executive vice president of stores for Revco. From 1980 until 1987, Mr. Bellini was associated in various capacities with The Sherwin-Williams Company, including as president and manager of the stores division and as group vice president in charge of the retail paint and Gray Drug Fair drug store divisions. From 1975 until 1980, Mr. Bellini served as senior vice president of operations, distribution and real estate of Family Dollar Store. From 1955 until 1975, Mr. Bellini was associated in a variety of operations and management positions with W.T. Grant, a retail variety chain. Mr. Bellini is on the board of directors of Sel-Lab Marketing, a cosmetics firm. He is also advisor to the boards of Manco, a privately-owned adhesives and tape company, Sensormatic, a New York Stock Exchange-listed manufacturer of security devices, and Farmacia Ahumada, a Chilean drugstore chain, and a consultant to Ratcher Press, a publisher of Chain Drug Review and Mass Marketing Review, which are industry publications.

     L. Douglas Bailey has served as a director of the Company since November 1997. In 1995, he founded Bailey & Associates, Inc., an international retail consulting firm providing information and assistance to consumer goods companies and retail stores, distribution centers and business properties. From 1993 until 1995, Mr. Bailey was president of Home Shopping Club, Inc., the flagship company of the Home Shopping Network. From 1972 until 1992, he was employed in various capacities with the Eckerd Drug Company, most recently as senior vice president of procurement. In 1980, Mr. Bailey and his wife founded Regent Properties, a company specializing in the development of commercial warehouse and office space. From 1969 until 1970, Mr. Bailey was the Florida general merchandise manager of Cunningham Drugs, a drugstore chain. From 1964 until 1968, Mr. Bailey was softlines merchandise manager of Sears, Roebuck & Co. Mr. Bailey is on the board of directors of Sel-Lab Marketing, a cosmetics firm, and Goodwill Industries-Suncoast, Inc., a private foundation. He also serves on the boards of the Pinellas (Florida) Industrial Council and the Florida Lung Association, and serves on the board of trustees or advisory boards of Ruth Eckerd Hall (a performing arts center), The Goodwill-Suncoast Foundation, Inc. (a private foundation), the University of Florida Retail School and the University of Florida's Stavros Economic Center.

     Mr. Bellizzi has served as the Company's Vice President-Operations since its incorporation as 800 Travel Systems, Inc. in November 1995. From June 1995 through November 1995, Mr. Bellizzi was employed by 1-800 Low-Air Fare, Inc., the Company's predecessor, as vice president-operations. From 1991 through June 1995, Mr. Bellizzi was employed by Thomas Cook Travel, Inc. as Director-Leisure Marketing from 1993 until 1995 and as Director -- Retail Offices from 1991 to 1993. Mr. Bellizzi has over 30 years experience in the travel industry.

     Frank Zhao was appointed Vice President -- Controller of the Company in October 1997. Prior to joining the Company, Mr. Zhao a senior accountant at Toho Shipping (USA), a shipping company. From 1993 until 1995, Mr. Zhao was an associate auditor at Coopers and Lybrand in Washington, D.C. From 1986 until 1990, Mr. Zhao was finance manager of PDL Ltd., a trading and investment company in Hong Kong. From 1983 until 1986 he was a financial consultant at Beijing International Trust and Investment Corporation, an investment company in Beijing, China. Mr. Zhao is a certified public accountant.

DIRECTOR COMPENSATION

     As compensation for services, after completion of this Offering non-employee directors will be paid $2,000 per month and will be reimbursed for all expenses incurred in participating in Board Meetings. In addition, Michael Gaggi, will enter into a Consulting Agreement which will provide for a fee of $5,000 per month.

     The Company issued options to purchase 50,000 shares, exercisable at $3.00 per share, to each of Messrs. Warde, Bellini and Bailey at the time each was elected to the Board of Directors, and has agreed to issue options to purchase an additional 50,000 shares to each of them (exercisable at the same price) six months after the Closing. The Company will record a compensation expense of $2.00 per share (the price at which the Common Stock is offered hereby less the exercise price) for each share underlying such options.

     During 1996 the Company paid personal expenses of certain directors aggregating approximately $100,000. Of such amount $65,750 was paid on behalf of Michael Gaggi for transportation, lodging, entertainment and long-distance telephone expenses and $34,250 for transportation, lodging, entertainment and long-distance telephone expenses was paid on behalf of Mr. Balsamo, a former director of the Company. Mr. Gaggi and Mr. Balsamo have agreed to repay such $100,000, together with interest from September 1, 1997 at the rate of 7% per annum, in eight equal quarterly installments commencing March 31, 1998. For services rendered, the Company issued options to purchase 100,000 shares of Common Stock, exercisable at $1.00 per share, to each of Messrs. Gaggi and Guadagno. In addition, certain directors have received commissions in connection with private placement of the Company's securities. See "Certain Transactions."

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or payable in respect of the year ended December 31, 1996 to the Company's executive officers who earned over $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM COMPENSATION
                                               ANNUAL COMPENSATION          --------------------------------------------
                                         --------------------------------    RESTRICTED      SECURITIES
               NAME AND                                      OTHER ANNUAL      STOCK         UNDERLYING      ALL OTHER
          PRINCIPAL POSITION             SALARY     BONUS    COMPENSATION   AWARDS($)(1)    OPTIONS/SARS    COMPENSATION
          ------------------             -------   -------   ------------   ------------    -------------   ------------
Mark Mastrini..........................  $66,459                              $120,000(1)
  President and Chief Operating Officer
Lucien Bittar..........................  $91,093
  Former President and Chief Operating
  Officer

---------------

(1) Represents 100,000 shares of Common Stock, valued at $1.20 per share.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Messrs. Mastrini, Sendrow and Bellizzi. Mr. Mastrini's employment agreement is currently effective. The employment agreements of Messrs. Sendrow and Bellizzi will commence on the closing of this Offering. Each of the employment agreements terminates on September 30, 2000. Pursuant to their respective agreements each of Messrs. Mastrini, Sendrow and Bellizzi has agreed to donate his entire working time and attention to the business of the Company. In addition, each of these individuals has agreed not to compete with the business of the Company for a period of ninety days following the termination of his employment with the Company.

     Pursuant to his agreement, Mr. Mastrini is entitled to receive a base salary initially at the rate of $125,000 per year. The base salary is to increase by 5% plus the annual increase in the consumer price index on each of October 1, 1998 and 1999. In addition to his base salary, Mr. Mastrini is to receive medical and disability insurance comparable to that provided to the Company's executive employees and a car allowance of $500 per month. As additional compensation for his services, the Company agreed to issue an aggregate of 150,000 shares of Common Stock to Mr. Mastrini, including 100,000 shares issued upon execution of his employment agreement, of which 50,000 vested immediately and 50,000 are subjected to forfeiture in the event

Mr. Mastrini is not in the employ of the Company 12 months after execution of the agreement, and 50,000 shares are to be issued to him on the second anniversary of the execution of his agreement. In addition to his shares, the Company has agreed to issue to Mr. Mastrini options, exercisable at $5.00 per share, to purchase 50,000 shares of Common Stock, and upon completion of this Offering to issue to Mr. Mastrini registered warrants, identical to the Warrants offered hereby, to purchase 25,000 shares of Common Stock.

     In the event of death, all of his stock and options will vest immediately. In the event that Mr. Mastrini's employment is "constructively terminated" (as that term is defined in his employment agreement) all of his stock and options will vest immediately and he will be entitled to receive the compensation due under his employment agreement in one lump sum.


     Pursuant to his agreement Mr. Sendrow is entitled to receive a base salary initially at the rate of $77,000 per year. Mr. Sendrow's base salary increases by 5% plus the annual increase in the consumer price index on each of October 1, 1998 and 1999. In addition to his base salary Mr. Sendrow is to receive medical and disability insurance comparable to that provided to the Company's executive employees generally and a car allowance of $350 per month. At the time of the execution of his employment agreement, the Company had issued an aggregate of 100,000 shares of Common Stock to Mr. Sendrow. As additional consideration for his services, the Company issued options, exercisable at $5.00 per share, to purchase 25,000 shares of the Company's Common Stock.



     Pursuant to his agreement, Mr. Bellizzi is entitled to receive a base salary initially at the rate of $50,000 per year, subject to a discretionary increase based upon the Board of Directors review of his performance at the end of this year. Mr. Bellizzi's base salary increases by 5% plus the annual increase in the consumer price index on each of October 1, 1998 and 1999. In addition to his base salary, Mr. Bellizzi is to receive medical and disability insurance comparable to that provided to the Company's executive employees generally. At the time of the execution of his employment agreement, the Company had issued an aggregate of 50,000 shares of Common Stock to Mr. Bellizzi. As additional consideration for his services, the Company issued options, exercisable at $5.00 per share, to purchase 12,500 shares of the Company's Common Stock.


CONSULTANT

     Lucien Bittar has been a consultant to the Company since January 1997, and receives a consulting fee at the rate of $6,000 per month. Mr. Bittar served as the Company's President and Chief Operating Officer and a director from its incorporation as 800 Travel Systems, Inc. in November 1995 until January 1997. Mr. Bittar served as the Vice-Chairman of the Board from April 1996 until February 1997. From August 1994 through November 1995, Mr. Bittar was president and a director of 1-800 Low-Air Fare, Inc., the Company's predecessor. Mr. Bittar founded Filigree, Inc., a travel consulting company, in May 1989 and served as its president and chief executive officer from that time until he joined 1-800 Low-Air Fare, Inc. in August 1994. Prior to 1989, Mr. Bittar was employed by Thomas Cook Travel, Inc. During that time he served as executive vice president responsible for all United States operations and a member of the Board of Directors. Mr. Bittar currently owns 200,000 shares of Common Stock.

ADDITIONAL SERVICE PROVIDER

     Scot Spencer was engaged by the Company pursuant to a Services Agreement in November 1995 to assist the Company in locating sources of financing. Mr. Spencer's agreement, which by its terms expired on December 31, 1996, provided for a weekly fee of $2,500. Since the expiration of the agreement, the Company has paid Mr. Spencer a fee of $3,000 per week for services rendered with respect to the Company's financing arrangements, including services rendered with respect to this Offering. In addition, the Company had paid various expenses incurred by Mr. Spencer in performing services on behalf of the Company. Mr. Spencer resigned from his position with the Company as of September 19, 1997. The Company has not engaged Mr. Spencer from such date and does not intend to engage him in the future. In May 1996, in a proceeding captioned United States of America v. Scot Spencer, U.S. District Court, E.D.N.Y., Mr. Spencer was convicted of one count of bankruptcy fraud and one count of conspiracy to commit bankruptcy fraud as a result of his activities in connection with Braniff Airlines and sentenced to 51 months in jail. On appeal, the

Second Circuit Court of Appeals affirmed Mr. Spencer's conviction and sentence on October 30, 1997. Mr. Spencer has moved for reargument and for a re-hearing en banc, and his sentence has been suspended pending the outcome of such motion. From 1988 through 1989 Mr. Spencer served as a consultant to the corporate parent of Braniff Airlines, which filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in 1989 in the U.S. Bankruptcy Court, Central District of Florida. From 1990 to June 30, 1991 Mr. Spencer served as president of Braniff Airlines which subsequently filed for bankruptcy in the Bankruptcy Court, Eastern District of New York, in July 1992 at which time it permanently ceased operations.

PROMOTER

     Vito Balsamo, a former director of the Company, may be considered a promoter of the Company. Since December 1997, Mr. Balsamo has been Vice President of Investments at Lexington Capital Partners and Company Ltd. From 1994 until December 1997, Mr. Balsamo held the position of Senior Vice President of Joseph Stevens & Company, L.P., the investment banking firm with which Mr. Gaggi is affiliated. Before joining Joseph Stevens & Company Mr. Balsamo served as Vice President of Barington Capital (September 1993 -- 1994) and as account executive with Thomas James and Company (September 1992 -- September 1993).

ENGAGEMENT OF EMPLOYEES AND OTHERS

     The Board of Directors has determined that the engagement of any individual, as an employee or otherwise, whose compensation is reasonably anticipated to exceed $50,000 per annum, inclusive of reimbursable expenses, will require approval of a majority of the Board.

STOCK OPTION PLAN

     Under the Company's 1997 Stock Option Plan (the "Stock Option Plan"), 250,000 shares of Common Stock have been reserved for issuance upon exercise of stock options. The Stock Option Plan is designed as a means to attract, retain and motivate qualified and competent persons who are key to the Company and its subsidiaries, including employees, officers and directors, and upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons. For purposes of this discussion, the term director includes directors of the Company and directors of any of its subsidiaries.

     The Compensation Committee of the Board of Directors or, in the absence of the appointment of a Committee, the Board of Directors (collectively referred to herein as the "Compensation Committee") administers and interprets the Stock Option Plan and is authorized to grant options thereunder to all eligible employees, officers and directors of the Company. The Stock Option Plan provides for the granting of both incentive stock options and nonqualified stock options. Options are granted under the Stock Option Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Incentive stock options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company must have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant and a term of no more than five years.

     No incentive stock option, and unless the Compensation Committee's prior written consent is obtained (which consent may be obtained at the time an Option is granted) and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Exchange Act no nonqualified stock option, may be transferred other than by will or the laws of descent and distribution. Each option may be exercisable during the optionee's lifetime only by the optionee, or in the case of a nonqualified stock option that has been transferred with the Compensation Committee's prior written consent, only by the transferee consented to by the Compensation Committee. Unless the Compensation Committee's prior written consent is obtained (which consent may be obtained at the time an Option is granted) and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Exchange Act, no shares of Common Stock acquired by an officer, as that term is defined under Rule 16b-3, of the Company or director pursuant to the exercise of an option may be transferred prior to the expiration of the six-month period following the date on which the option was granted.

     The Stock Option Plan also authorizes the Company to make or guarantee loans to optionees to enable them to exercise their options. Such loans must (i) provide for recourse to the optionee, (ii) bear interest at a rate no less than the prime rate of interest, and (iii) be secured by the shares of Common Stock purchased. The Board of Directors has the authority to amend or terminate the Stock Option Plan, provided that no such action may substantially impair any outstanding option without the written consent of the holder, and provided further that certain amendments of the Stock Option Plan are subject to shareholder approval. Unless terminated sooner, the Stock Option Plan will continue in effect until all options granted thereunder have expired or been exercised, provided that no options may be granted after 10 years from the date the Board of Directors adopted the Stock Option Plan.

     As of December 16, 1997, the Company had outstanding options to purchase an aggregate of 87,500 shares of Common Stock under the Plan at a weighted average exercise price of $5.00 per share.

LOCK-UP AGREEMENTS


     Each of the officers and directors of the Company, as well as Vito Balsamo, a former director of the Company, has agreed not to sell any of the shares of Common Stock or Warrants currently held by him for a period of two years from the Closing. In addition, Mr. Bittar, a former officer and director of the Company, has agreed not to sell any of his shares of Common Stock for a period of 15 days after the Closing, and no more than 25,000 of his shares thereafter for a period of two years after the Closing.


                              CERTAIN TRANSACTIONS

     The Company commenced operations in November 1995, upon the Company's purchase of certain assets and assumption of certain liabilities of 1-800 Low-Air Fare, Inc., a Delaware corporation, and its wholly-owned subsidiary S. Travel, Inc., a Delaware corporation (collectively, the "Predecessor Business"), pursuant to an Asset Purchase Agreement dated November 13, 1995 (the "Asset Purchase Agreement"). Under the Asset Purchase Agreement, the Company acquired all rights to the tradename "1-800 Low Air Fare" and the telephone number corresponding thereto, together with certain furniture, fixtures, equipment and other assets including the Predecessor Business' SABRE Subscription Agreement. In exchange, the Company paid the Predecessor Business $100,000, and assumed certain of its liabilities. Additionally, the Company agreed to issue 600,400 shares of its Common Stock, including 300,000 shares to be issued to the creditors of the Predecessor Business in exchange for forgiveness of the debt of the Predecessor Business, at the exchange rate of $10 of debt for each share of Common Stock. The creditors of the Predecessor Business elected to convert $1,664,340 of such indebtedness for 166,434 shares of Common Stock. The remaining 133,566 shares were issued to S. Travel, Inc.

     In 1996, the Company issued 100,000 shares of Common Stock to Mark D. Mastrini, the Company's Chief Operating Officer, as part of his compensation. In connection with this issuance the Company accrued compensation expense of $120,000. The Company has also agreed to issue 50,000 shares to Mr. Mastrini if he remains in the employ of the Company for a period of two years from the closing of this Offering. In addition, pursuant to the terms of his Employment Agreement, the Company agreed to grant to Mr. Mastrini options to purchase 50,000 shares of Common Stock, exercisable at $5.00 per share and warrants, identical to those offered hereby, to purchase 25,000 shares. The 50,000 shares to be granted to Mr. Mastrini will be treated as compensation and amortized over the two-year period during which they are deemed earned.


     In 1995, in connection with the initial capitalization of the Company, the Company issued 100,000 shares of Common Stock to Jerrold B. Sendrow, the Company's Chief Financial Officer, for which he paid $1,000. The Company did not accrue any compensation expense in connection with this transaction. In addition, in 1997 the Company agreed to grant to Mr. Sendrow options to purchase 25,000 shares of Common Stock, exercisable at $5.00 per share.



     In 1995, in connection with the initial capitalization of the Company, the Company issued 50,000 shares of Common Stock to Biagio Bellizzi, the Company's Vice-President, Marketing for which he paid $500.00.

The Company did not accrue any compensation expense in connection with this transaction. In addition, in 1997 the Company granted to Mr. Bellizzi options to purchase 12,500 shares of Common Stock, exercisable at $5.00 per share. The Company did not accrue any compensation expense in connection with the grant of such options to Mr. Bellizzi or in connection with the options granted to Messrs. Mastrini and Sendrow set forth in the two preceding paragraphs.

     Perry Trebatch, who beneficially owns more than 5% of the Company's outstanding capital stock, has purchased shares of the Company's Common Stock and loaned money to the Company on various occasions.

     In August 1995, Mr. Trebatch loaned $200,000 to the Predecessor Business for which he received notes bearing interest at the rate of 10% per annum. The obligation under these notes was assumed by the Company in connection with the acquisition of the assets of the Predecessor Business. In addition to its agreement to pay the principal and interest accrued, the Company issued 200,000 shares of its Common Stock to Mr. Trebatch in consideration for his agreement to allow the Company to assume this loan. Such shares were valued at $1.20 per share for purposes of determining the purchase price of the Predecessor Business. As a result of the Company's failure to timely repay these notes, in 1996, the principal amount thereof was increased to $300,000 and the Company accrued interest expense of $100,000. As a result of the Company's failure to timely repay a portion of the principal amount of these notes, at the time a partial principal payment was made, the remaining principal balance of $200,000 was increased to $250,000 and the Company accrued interest expense of $50,000. In April 1996, Mr. Trebatch purchased 100,000 shares of Common Stock at a price of $2.00 per share. In January 1997, Mr. Trebatch was issued 60,000 shares in consideration of his agreement to extend the due date of the Company's notes in respect of which the Company accrued interest expense of $120,000. Taking into account the value of the shares received by Mr. Trebatch for his loans and the increase in principal resulting from the Company's failure to timely repay amounts due, Mr. Trebatch has received interest on all amounts loaned to the Company at an effective rate of 135% per annum.

     As of December 1997, the Company and Mr. Trebatch entered into an amended agreement wherein Mr. Trebatch agreed to amend the terms of his loan to the Company to provide that interest on the outstanding principal amount thereof will accrue at the rate of 12% per annum beginning as of the Closing Date, and that interest accrued and the principal portion of the Note will be paid in twelve equal monthly installments commencing December 31, 1997 and continuing through November 30, 1998. Under the amended agreement, the Company has no obligation to register Mr. Trebatch's shares and, with respect to shares of Common Stock he currently owns, Mr. Trebatch has agreed that he will not offer, sell or otherwise dispose of ("Sell") any such shares for a period of one year after the Closing. In addition, Mr. Trebatch agreed to return warrants to purchase 300,000 shares of Common Stock at an exercise price of 110% of the price at which the Common Stock is being offered hereby (the "IPO Price") which he had previously been granted and receive in lieu therefor warrants to purchase 100,000 shares of Common Stock at an exercise price equal to 200% of the IPO Price, exercisable for a period of 7 years. To secure its obligations under the loan, the Company had previously granted Mr. Trebatch a lien on portions of the Company's telephone system, which lien remains in effect.

     Michael Cantor, who beneficially owns more than 5% of the Company's outstanding capital stock, has purchased shares of the Company's Common Stock and loaned money to the Company on various occasions.

     In October 1995, Mr. Cantor loaned the Predecessor Business $100,000. This obligation was assumed by the Company in connection with the acquisition of the assets of the Predecessor Business. As a result of the Company's failure to timely repay this amount, in June 1996 Mr. Cantor was issued 220,600 shares of Common Stock in respect of which the Company accrued interest expense of $551,500. In January 1996, Mr. Cantor loaned the Company $100,000. In addition to interest at the rate of 10% per annum, the Company issued Mr. Cantor 10,000 shares of Common Stock in consideration of this loan in respect of which the Company accrued interest expense of $12,000. Taking into account the value of the shares received by Mr. Cantor as consideration for his loans to the Company and as a consequence of the Company's failure to timely repay amounts due, Mr. Cantor has received interest on all amounts loaned to the Company at an effective rate of 886% per annum.

     The terms of Mr. Cantor's agreements with the Company contain certain anti-dilution provisions which he claims require that the Company issue to him 138,000 shares upon completion of this Offering and additional shares in the event that the Company issues any additional shares during the 90-day period commencing upon completion of this Offering. In satisfaction of its obligations under these provisions the Company has agreed to register Mr. Cantor's shares on the Registration Statement of which this Prospectus is a part. Mr. Cantor has agreed not to Sell any of his shares for a period of one year after the Closing.

     In connection with the acquisition of the assets of the Predecessor Business, Dr. Jose Colon (a shareholder who is not an officer, director, promoter, or affiliate of the Company), was issued 40,000 shares of Common Stock. In January 1996, in connection with a loan made by Dr. Colon, the Company issued 2,500 shares of Common Stock to Dr. Colon, valued at $1.20 per share in connection with which it accrued interest expense of $3,000. In July 1996, as a result of its failure to timely repay this loan the Company issued 30,000 shares of Common Stock to Dr. Colon, in respect of which the Company accrued interest expense of $75,000. Taking into account the value of the shares received by Dr. Colon as consideration for his loans to the Company and as a consequence of the Company's failure to repay amounts due, Dr. Colon has received interest on all amounts loaned by the Company at an effective rate of 312% per annum.

     The terms of Mr. Colon's agreements with the Company contain certain anti-dilution provisions which he contends require that the Company issue to him 12,500 shares upon completion of this Offering and additional shares if the Company should issue any additional shares during the 90-day period commencing upon completion of this Offering. In satisfaction of its obligations under these provisions the Company has agreed to register Mr. Colon's shares in the Registration Statement of which this prospectus is a part. Mr. Colon has agreed not to Sell any of his shares for a period of one year after the Closing.

     In 1996 the Company sold and issued 1,387,500 shares of Common Stock to investors in a private placement conducted in connection with various individuals who received finder's fees. The Common Stock was sold at an average price per share of $2.11. The individuals set forth below were paid the following commissions in connection with the Company's securities in the private placement: (i) Pasquale Guadagno (Director) -- $45,000; (ii) Mark D. Mastrini (President, Chief Operating Officer and Director) -- $2,000; (iii) Jerrold B. Sendrow (Vice-President -- Finance, Chief Financial Officer, Treasurer and Secretary) -- $2,000; (iv) Scot Spencer (service provider to the
Company) -- $231,000; (v) Scott M. Goodman an unaffiliated broker -- $40,000; and (vi) Mario Giovanelli an unaffiliated broker -- $20,000. Messrs. Mastrini and Sendrow subsequently returned such commissions to the Company. The offering was made in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as an offering only to "accredited investors" (as such term is defined in Rule 501 of the Securities Act) without general solicitation or advertisements. The Company also paid Mr. Guadagno $10,000 in connection with the issuance of shares to one of the Company's lenders.

     In 1996, the Company issued options to purchase 100,000 shares of Common Stock at $1.00 per share to each of Messrs. Gaggi and Guadagno (each a director of the Company) and to Mr. Vito Balsamo, a former director of the Company.


     The Company believes that each of the foregoing transactions was completed on terms at least as favorable to the Company as those which would have been obtained from an unaffiliated party, and intends to conduct all future transactions with directors, officers and affiliates of the Company on an arms-length basis on terms no less favorable than would be obtained from unaffiliated third parties. Furthermore, all such transactions will require the approval of a majority of the independent, disinterested directors. In addition, the Company intends that in the future, all stock options that it grants will have exercise prices of no less than 85% of the then current fair market value of the Common Stock.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by (a) each person who beneficially owns more than five percent of the Company's outstanding Common Stock, (b) each executive officer who owns beneficially any shares, and (c) all directors and executive officers of the Company as a group.


                                                                                  PERCENTAGE
                                                   NUMBER OF SHARES     OF COMMON STOCK OUTSTANDING(2)
                                                     BENEFICIALLY      ---------------------------------
               NAME AND ADDRESS(1)                     OWNED(1)        BEFORE OFFERING    AFTER OFFERING
               -------------------                 ----------------    ---------------    --------------
Michael Gaggi(3).................................       570,000             9.56%              7.4%
Pasquale Guadagno(4).............................       795,898             13.4%             10.3%
Mark D. Mastrini(5)..............................       125,000              2.1%              1.6%
Jerrold B. Sendrow...............................       100,000              1.7%              1.3%
Biagio Bellizzi..................................        50,000             0.84%              .65%
Michael Cantor...................................       481,609              8.1%              6.3%
Perry Trebatch...................................       480,000              8.1%              6.2%
Mees Pierson (Bahamas) Ltd.(6)...................       492,000             8.26%             6.40%
George A. Warde(7)...............................        50,000              .84%              .65%
Carl A. Bellini(7)...............................        50,000              .84%              .65%
L. Douglas Bailey(7).............................        50,000              .84%              .65%
Joseph and Louise Modica(8)......................       434,566              7.3%              5.6%
Officers and Directors as a Group(9) (8
  persons).......................................     1,790,898             30.1%             23.3%


---------------

 *  Less than 1%

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 4802 Gunn Highway, Suite 140, Tampa, Florida 33624.

(2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

(3) Does not include 2,500 shares owned beneficially by Rose Gaggi, Mr. Gaggi's mother, as to which shares Mr. Gaggi disclaims beneficial ownership.

(4) Includes 65,998 shares purchasable pursuant to options immediately exercisable at a price of $1.00 per share.

(5) Includes 25,000 shares purchasable upon exercise of warrants identical to the Warrants being offered hereby.


(6) Includes 67,000 shares purchasable upon exercise of options immediately exercisable at a price of $1.00 per share. The beneficial owners of the shares registered under this name are Clive Knowles and Sonia Gallanos.


(7) Comprised of 50,000 shares purchasable pursuant to options immediately exercisable at a price of $3.00 per share.

(8) The address of such persons is 157 Narrow North, Staten Island, New York 10305.

(9) Includes 240,998 shares purchasable pursuant to the options referred to in footnotes 4, 5 and 7.

                              CONCURRENT OFFERING


     The Registration Statement of which this Prospectus forms a part also includes the Prospectus Supplement with respect to an offering by the Selling Securityholders. The 819,566 Registered Shares and 275,000 Registered Warrants are being registered, at the Company's expense (except for legal fees and expenses for counsels to the Selling Securityholders), under the Securities Act and are expected to become tradeable on or about the date of this Prospectus, subject to lock-up agreements pursuant to which certain of the Registered Shares may not be sold for varying periods after the date of this Prospectus without the Representatives' prior consent. See "Shares Eligible for Future Sale." The Company will not receive any proceeds from the sale of the Registered Securities. Sales of Registered Securities or even the potential of such sales could have an adverse effect on the market prices of the Shares and the Warrants.



     Except with respect to Mark D. Mastrini, the Company's President, Chief Operating Officer, a director and stockholder, there are no material relationships between any holders of the Registered Securities and the Company, nor have any such material relationships existed within the past three years. See "Principal Stockholders" and "Certain Transactions." The Company has been informed by the Representative that there are no agreements between the Representatives and any Selling Securityholders. See "Shares Eligible for Future Sales."


     The holders of the Registered Securities have agreed not to offer, sell or otherwise dispose of ("Sell") such Registered Securities for varying periods of time. The Company will (i) amend the Prospectus Supplement if these arrangements are waived for 10% or more of the shares of the Selling Securityholders, and
(ii) sticker the Prospectus Supplement if these arrangements are waived for between 5% and 10% of the shares of the Selling Securityholders.

     The Selling Securityholders may from time to time sell all or a portion of their Registered Securities in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which the Registered Securities may hereafter be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Registered Securities may be sold directly or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The methods by which the Registered Securities may be sold include (i) a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the Registered Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resales by such broker dealer for its account pursuant to this Prospectus and the accompanying Prospectus Supplement, (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers or to or through marketmakers, (iv) transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the Registration Statement of which this Prospectus is a part and (v) privately negotiated transactions. In addition, any of the Registered Securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus and the accompanying Prospectus Supplement.

     In the case of the sales of the Registered Securities effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Registered Securities, sold by or through such broker-dealers, or both. The Company has advised the Selling Securityholders that the anti-manipulative Regulation M under the Exchange Act may apply to their sales in the market and has informed them of the need for delivery of copies of this Prospectus and the accompanying Prospectus Supplement. The Company is not aware as of the date of this Prospectus of any agreements between any of the Selling Securityholders and any broker-dealers with respect to the sale of the Registered Securities. The Selling Securityholders and any broker-dealers or agents participating in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by any such broker-dealers or agents and profit on any resale of the Registered Securities may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation. The Company will receive no part of the proceeds from the sale of any of the shares of the Registered Securities by the Selling Securityholders.

     The Company will pay all costs and expenses incurred in connection with the registration under the Securities Act of the Registered Securities offered by the Selling Securityholders, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of counsel and accountants for the Company. Each Selling Stockholder will pay all brokerage fees and commissions, if any, incurred in connection with the sale of the Registered Securities owned by the Selling Stockholder. In addition, the Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

     There is no assurance that any of the Selling Securityholders will sell any or all of the Registered Securities offered by them.

                           DESCRIPTION OF SECURITIES

     As of the date hereof, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, par value $.01 per share, 5,959,709 shares of which are issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock, of which none are outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

COMMON STOCK

     Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized, without any action of the stockholders, to provide for the issuance of one or more series of Preferred Stock and to fix the designation, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof including, without limitation, the dividend rate, voting rights, conversion rights, redemption price and liquidation preference per series of Preferred Stock. Any series of Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts to be distributed upon liquidation, dissolution or winding up. There are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intent to issue any Preferred Stock. The existence of authorized but unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company.

WARRANTS


     The Warrants will be issued in registered form pursuant to an agreement dated January 13, 1998 (the "Warrant Agreement"), between the Company and Continental Stock Transfer Corporation, as Warrant Agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement. A form of the certificate representing the Warrants which form a part of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.



     Each of the Warrants entitles the registered holder to purchase one share of Common Stock. The Warrants are exercisable at a price equal to $6.25 (which exercise price has been arbitrarily determined by the Company and the Representatives) subject to certain adjustments. The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger. The Warrant exercise period and the Warrant exercise price may not be changed or revised by the Company without the prior written consent of First London.



     The Warrants may be exercised at any time and continuing thereafter until 5:00 pm on January 13, 2003, unless such period is extended by the Company. After the expiration date, Warrant holders shall have no further rights. Warrants may be exercised by surrendering the certificate evidencing such Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.



     Warrant holders do not have any voting or any other rights as shareholders of the Company. The Company has the right at any time to redeem the Warrants, at a price of $.05 per Warrant, by written notice to the registered holders thereof, mailed not less than 30 nor more than 60 days prior to the Redemption Date. The Company may exercise this right only if the closing bid price for the Common Stock for seven trading days during a 10 consecutive trading day period ending no more than 15 days prior to the date that the notice of redemption is given, equals or exceeds $10.00 per share, subject to adjustment. If the Company exercises its right to call Warrants for redemption, such Warrants may still be exercised until the close of business on the day immediately preceding the Redemption Date. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of Warrants of record at least 30 days, but not more than 60 days, before the Redemption Date. The foregoing notwithstanding, the Company may not call the Warrants at any time that a current registration statement under the Securities Act is not then in effect. Any redemption of the Warrants during the one-year period commencing January 13, 1998 shall require the written consent of First London.


     The Warrant Agreement permits the Company and the Warrant Agent without the consent of Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that the Company and the Warrant Agent deem necessary or desirable that are not inconsistent with the provisions of the Warrants and that do not materially adversely affect the interest of any Warrant holder.

     In order for the holder to exercise a Warrant, there must be an effective registration statement, with a current prospectus on file with the Commission covering the shares of Common Stock underlying the Warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Warrants prior to the exercise of such Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Sec-tion 10(a)(3) of the Securities Act. See "Risk Factors -- Necessity to Maintain Current Prospectus" and "State Blue Sky Registration Required to Exercise Warrants."


     In connection with the Stevens Merger, at the Closing, the Company will issue warrants exercisable for 250,000 shares to Joseph Stevens Group, Inc., exercisable at the same price and entitled and subject to the same terms and conditions as the Warrants described above.


     In connection with his employment agreement, at the Closing, at the Closing the Company will issue warrants exercisable for 25,000 shares to Mark D. Mastrini, exercisable at the same price and entitled and subject to the same terms and conditions as the Warrants described above.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder became an interested stockholder or the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation or by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S BYLAWS

     Certain provisions of the Certificate and Bylaws of the Company summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

CLASSIFIED BOARD OF DIRECTORS

     The Certificate provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. This provision, when coupled with the provisions of the Certificate and Bylaws authorizing only the Board of Directors to fill vacant directorships, will make it more difficult for a stockholder to remove incumbent directors and simultaneously gain control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     The Company's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting and may be deemed to have an anti-takeover effect in that they may delay, defer or prevent the Company from taking actions, including the election of new directors, that a stockholder might consider in the Company's best interests.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS AND INDEMNIFICATION.

     The Company's Certificate of Incorporation eliminates, to the fullest extent now or hereafter permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such Director's fiduciary duty as a Director. The Delaware General Corporation Law presently permits such limitation of a Director's liability except where a Director (i) breaches his or her duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock repurchase, or (iv) obtains an improper personal benefit.

     This provision is intended to afford Directors additional protection, and limit their potential liability, from suits alleging a breach of the duty of care by a Director. The Company believes this provision will assist it in maintaining and securing the services of Directors who are not employees of the company. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against Directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against the challenged conduct. The Company's Bylaws also provide that Directors and officers shall be indemnified against liabilities arising from their service as Directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company's best interests.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

     The transfer agent and registrar for the Common Stock, and the Warrant Agent for the Warrants is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL


     Upon the closing of this Offering, the Company will have 7,693,042 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option). Of these shares, the 1,350,000 shares being offered by the Company hereby and the 819,566 Registered Shares being offered by the Selling Securityholders pursuant to the Prospectus Supplement which is a part of the Registration Statement of which this Prospectus is a part will be freely tradeable without restriction (except as to affiliates of the Company) or registration under the Securities Act, subject to the restrictions on the sale of the Registered Securities described below. The remaining outstanding shares of Common Stock will be "restricted shares" as defined in Rule 144 under the Securities Act ("Rule 144").



     Of the 5,959,709 previously issued and outstanding shares of Common Stock, 519,566 are being registered on behalf of the Selling Securityholders, and the remainder will become available for resale 90 days after the Closing, subject in all events to the provisions of Rule 144 under the Securities Act ("Rule 144"). Of such previously issued and outstanding shares (including the shares being registered on behalf of the Selling Securityholders), the holders of 25,000 shares have agreed not to offer, sell or otherwise dispose of ("Sell") such shares for a period of 15 days after the Closing; the holders of 2,829,243 shares (including all of the holders of the Common Stock being registered) have agreed not to Sell such shares for one year after the Closing; the holders of 350,000 shares have agreed not to Sell such shares for 18 months after the Closing; and the holders of 2,471,966 shares (including the officers and directors of the Company and Vito Balsamo, a former director of the Company) have agreed not to Sell such shares for 2 years after the Closing, except that each may sell up to 5% of the shares of Common Stock held by him commencing 90 days after the Closing.


     In addition, the sole stockholder of Stevens (also a Selling Securityholder) has agreed with respect to 300,000 Registered Shares out of the aggregate 383,333 shares to be received pursuant to the Merger Agreement, that none of such shares will be Sold over-the-counter or over a public exchange within 30 days of the closing of the Merger; that during the following eleven months it may publicly Sell no more than 4,546 shares per month (with any unsold allowances carried forward to future months) and that during the following twelve months it may publicly Sell no more than 20,833 shares per month (with any unsold allowances carried forward to future months). The sole stockholder of Stevens has agreed with respect to the remaining 83,333 shares to be received pursuant to the Merger Agreement, that none of such shares will be Sold within 90 days of the Closing and that during the following seven months it will Sell no more than 11,905 shares per month (with any unsold allowances carried forward to future months).


     To the extent that the "lock-up" agreements have been extended in favor of the Representatives, the Representatives have no current plans or understandings to waive, shorten or modify the foregoing lock-up arrangements. The Company will
(i) amend this Prospectus Supplement if these arrangements are waived for 10% or more of the shares of the Selling Securityholders, and (ii) sticker this Prospectus Supplement if these arrangements are waived for between 5% and 10% of the shares of the Selling Securityholders.


     The Company has also agreed that, without the prior written consent of the Underwriters, it will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 1 year after the Closing, subject to certain limited exceptions. See "Underwriting."


     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 76,000 shares immediately after this Offering) or the average weekly trading volume of the Company's Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     Since there has been no public market for shares of Common Stock of the Company, the Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements, or otherwise, may have on any then prevailing market price for shares of the Common Stock. Nevertheless, sales of a substantial amount of the Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, for whom First London Securities Corporation ("First London") and First Liberty Investment Group, Inc. are acting as Representatives, have severally agreed to purchase from the Company 1,350,000 shares of Common Stock ("Shares") and 2,700,000 Warrants (collectively, the "Securities"). The number of Shares and Warrants which each Underwriter has agreed to purchase is set forth opposite its name.



                                                              NUMBER OF   NUMBER OF
                    NAME OF UNDERWRITER                        SHARES     WARRANTS
                    -------------------                       ---------   ---------
First London Securities Corporation.........................    725,000   1,450,000
First Liberty Investment Group, Inc. .......................    175,000     350,000
Kashner Davidson Securities Corporation.....................    350,000     700,000
National Securities Corporation.............................    100,000     200,000
  Total.....................................................  1,350,000   2,700,000
                                                              =========   =========


     The Securities are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and certain other conditions. The Underwriters are committed to purchase all Securities offered by this Prospectus, if any are purchased. The Warrant exercise period and the Warrant exercise price may not be changed or revised by the Company without the prior written consent of First London.

     The Company has been advised by the Representatives that the Underwriters propose initially to offer the Securities offered hereby to the public at the offering price set forth on the cover page of this Prospectus. The Representatives have advised the Company that the Underwriters propose to offer the Securities through members of the NASD, and may allow a concession, in their discretion, to certain dealers who are members of the NASD and who agree to sell the Securities in conformity with the NASD Conduct Rules. Such concessions shall not exceed the amount of the underwriting discount that the Underwriters are to receive.


     The Company has granted to the Representatives an option, exercisable for 45 days from the Effective Date, to purchase up to an additional 202,500 Shares and an additional 405,000 Warrants at the public offering price less the underwriting discount set forth on the cover page of this Prospectus (the "Over-Allotment Option"). The Representatives may exercise the Over-Allotment Option solely to cover over-allotments in the sale of the Securities being offered by this Prospectus.


     Officers and directors of the Company may introduce the Representatives to persons to consider the Offering and purchase Securities either through the Representatives, other Underwriters, or through participating dealers. In this connection, officers and directors will not receive any commissions or any other compensation.


     The Company has agreed to pay the Representatives a commission of 10% of the gross proceeds of the offering (the "Underwriting Discount"), including the gross proceeds from the sale of the Over-Allotment Option, if exercised. In addition, the Company has agreed to pay to the Representatives a non-accountable expense allowance of three percent (3%) of the gross proceeds of this Offering, including proceeds from any Securities purchased pursuant to the Over-Allotment Option. The Representatives' expenses in excess of the non-accountable expense allowance will be paid by the Representatives. To the extent that the expenses of the Representatives are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the Representatives. The Company has also agreed to pay the Representatives upon the exercise or redemption of the Warrants a fee equal to 5% of the gross proceeds received by the Company from the exercise of the Warrants and 5% of the aggregate redemption price for the Warrants redeemed. Such fee will be paid to the Representatives no earlier than 12 months after the Effective Date. Additionally, the Representatives or their designees must be designated in writing by the Warrant holders as having solicited the Warrant in order to receive the fee and such fee shall not be paid with respect to Warrants held in a discretionary account without prior specific written approval of such exercise by the discretionary account holder. See "Description of Securities." The Representatives have informed the

Company that it does not expect sales to discretionary accounts to exceed 5% of the total number of Securities offered by the Company hereby. Additionally, First London shall have the right for two years to nominate an Advisory Director to the Company's Board of Directors. The Advisory Director will have the same privileges as a normal director, including equal compensation, but will not have the right to vote on Board issues.


     At the closing of this Offering, the Company will issue to the Representatives or persons related to the Representatives, for nominal consideration, a Representatives' Warrants to purchase up to 135,000 shares of Common Stock and 270,000 Redeemable Common Stock Purchase Warrants ("Underlying Warrants"). The Representatives' Warrants will be exercisable for a four-year period commencing December 31, 1998 at exercise prices of 165% and 125%, respectively, of the price at which the Common Stock and Warrants are sold to the public, subject to adjustment. Each Underlying Warrant will be exercisable for a four-year period commencing December 31, 1998 to purchase one share of Common Stock at an exercise price of $7.8125 per share of Common Stock (125% of the exercise price of the Warrants offered hereby). The Representatives' Warrants will not be transferable for one year from the Effective Date, except
(i) to officers of the Representatives, other Underwriters, and officers and partners thereof; (ii) by will; or (iii) by operation of law.



     The Representatives' Warrants contains provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The Representatives' Warrants contain net issuance provisions permitting the holders thereof to elect to exercise the Representatives' Warrants in whole or in part and instruct the Company to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring the Company to issue shares of Common Stock without a corresponding increase in capital. A net exercise of the Representatives' Warrants will have the same dilutive effect on the interests of the Company's shareholders as will a cash exercise. The Representatives' Warrants does not entitle the holders thereof to any rights as a shareholder of the Company until such Representatives' Warrants is exercised and shares of Common Stock are purchased thereunder.



     The Company has granted to the holders of the Representatives' Warrants certain rights with respect to registration of the Underlying Warrants and the Common Stock issuable upon exercise of the Representatives' Warrants and the Underlying Warrants (the "Registrable Securities") under the Securities Act. For a period of four years commencing December 31, 1998, the holders representing more than 50% of the Registrable Securities may require the Company at the Company's sole expense to prepare and file one registration statement under the Securities Act with respect to the Registrable Securities. For a period of four years commencing December 31, 1998, the holders representing more than 50% of the Registrable Securities also have the right at the Representatives' or holders' expense to require the Company to prepare and file one registration statement with respect to the Registrable Securities. In addition, subject to certain limitations, in the event the Company proposes to register any of its securities under the Securities Act during the seven year period following the Effective Date, the holders of the Registrable Securities are entitled to notice of such registration and may elect to include the Registrable Securities held by them in such registration statement at the sole expense of the Company.



     The Company has also agreed that, without the prior written consent of the Underwriters, it will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 1 year after the Closing, subject to certain limited exceptions.


     The Company has agreed to indemnify the Underwriters against any costs or liabilities incurred by the Underwriters by reasons of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement and the Prospectus. The Underwriters have in turn agreed to indemnify the Company against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the Prospectus, based on information relating to the Underwriters and furnished in writing by the Underwriters. To the extent that this section may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Commission, such indemnification is contrary to public policy and therefore unenforceable.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement. See "Available Information."

DETERMINATION OF OFFERING PRICE


     Prior to the Offering, there has been no public market for the Common Stock or Warrants. The public offering price of the Common Stock and the Warrants and the exercise price of the Warrants, as well as the exercise price of the warrants underlying the Representatives' Warrants, have been determined solely by negotiations between the Company and the Representatives. Among the factors considered in determining these prices were the Company's current financial condition and prospects and the general condition of the securities market. However, the public offering price of the Common Stock and the Warrants and the exercise price of the Warrants and the warrants underlying Representatives' Warrants do not necessarily bear any relationship to the Company's assets, book value, earnings or any other established criterion of value. See "Risk Factors."


                                 LEGAL MATTERS


     The validity of the Securities offered hereby will be passed upon for the Company by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York. Jackson Walker L.L.P., Dallas, Texas, has acted as Counsel for the Underwriters in connection with this Offering.


                                    EXPERTS

     The audited Financial Statements and schedules of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Killman, Murrell & Company, P.C., independent certified public accountants, except with respect to the Statement of Operations, Statement of Stockholders' Equity (Deficit) and Statement of Cash Flows for the year ended December 31, 1994, which have been audited by Feldman Radin & Co., P.C., certified public accountants ("Feldman"), as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firms as experts in accounting and auditing in giving said reports. Effective on or about August 15, 1995 the Company dismissed Feldman as the Company's principal independent accountants. The decision to change independent accountants was made in connection with the Company's relocation of its headquarters from New York City to Tampa, Florida, and was recommended by the Company's Board of Directors. In connection with audits of the financial statements of the Company for the year ended December 31, 1994 and during the interim period through their date of dismissal, there were no disagreements with Feldman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to Feldman's satisfaction, would have caused them to make reference to the matter in their report. The report of Feldman on the Company's financial statements for the year ended December 31, 1994 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. Further, during this period, there were no events of the type required to be reported pursuant to Item 304(a)(1)(iv)(B) of Regulation S-B.

     The audited Financial Statements and Schedules of Stevens included in this Prospectus and elsewhere in the Registration Statement have been audited by Accetta and Olmsted, Accountancy Corporation, certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firms as experts in accounting and auditing in giving said reports.

                            800 TRAVEL SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----

Report of Independent Certified Public Accountants (800
  Travel Systems, Inc.) -- Killman, Murrell & Co., P.C......   F-2
Report of Independent Certified Public Accountants (1-800
  Low Airfare, Inc.) -- Killman, Murrell & Co., P.C.........   F-3
Report of Independent Certified Public Accountants (1-800
  Low Airfare, Inc.) -- Feldman, Radin & Co., P.C...........   F-4
Balance Sheets as of December 31, 1995 and 1996 and
  September 30, 1997 (Unaudited)............................   F-5
Statements of Operations for the Fiscal Year Ended December
  31, 1994, Eleven Months Ended November 30, 1995, One Month
  Ended December 31, 1995, Fiscal Year Ended December 31,
  1996, and Nine Months Ended September 30, 1996 and 1997
  (Unaudited)...............................................   F-6
Statements of Stockholders' Equity (Deficit) for Fiscal Year
  Ended December 31, 1994, Eleven Months Ended November 30,
  1995, One Month Ended December 31, 1995, Fiscal Year Ended
  December 31, 1996, and Nine Months Ended September 30,
  1997 (Unaudited)..........................................   F-7
Statements of Cash Flows for the Fiscal Year Ended December
  31, 1994, Eleven Months Ended November 30, 1995, One Month
  Ended December 31, 1995, Fiscal Year Ended December 31,
  1996, and Nine Months Ended September 30, 1996 and 1997
  (Unaudited)...............................................   F-8
Notes to Financial Statements...............................   F-9
Pro Forma Condensed Combined Financial Information..........  F-18
Pro Forma Balance Sheets as of December 31, 1996............  F-20
Notes to the Pro Forma Balance Sheet........................  F-21
Pro Forma Statement of Operations for the Year Ended
  December 31, 1996.........................................  F-22
Notes to the Pro Forma Statement of Operations..............  F-23
Pro Forma Balance Sheets as of September 30, 1997...........  F-24
Notes to the Pro Forma Balance Sheet........................  F-25
Pro Forma Statement of Operations for the Nine Months Ended
  September 30, 1997........................................  F-26
Notes to the Pro Forma Statement of Operations..............  F-27

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

800 Travel Systems, Inc.
Tampa, Florida

     We have audited the accompanying balance sheets of 800 Travel Systems. Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and the one month ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 800 Travel Systems, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended December 31, 1996 and the one month ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            KILLMAN, MURRELL & COMPANY, P.C.

                                              /s/ KILLMAN, MURRELL & COMPANY,
                                                          P.C.

                                            ------------------------------------
                                                Certified Public Accountants

Dallas, Texas
April 20, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

800 Travel Systems, Inc.
Tampa, Florida

     We have audited the accompanying consolidated statements of operations, stockholders' (deficit) and cash flows of 1-800-Low Airfare, Inc. and Subsidiary (Predecessor Business) for the eleven months ended November 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of 1-800-Low Airfare, Inc. and Subsidiary's operations and changes in its stockholders' (deficit) and its cash flows for the eleven months ended November 30, 1995, in conformity with generally accepted accounting principles.

                                            KILLMAN, MURRELL & COMPANY, P.C.

                                              /s/ KILLMAN, MURRELL & COMPANY,
                                                          P.C.

                                            ------------------------------------
                                                Certified Public Accountants

Dallas, Texas
April 20, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of 1-800-Low Airfare, Inc.

     We have audited the accompanying consolidated statement of operations, changes in stockholders' deficit and cash flows of 1-800-Low-Airfare, Inc. and Subsidiary for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of consolidated operations and consolidated cash flows of 1-800-Low-Airfare, Inc., and Subsidiary for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

                                            FELDMAN, RADIN & CO., P.C.

                                              /s/ FELDMAN RADIN & CO., P.C.

                                            ------------------------------------
                                                Certified Public Accountants

New York, New York
June 2, 1995

                            800 TRAVEL SYSTEMS, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,
                                                              ------------------------   SEPTEMBER 30,
                                                                 1995         1996           1997
                                                              ----------   -----------   -------------
                                                                                          (UNAUDITED)
CURRENT ASSETS
  Cash......................................................  $   19,593   $   588,960    $    37,775
  Commissions Receivable....................................      19,613       118,390        488,924
  Receivable from AT&T......................................          --        50,228             --
  Prepaids..................................................          --        28,804         16,617
                                                              ----------   -----------    -----------
         TOTAL CURRENT ASSETS...............................      39,206       786,382        543,316
                                                              ----------   -----------    -----------
LEASEHOLD IMPROVEMENTS AND EQUIPMENT -- NOTE 3..............      32,418       403,964        450,667
  Less Accumulated Depreciation.............................        (733)      (39,734)      (109,420)
                                                              ----------   -----------    -----------
         Net Leasehold Improvements and Equipment...........      31,685       364,230        341,247
                                                              ----------   -----------    -----------
EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED
  Less accumulated amortization of $3,725, $48,425 and
    $81,950,
    respectively -- Note 2..................................   1,113,786     1,069,086      1,035,561
                                                              ----------   -----------    -----------
DEFERRED OFFERING COSTS.....................................      25,502        50,000        608,658
                                                              ----------   -----------    -----------
OTHER ASSETS
  Trademarks, net of accumulated amortization of $1,111,
    $15,276 and $26,779, respectively.......................     198,889       199,724        188,221
  Related Party Receivables.................................       9,000       109,000        152,635
  Bonds and Security Deposits...............................      26,230        31,007         37,847
  Merger Deposits and Deferred Acquisition Costs -- Note
    10......................................................          --        99,341        220,341
  Prepaid Rent -- Note 5....................................          --        80,000         71,000
                                                              ----------   -----------    -----------
         TOTAL OTHER ASSETS.................................     234,119       519,072        670,044
                                                              ----------   -----------    -----------
         TOTAL ASSETS.......................................  $1,444,298   $ 2,788,770    $ 3,198,826
                                                              ==========   ===========    ===========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current Maturities of Long-Term Debt -- Related
    Parties -- Note 4.......................................  $  431,750   $   280,750    $   280,750
  Accounts Payable..........................................      96,056       641,592        815,513
  Accrued Liabilities.......................................     242,610       227,241        389,131
                                                              ----------   -----------    -----------
         TOTAL CURRENT LIABILITIES..........................     770,416     1,149,583      1,485,394
DEFERRED RENT...............................................          --       108,721        217,090
LONG-TERM DEBT -- Excluding Current Installments -- Note
  4.........................................................      60,000        30,000         30,000
                                                              ----------   -----------    -----------
         TOTAL LIABILITIES..................................     830,416     1,288,304      1,732,484
                                                              ----------   -----------    -----------
COMMITMENTS AND CONTINGENCIES -- Notes 7 and 10
STOCKHOLDERS' EQUITY -- NOTE 5
  Preferred Stock, $100.00 par value, 400 shares authorized;
    none issued.............................................          --            --             --
  Common stock, $.01 par value, 10,000,000 shares
    authorized; 3,550,000,
    5,951,209 and 5,959,709 shares issued and outstanding,
    respectively............................................      35,500        59,512         59,597
  Additional Paid-in-Capital................................     741,276     4,976,259      4,997,424
  Stock Subscriptions Receivable............................     (32,296)      (32,296)       (23,547)
  Retained Deficit..........................................    (130,598)   (3,503,009)    (3,567,132)
                                                              ----------   -----------    -----------
         TOTAL STOCKHOLDERS' EQUITY.........................     613,882     1,500,466      1,466,342
                                                              ----------   -----------    -----------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........  $1,444,298   $ 2,788,770    $ 3,198,826
                                                              ==========   ===========    ===========

                     The accompanying notes are an integral
                      part of these financial statements.

                            800 TRAVEL SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                       PREDECESSOR BUSINESS
                                    ---------------------------                         THE COMPANY
                                                      ELEVEN      -------------------------------------------------------
                                                      MONTHS       ONE MONTH                        NINE MONTHS ENDED
                                     YEAR ENDED       ENDED          ENDED        YEAR ENDED          SEPTEMBER 30,
                                    DECEMBER 31,   NOVEMBER 30,   DECEMBER 31,   DECEMBER 31,   -------------------------
                                        1994           1995           1995           1996          1996          1997
                                    ------------   ------------   ------------   ------------   -----------   -----------
                                                                                                (UNAUDITED)   (UNAUDITED)
REVENUES
  Commissions.....................  $   622,017    $   898,479     $  115,986    $ 2,814,237    $1,899,882    $4,820,022
  Ticket Delivery Income..........           --        192,459         17,984        421,540       289,999     1,196,394
                                    -----------    -----------     ----------    -----------    -----------   ----------
        Total Revenues............      622,017      1,090,938        133,970      3,235,777     2,189,881     6,016,416
                                    -----------    -----------     ----------    -----------    -----------   ----------
OPERATING EXPENSES
  Payroll, commissions and
    employee benefits.............      790,859      1,115,403        175,604      2,490,770     1,945,469     2,905,981
  Telephone.......................      165,979        392,869         14,527        702,870       451,673       787,488
  Ticket delivery expense.........           --        138,798         17,896        407,579       215,810       523,789
  Advertising.....................      459,657        333,520            437        137,223        87,244       178,180
  General and administrative --
    Note 7........................    1,053,530      1,156,777         53,869      1,768,058       959,526     1,605,833
  Interest expense................       46,417        168,857          4,017      1,114,298       897,070        83,994
                                    -----------    -----------     ----------    -----------    -----------   ----------
        TOTAL OPERATING
          EXPENSES................    2,516,442      3,306,224        266,350      6,620,798     4,556,792     6,085,265
                                    -----------    -----------     ----------    -----------    -----------   ----------
(LOSS) BEFORE OTHER INCOME........   (1,894,425)    (2,215,286)      (132,380)    (3,385,021)   (2,366,911)      (68,849)
OTHER INCOME......................           --         41,959          1,782         12,610        69,554         4,726
                                    -----------    -----------     ----------    -----------    -----------   ----------
NET (LOSS) INCOME.................  $(1,894,425)   $(2,173,327)    $ (130,598)   $(3,372,411)   $(2,297,357)  $  (64,123)
                                    ===========    ===========     ==========    ===========    ===========   ==========
Weighted Average Number of Common
  Shares Outstanding..............    3,830,000      3,830,000      3,840,000      4,947,823     4,894,600     5,956,859
                                    ===========    ===========     ==========    ===========    ===========   ==========
(Loss) Per Common Share...........  $      (.50)   $      (.57)    $     (.03)   $      (.68)   $     (.47)   $     (.01)
                                    ===========    ===========     ==========    ===========    ===========   ==========

                     The accompanying notes are an integral
                      part of these financial statements.

                            800 TRAVEL SYSTEMS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                          COMMON STOCK      ADDITIONAL       STOCK
                                       ------------------    PAID-IN     SUBSCRIPTIONS    RETAINED
                                        SHARES    AMOUNT     CAPITAL      RECEIVABLE       DEFICIT        TOTAL
                                       ---------  -------   ----------   -------------   -----------   -----------
PREDECESSOR BUSINESS
BALANCE, JANUARY 1, 1994.............    751,702  $   752   $  205,748     $     --      $   (39,210)  $   167,290
  Issuance of common stock...........    248,298      248      194,252           --               --       194,500
  Distribution (Note 5)..............         --       --           --           --          (93,500)      (93,500)
  Net Loss, year ended December 31,
    1994.............................         --       --           --           --       (1,894,425)   (1,894,425)
                                       ---------  -------   ----------     --------      -----------   -----------
BALANCE, DECEMBER 31, 1994...........  1,000,000    1,000      400,000           --       (2,027,135)   (1,626,135)
  Net loss, eleven months ended
    November 30, 1995................         --       --           --           --       (2,173,327)   (2,173,327)
                                       ---------  -------   ----------     --------      -----------   -----------
BALANCE, NOVEMBER 30, 1995...........  1,000,000  $ 1,000   $  400,000     $     --      $(4,200,462)  $(3,799,462)
                                       =========  =======   ==========     ========      ===========   ===========
THE COMPANY
  Issuance of common stock -- Note
    5................................  3,229,600  $32,296   $       --     $(32,296)     $        --   $        --
  Issuance of common stock in
    connection with debt -- Note 8...     20,000      200       23,800           --               --        24,000
  Purchase of predecessor -- Note
    2................................    300,400    3,004      717,476           --               --       720,480
  Net loss, one month ended December
    31, 1995.........................         --       --           --           --         (130,598)     (130,598)
                                       ---------  -------   ----------     --------      -----------   -----------
BALANCE, DECEMBER 31, 1995...........  3,550,000   35,500      741,276      (32,296)        (130,598)      613,882
  Sale of common stock -- net of
    expenses of $469,098 -- Note 5...  1,387,500   13,875    2,442,027           --               --     2,455,902
  Issuance of common stock in
    connection with debt issuance and
    services rendered -- Note 5......  1,013,709   10,137    1,458,581           --               --     1,468,718
  Issuance of options and warrants
    for services and interest........         --       --      334,375           --               --       334,375
  Net loss, year ended December 31,
    1996.............................         --       --           --           --       (3,372,411)   (3,372,411)
                                       ---------  -------   ----------     --------      -----------   -----------
BALANCE, DECEMBER 31, 1996...........  5,951,209   59,512    4,976,259      (32,296)      (3,503,009)    1,500,466
  Issuance of common stock in
    connection with debt issuance and
    services -- Note 5...............      8,500       85       21,165           --               --        21,250
  Collection of stock subscription...         --       --           --        8,749               --         8,749
  Net income, nine months ended
    September 30, 1997 (unaudited)...         --       --           --           --          (64,123)      (64,123)
                                       ---------  -------   ----------     --------      -----------   -----------
BALANCE, SEPTEMBER 30, 1997
  (UNAUDITED)........................  5,959,709  $59,597   $4,997,424     $(23,547)     $(3,567,132)  $ 1,466,342
                                       =========  =======   ==========     ========      ===========   ===========

                     The accompanying notes are an integral
                      part of these financial statements.

                            800 TRAVEL SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                              PREDECESSOR BUSINESS                             THE COMPANY
                                          ----------------------------   -------------------------------------------------------
                                                         ELEVEN MONTHS    ONE MONTH                        NINE MONTHS ENDED
                                           YEAR ENDED        ENDED          ENDED        YEAR ENDED          SEPTEMBER 30,
                                          DECEMBER 31,   NOVEMBER 30,    DECEMBER 31,   DECEMBER 31,   -------------------------
                                              1994           1995            1995           1996          1996          1997
                                          ------------   -------------   ------------   ------------   -----------   -----------
                                                                                                       (UNAUDITED)   (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES
  Net (loss) income.....................  $(1,894,425)    $(2,173,327)    $(130,598)    $(3,372,411)   $(2,297,357)   $ (64,123)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
    Depreciation and Amortization.......        9,606           6,752         5,569          97,866        84,069       114,714
    Stock, options and warrants issued
      for expenses and debt
      redemption........................           --              --            --       1,803,093       803,000        21,250
    Prepaid Rent Amortization...........           --              --            --           8,000         5,000         9,000
    Changes in operating assets and
      liabilities, net of effects of
      acquisition:
    (Increase) decrease in
      receivables.......................      (10,782)          8,793       (17,764)       (149,005)       27,965      (320,306)
    (Increase) decrease in prepaids and
      other assets......................      (18,701)         (8,055)           --         (21,581)        4,766         5,347
    Decrease in deferred financing
      fees..............................           --          92,833            --              --            --            --
    Increase in related party
      receivables.......................           --              --        (5,000)       (100,000)     (100,000)      (43,636)
    Increase (Decrease) in deferred rent
      liability.........................           --         (59,929)           --         108,721        67,950       108,369
    Increase (Decrease) in accounts
      payable and accrued expenses......      815,967         909,874        77,138         530,167       101,179       335,811
                                          -----------     -----------     ---------     -----------    -----------    ---------
        NET CASH (USED IN) PROVIDED BY
          OPERATING ACTIVITIES..........   (1,098,335)     (1,223,059)      (70,655)     (1,095,150)   (1,303,428)      166,426
                                          -----------     -----------     ---------     -----------    -----------    ---------
CASH FLOW FROM INVESTING ACTIVITIES
  Purchase of leasehold improvements and
    equipment...........................      (22,846)         (7,963)           --        (371,546)     (316,107)      (46,703)
  Purchase of Trademark.................           --              --            --         (15,000)           --            --
  Merger deposits and deferred
    acquisition costs...................           --              --            --         (99,341)           --      (120,999)
                                          -----------     -----------     ---------     -----------    -----------    ---------
        NET CASH FLOW USED BY INVESTING
          ACTIVITIES....................      (22,846)         (7,963)           --        (485,887)     (316,107)     (167,702)
                                          -----------     -----------     ---------     -----------    -----------    ---------
CASH FLOW FROM FINANCING ACTIVITIES
  Deferred offering cost................      (97,833)             --       (25,502)        (50,000)           --      (558,658)
  Proceeds from borrowings, net.........           --       1,202,250       125,750              --            --            --
  Principal payments on debt............      (18,944)             --            --        (281,000)     (190,000)           --
  Issuance of common stock..............      194,500              --            --       2,481,404     1,948,469            --
  Proceeds from private placement,
    net.................................    1,000,000              --            --              --            --            --
  Stock Subscription Collection.........           --              --            --              --            --         8,749
  Acquisition of Predecessor Business...           --              --       (10,000)             --            --            --
  Capital distribution..................      (93,500)             --            --              --            --            --
                                          -----------     -----------     ---------     -----------    -----------    ---------
        NET CASH FLOW FROM FINANCING
          ACTIVITIES....................      984,223       1,202,250        90,248       2,150,404     1,758,469      (549,909)
                                          -----------     -----------     ---------     -----------    -----------    ---------
NET INCREASE (DECREASE) IN CASH.........     (136,958)        (28,772)       19,593         569,367       138,934      (551,185)
CASH AT THE BEGINNING OF PERIOD.........      169,795          32,837            --          19,593        19,593       588,960
                                          -----------     -----------     ---------     -----------    -----------    ---------
CASH AT THE END OF PERIOD...............  $    32,837     $     4,065     $  19,593     $   588,960    $  158,527     $  37,775
                                          ===========     ===========     =========     ===========    ===========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
  Cash paid during the period for:
    Interest Expense....................  $    46,417     $   168,857     $   4,017     $    67,205    $   67,205     $  83,994
                                          ===========     ===========     =========     ===========    ===========    =========

                     The accompanying notes are an integral
                      part of these financial statements.

                            800 TRAVEL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                           DECEMBER 31, 1996 AND 1995

NOTE 1: BUSINESS AND BASIS OF PRESENTATION AND SIGNIFICANT
        ACCOUNTING POLICIES

     800 Travel Systems, Inc. (the "Company") is a telemarketing travel company which provides air transportation reservation services. The Company was formed in November 1995 to acquire certain of the assets and assume certain liabilities of 1-800-Low Airfare, Inc. (the Predecessor Business), which occurred December 1, 1995.

     The Company, and the Predecessor Business strive to furnish the lowest air fare available at the time of reservation within the parameters provided by a customer.

     The Company incorporated LAF Financial Services, Inc. ("LAF") on January 16, 1996, in the State of Delaware. At December 31, 1996, LAF had not issued any stock and had conducted no business activities.

LEASEHOLD IMPROVEMENTS AND EQUIPMENT

     Leasehold improvements and equipment is stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets, five to ten years.

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS

     The excess of cost over fair value of net assets acquired is amortized over a period of twenty-five (25) years. The Company periodically reviews the carrying amount of this asset and evaluates its recoverability based upon future estimated operating cash flows.

TRADEMARKS

     The cost of the trademarks is being amortized using the straight-line method over their useful estimated lives of fifteen (15) years.

REVENUE RECOGNITION

     Commission revenues are recognized when travel services are ticketed.

NET LOSS PER COMMON SHARE

     Net loss per common share is based on the weighted average number of common shares outstanding, as adjusted for the effects of the application of Securities and Exchange Commission Staff Accounting Bulletin (SAB) No.83 and unissued shares in connection with the purchase of the Predecessor Business (at December 31, 1994 and November 30, 1995).

     At December 31, 1996 the Company had issued stock options for 300,000 shares of stock and stock warrants for 275,000 shares of stock, the earnings per share computation did not include the exercise of the stock options and warrants due to the antidilutive effect.

TAXES ON INCOME

     The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which utilizes an asset and liability approach in determining income tax expense.

                            800 TRAVEL SYSTEMS, INC.

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 1: BUSINESS AND BASIS OF PRESENTATION AND SIGNIFICANT
        ACCOUNTING POLICIES -- (CONTINUED)
STOCK BASED COMPENSATION

     In October 1995, the Financial Accounting Standard Board issued Statement No. 123, "Accounting for Stock Based Compensation." Statement No. 123 established a fair value method for accounting for stock-based compensation plans either through recognition or disclosure. The Company has recognized in the accompanying statements of operations the fair value amounts applicable to stock-based compensation.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimated amounts.

RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform with the current presentation.

NOTE 2: ACQUISITION

     The Company acquired certain of the assets, assumed certain liabilities and assumed all operations of the Predecessor Business effective December 1, 1995. The $820,480 purchase price consisted of $10,000 in cash, $90,000 in notes payable and 600,400 shares of the Company's common stock (valued at $1.20 per share). The Company, acting on behalf of the Predecessor Business, agreed to issue 300,000 of the shares of common stock to those remaining creditors of the Predecessor Business who elected to convert their claim into stock at the rate of $10 per share. In 1996, the Creditors representing 153,934 shares of common stock have converted their claim into stock and 146,066 shares have been issued to the Predecessor Business. The Company assumed $536,253 of liabilities pursuant to the purchase agreement and has subsequently agreed to assume certain additional liabilities aggregating $50,275. Costs in excess of net assets acquired aggregated $1,117,511.

                            800 TRAVEL SYSTEMS, INC.

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 2: ACQUISITION -- (CONTINUED)
     The following summarizes the Predecessor Business's balance sheet at November 30, 1995 and those assets acquired and liabilities assumed by the Company from the Predecessor Business:

                            1-800 LOW AIRFARE, INC.

                            CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                               NOVEMBER 30, 1995

                                     ASSETS

                                                                      NET ASSETS ACQUIRED
                                                                              AND
                                                      PREDECESSOR   NET LIABILITIES ASSUMED
                                                       BUSINESS         BY THE COMPANY
                                                      -----------   -----------------------
Current Assets......................................  $    12,429         $    5,850
Equipment, net of accumulated depreciation of
  $11,472...........................................       32,418             32,418
Deposits............................................       51,229             51,229
                                                      -----------         ----------
          Total Assets..............................  $    96,076         $   89,497
                                                      ===========         ----------

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current Liabilities.................................  $ 1,693,788         $  286,528
Notes Payable.......................................    2,201,750            300,000
Stockholders' (Deficit)
     Common Stock...................................        1,000                 --
     Paid in Capital................................      400,000                 --
     Deficit........................................   (4,200,462)                --
                                                      -----------         ----------
          Total Liabilities and Stockholders'
            (Deficit)...............................  $    96,076         $  586,528
                                                      ===========         ----------
Excess of Liabilities over Assets Acquired..........                      $  497,031
Shares issued to Predecessor Business to satisfy its
  trade creditors (300,000 shares at $1.20).........                         360,000
Shares issued to satisfy claims of certain note
  holders (300,400 shares at $1.20).................                         360,480
Cash Payment........................................                          10,000
Notes Payable issued to Predecessor Stockholders....                          90,000
                                                                          ----------
                                                                           1,317,511
Less Cost Allocated to Trademarks...................                         200,000
                                                                          ----------
  Cost in Excess of Assets Acquired.................                      $1,117,511
                                                                          ==========

     During the acquisition negotiations, the holders of certain notes payable in the Predecessor Business settled for 300,400 shares of common stock, which was given a settlement value of $1.20 per share. The $1.20 per share was also used to determine the number of shares to be issued to the Predecessor Business to settle claims with its trade creditors.

                            800 TRAVEL SYSTEMS, INC.

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 2: ACQUISITION -- (CONTINUED)
     Proforma results of operations as if the Company had acquired the Predecessor Business on January 1, 1995 would not have been materially different than the results of operations of the Predecessor for the eleven months ended November 30, 1995 and accordingly, are not presented.

NOTE 3: LEASEHOLD IMPROVEMENTS AND EQUIPMENT

     Leasehold improvements and equipment by major classification are as follows:

                                                       DECEMBER 31,
                                                    -------------------    SEPTEMBER 30,
                                                     1995        1996          1997
                                                    -------    --------    -------------
                                                                            (UNAUDITED)
Leasehold Improvements............................  $    --    $155,885      $ 155,885
Telephone Equipment...............................       --     147,133        155,100
Furniture and Fixtures............................   18,734      78,106         78,106
Computer Equipment................................    7,703      14,858         14,858
Office Equipment..................................    5,981       7,982          7,982
Sabre Equipment...................................       --          --         38,736
                                                    -------    --------      ---------
                                                     32,418     403,964        450,667
  Less Accumulated Depreciation...................     (733)    (39,734)      (109,420)
                                                    -------    --------      ---------
          Total Leasehold Improvements and
            Equipment.............................  $31,685    $364,230      $ 341,247
                                                    =======    ========      =========

NOTE 4: NOTES PAYABLE - RELATED PARTIES

                                                        DECEMBER 31,
                                                    --------------------   SEPTEMBER 30,
                                                      1995        1996         1997
                                                    --------    --------   -------------
                                                                            (UNAUDITED)
10% purchase money notes, payable in three annual
  installments of $30,000 plus interest, due
  November 1998, unsecured........................  $ 90,000    $ 60,000     $ 60,000
10% note payable, principal and interest due March
  14, 1996, less unamortized discount of $29,000
  attributable to issuance of 20,000 shares of
  common stock in 1995............................    21,000          --           --
10% note payable, interest and principal due July
  1, 1997.........................................        --     250,000      250,000
10% note payable, interest and principal due
  February 28, 1996...............................   100,000          --           --
10% note payable, interest and principal due on
  demand..........................................    80,000          --           --
10% note payable, interest and principal due
  December 31, 1996...............................   100,000          --           --
10% note payable, interest and principal due
  December 31, 1996...............................   100,000          --           --
Other.............................................       750         750          750
                                                    --------    --------     --------
                                                     491,750     310,750      310,750
          Less current maturities.................   431,750     280,750      280,750
                                                    --------    --------     --------
                                                    $ 60,000    $ 30,000     $ 30,000
                                                    ========    ========     ========

                            800 TRAVEL SYSTEMS, INC.

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 4: NOTES PAYABLE - RELATED PARTIES -- (CONTINUED)
     Approximate maturities of notes payable-related parties at December 31, 1996 are as follows:

1997........................................................  $280,750
1998........................................................    30,000
                                                              --------
                                                              $310,750
                                                              ========

     In July 1997, the 10% note payable in the amount of $250,000 was extended to November 30, 1997, and the interest rate was increased to 18%.

NOTE 5: STOCKHOLDERS' EQUITY

     In connection with the initial capitalization of the Company 3,229,600 shares of common stock were issued in exchange for subscriptions receivable of $32,296 (par value). The $32,296 had not been paid as of December 31, 1996.

     During February 1996, the Company initiated a private placement of shares of common stock. As of December 31, 1996, a total of 1,387,500 shares of common stock had been sold and issued. These shares carry certain resale restrictions. The total sales price of these shares was $2,845,000. Sales commissions amounting to $360,000 were paid to related parties.

     In February 1996, the Company issued 20,000 shares valued at $50,000 as a rollover of a past due note payable.

     During 1996, the Company issued 100,000 shares of stock to an officer of the Company as a bonus. An expense of $120,000 has been recognized in connection this transaction.

     A total of 180,000 shares have been issued in 1996, for consulting services for which an expense of $336,000 has been recognized.

     A total of 12,500 shares have been issued in connection with loans obtained. The value of $15,000 was amortized as additional interest expense over the term of the loans.

     During 1996, the Company issued 40,000 shares of common stock, valued at $100,000, to its landlord in connection with a lease. This amount will be amortized as additional rent expense at the rate of $1,000 per month. The $92,000 unamortized balance is included in prepaid expenses and other assets in the accompanying December 31, 1996 balance sheet.

     In connection with late penalties for past due loans, two related party creditors received during 1996, 361,209 shares of common stock valued at $847,718.

     In 1996, the Company issued 275,000 warrants to purchase 275,000 shares of the Company's common stock at a price of 110% of the public offering price. The warrants can be exercised beginning on the first anniversary date of the public offering. The fair value of the warrants was twelve and one half cents ($.125) per warrant (aggregate fair value $34,375). The warrants were issued as incentive to extend a certain note payable; therefore, the fair value was recognized as interest expense in 1996.

     In 1996, the Company issued options to purchase 300,000 shares of its common stock at a price of $1.00 per share. These options can be exercised beginning one year from date of grant. The fair value of the common stock at the date of issuance of the options was $2.00 per share; therefore, the accompanying statement of operations for the year ended December 31, 1996, recognized a consulting expense of $300,000 applicable to

                            800 TRAVEL SYSTEMS, INC.

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 5: STOCKHOLDERS' EQUITY -- (CONTINUED) the difference between the option exercise price and the fair value of the shares at the date of the grant of the option.

     In 1997, the Company issued 8,500 shares of its common stock valued at $21,250 for services.

     In May 1995, the Predecessor Business completed a Bridge Financing of units for a total of $800,000, in promissory notes and common stock purchase warrants. Each unit consisted of a $25,000 12% promissory note and warrants to purchase 6,250 shares of common stock at an exercise price of $5.00. In connection with this financing, various placement agents received an aggregate total of $90,000 in commissions and warrants to purchase 37,500 shares of stock.

     In April 1994, the Predecessor Business purchased all of the rights, title and interest in the telephone number 1-800-LOW-AIRFARE from a principal shareholder. The purchase price was $250,000 of which $93,500 was paid and accounted for as a dividend, with payment of the remaining balance contingent on the completion of a private placement of equity securities which did not occur.

NOTE 6: INCOME TAXES

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1996         1995
                                                              ---------    --------
Deferred Tax Assets:
  Net operating loss carryforwards..........................  $ 779,000    $ 44,300
  Less valuation allowance..................................   (779,000)    (44,300)
                                                              ---------    --------
          Net Deferred Tax Asset............................  $      --    $     --
                                                              =========    ========

     At December 31, 1996 and 1995, the Company has a tax net operating loss carryforward of approximately $2,423,000 and $132,000 respectively, to offset future taxable income. The tax net operating loss carryforwards begin to expire in 2010. Realization of any portion of the deferred tax asset resulting from the Company's net operating loss carryforward is not considered more likely than not. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset.

NOTE 7: COMMITMENTS AND CONTINGENCIES

     The minimum future office rental commitment for leases approximates the following:

YEAR ENDING DECEMBER 31,
------------------------
     1997...............................................................  $  180,183
     1998...............................................................     196,877
     1999...............................................................     196,877
     2000...............................................................     213,571
     2001...............................................................     213,571
     Thereafter.........................................................   1,218,102
                                                                          ----------
                                                                          $2,219,181
                                                                          ==========

     Rent expense totaled approximately $109,000, $109,000, $5,000, $170,000 and $201,457 for the year ended December 31, 1994, the eleven months ended November 30, 1995, the one month ended December 31, 1995, the year ended December 31, 1996, and the nine months ended September 30, 1997, respectively.

                            800 TRAVEL SYSTEMS, INC.

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 7: COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
     The Company entered into a services agreement with a stockholder. The agreement expired on December 31, 1996, and required $3,000 payments per week plus expenses. This stockholder was paid services fees amounting to $152,700, a common stock bonus of 150,000 shares of common stock (fair market value of $300,000), commissions for sale of stock of $221,000, plus expenses of $199,853 for the year ended December 31, 1996, and $12,000 in services fees for the one month ended December 31, 1995. For the nine month period ended September 30, 1997, the same stockholder was paid $114,800 as services fees, plus expenses of $248,790. This stockholder also received from the Predecessor Business services fees totaling $26,000 for the eleven months ended November 30, 1995. Additionally, certain stockholders received fees of $5,000, $3,500 and $37,900 for consulting services rendered during the one month ended December 31, 1995, the eleven months ended November 30, 1995 and the year ended December 31, 1994, respectively.

     In September 1996 the Company entered into a new agreement with its telephone service provider. Pursuant to the new four-year agreement, the telephone service provider granted the Company a credit of $15,000 towards installation charges and an additional $180,000 for general charges in the fifth month following the initiation of services (subject to forfeiture in the event the Company discontinues services in the second year of the agreement) and will grant the Company a credit of $180,000 for general charges in the seventeenth month following initiation of services. These credits are being recognized as reductions in telephone expense ratably over the four year term of the agreement. The agreement requires a minimum annual commitment to the telephone service provider of $1,680,000.

     The Predecessor Business is a defendant in various law suits. The Company has not contractually assumed any of the potential liabilities from the Predecessor Business' lawsuits and in management's opinion will not be affected by the outcome of these legal proceedings.

     The Company is dependent on two (2) airlines for approximately forty-five percent (45%) of its revenues, and the Company's ability to quote air travel ticket prices, make reservations and sell tickets is dependent upon the performance of Sabre electronic travel reservation system.

NOTE 8: SUPPLEMENTAL CASH FLOW INFORMATION

     For the one month ended December 31, 1995:

          1) In connection for the acquisition of the asset and assumption of certain liabilities of the predecessor business, the Company issued a note payable of $90,000 and 300,400 shares of stock valued at $720,480 (an additional 300,000 shares was issued in 1996). The Company acquired assets totaling $89,499 and assumed liabilities of $586,825. Costs in excess of net assets acquired, aggregated $1,317,511.

          2) The Company issued 20,000 shares of common stock valued at $24,000 in connection with the placement of debt.

          3) A stock subscription receivable of $31,796 for the initial capitalization of the Company was issued.

     For the year ended December 31, 1996:

          1) The Company issued 20,000 shares of common stock valued at $50,000 for a note payable.

          2) The Company issued 12,500 shares of common stock for past due interest totaling $15,000 on two notes payable.

          3) There were 40,000 shares of common stock issued to JFJ Realty as prepaid rent of $100,000.

                            800 TRAVEL SYSTEMS, INC.

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 8: SUPPLEMENTAL CASH FLOW INFORMATION -- (CONTINUED)
          4) Various creditors of the Predecessor Business and the Predecessor Business were issued 300,000 shares of common stock.

          5) The Company issued 361,209 shares of common stock valued at $847,718 for two past due notes payable.

          6) The Company issued 100,000 shares of common stock with a value of $120,000 as a bonus to the Company's President.

          7) Two shareholders were issued 180,000 shares of common stock valued at $336,000 for consulting services.

          8) The Company issued 300,000 stock options with a fair value of $1.00 for services.

          9) The Company issued 275,000 warrants with a fair value of $.125 in recognition of a loan extension.

     For the nine months ended September 30, 1997:

          1) The Company issued 8,500 shares of common stock valued at $21,250 for services.

NOTE 9: FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments including commissions receivable, accounts payable, and debt approximated fair value due to the relatively short maturity.

NOTE 10: MERGER AGREEMENT

     In November, 1996, Company entered into a merger agreement with the Joseph Stevens Group, Inc. ("Stevens"). The agreement calls for all of the capital stock of Stevens to be exchanged for shares of the Company's common stock and a note payable of $1,578,000 (subject to adjustment for assumed liabilities). The merger will become effective on the effective date of the Company's planned initial public offering. The Company has made an escrow payment of $46,665 to the seller in connection with the anticipated merger. In addition the Company has incurred costs and expenses associated with the merger of $52,676 and $145,341 which were deferred at December 31, 1996 and September 30, 1997, respectively, and made an advance payment on the note payable of $75,000. The "IPO" deadline, included in the merger agreement, was extended to November 30, 1997, and the Company agreed to pay an extension fee.

     Upon the effective date, the Company shall issue to the Selling Shareholder the greater of (i) 383,333 shares of the company's stock or (ii) that number of shares of the common stock having an aggregate value of $1,916,665 using the initial public offering price in calculating the per share value of the company stock. If, on the second anniversary date of the public offering, the value of the Company's shares then held by the Selling Shareholder, together with the aggregate amount of cash and the fair market value of any assets or properties received by the Selling Shareholder in connection with the sale prior to the second anniversary of the closing date of all or any of the shares received in the merger, is less than $2,571,000, then the Company shall issue to the Selling Shareholder, on the second anniversary of the public offering closing, additional shares of the Company, using the price of the Company's common stock on the second anniversary of the public offering closing and an appropriate number of additional common shares of the Company shall be issued to the Selling Shareholder based upon such price in order to make up any such deficiency.

     As part of the merger agreement, the Company entered into an operating agreement with Stevens, whereby, the Company assumed all operations of Stevens as of January 1, 1997, and assumed any economic

                            800 TRAVEL SYSTEMS, INC.

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 10: MERGER AGREEMENT -- (CONTINUED) gains or losses from these operating activities. The financial statement for the nine months ended September 30, 1997, include the operations of Stevens from January 1, 1997 to September 30, 1997. The following summarizes the operations for Stevens for the nine month period ended September 30, 1997 (unaudited):

Revenues....................................................  $2,707,387
Operating Expense...........................................   1,779,499
                                                              ----------
Operating Income............................................  $  927,888
                                                              ==========

NOTE 11: GROSS RESERVATIONS

     For the various periods presented in the statements of operations, the gross dollar amounts for reservations of airline tickets were as follows:

                           PERIOD                               AMOUNT
                           ------                             -----------
Nine Months ended September 30,
  1997......................................................  $39,152,651
                                                              ===========
  1996......................................................  $16,958,158
                                                              ===========
Year ended December 31, 1996................................  $23,590,782
                                                              ===========
One month ended December 31, 1995...........................  $ 1,609,426
                                                              ===========
Eleven months ended November 30, 1995.......................  $ 9,647,090
                                                              ===========
Year ended December 31, 1994................................  $ 5,924,310
                                                              ===========

NOTE 12: INTERIM FINANCIAL DATA (UNAUDITED)

     The balance sheet of September 30, 1997, and the statements of operations and cash flows for the nine month period ended September 30, 1997 and 1996, and the statement of stockholders' equity for the nine month period ended September 30, 1997, are unaudited. The September 30, 1997 statements of operations include the operations of the Joseph Stevens Group, Inc. for the period January 1, 1997 to September 30, 1997. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments necessary to state fairly the information set forth therein. The data disclosed in the notes to financial statements for these periods are unaudited. Operating results for the nine months ended September 30, 1997, are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

     The following summarizes the results of operations for each of the quarters in the nine months ended September 30, 1996 and 1997 ('000 omitted):

                                               1996                                        1997
                            ------------------------------------------   -----------------------------------------
                            MARCH 31,   JUNE 30,   SEPT. 30,    TOTAL    MARCH 31,   JUNE 30,   SEPT. 30,   TOTAL
                            ---------   --------   ---------   -------   ---------   --------   ---------   ------
Revenues..................   $   364     $  959     $  867     $ 2,190    $1,639      $2,083     $2,294     $6,016
Operating Expenses........     1,539      1,519      1,499       4,557     1,979       1,955      2,151      6,085
(Loss) Income Before Other
  Income..................    (1,175)      (560)      (632)     (2,367)     (340)        128        143        (69)
Other Income..............        --          6         64          70         3           2         --          5
Net (Loss) Income.........    (1,175)      (554)      (568)     (2,297)     (337)        130        143        (64)

                            800 TRAVEL SYSTEMS, INC.

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

     In November 1996, 800 Travel Systems, Inc. ("Travel") entered into a merger agreement whereby all of the outstanding shares of the Joseph Stevens Group, Inc. ("Group"), a provider of travel ticketing services and telemarketing services, will be exchanged for a note in the amount of $1,578,000 and 383,333 shares of Travel. The acquisition of Group will be accounted for by Travel as a purchase whereby the basis for accounting for Group's assets and liabilities will be based upon their fair market values at the date of the acquisition (expected to be the date of the initial public offering of Travel).


     The unaudited Pro Forma Condensed Combined Statement of Operations (Pro Forma Statement of Operations) for the year ended December 31, 1996 and the nine months ended September 30, 1997, gives pro forma effect to the acquisition of Group (and other adjustments as described in the accompanying notes) as if it had occurred on January 1, 1996 and 1997, respectively. The Pro Forma Statements of Operations are based on the historical results of operations of Travel and Group for the year ended December 31, 1996 and the nine months ended September 30, 1997. The Pro Forma Condensed Combined Balance Sheets as of December 31, 1996 and September 30, 1997 (Pro Forma Balance Sheet) gives pro forma effect to the acquisition of Group as if it had occurred on those dates. The Pro Forma Statements of Operations and the Pro Forma Balance Sheets and the accompanying notes (Pro Forma Financial Information) should be read in conjunction with and are qualified by the historical financial statements of Travel included elsewhere herein, and the historical financial statements of Group and notes thereto appearing elsewhere herein.


     The Pro Forma Information is intended for informational purposes only and is not necessarily indicative of the future financial position or results of operations of Travel after the acquisition of Group, or the financial position or the results of operations of Travel that would have actually occurred had the acquisition of Group been effected as of the date or for the period presented.

                      (This page intentionally left blank)

                            800 TRAVEL SYSTEMS, INC.

                            PRO FORMA BALANCE SHEETS
                               DECEMBER 31, 1996

                                     ASSETS

                                                                                     800 TRAVEL
                                                                   PRO FORMA        SYSTEMS, INC.    PRO FORMA
                               800 TRAVEL     JOSEPH STEVENS      ADJUSTMENTS-        ON A PRO      ADJUSTMENTS-       PRO FORMA
                              SYSTEMS, INC.   GROUP, INC.(A)      ACQUISITION        FORMA BASIS     STOCK SALE          TOTAL
                              -------------   --------------      ------------      -------------   ------------      -----------
CURRENT ASSETS
  Cash......................   $   588,960     $   116,268        $  (116,268)(G)    $   588,960    $ 3,705,125(H)    $ 4,294,085
  Trade Commissions
    Receivable..............       118,390         151,761           (151,761)(G)        118,390             --           118,390
  Receivable from AT&T......        50,228              --                 --             50,228             --            50,228
  Prepaids..................        28,804          62,790            (62,790)(G)         28,804             --            28,804
                               -----------     -----------        -----------        -----------    -----------       -----------
        TOTAL CURRENT
          ASSETS............       786,382         330,819           (330,819)           786,382      3,705,125         4,491,507
                               -----------     -----------        -----------        -----------    -----------       -----------
LEASEHOLD IMPROVEMENTS AND
  EQUIPMENT.................       403,964         690,725           (190,725)(C)        903,964             --           903,964
  Less Accumulated
    Depreciation............       (39,734)       (321,580)           321,580(D)         (39,734)            --           (39,734)
                               -----------     -----------        -----------        -----------    -----------       -----------
  Net Leasehold Improvements
    and Equipment...........       364,230         369,145            130,855            864,230             --           864,230
                               -----------     -----------        -----------        -----------    -----------       -----------
EXCESS OF COST OVER FAIR
  VALUE OF NET ASSETS
  ACQUIRED..................     1,069,086              --          2,940,006(B)       4,009,092             --         4,009,092
                               -----------     -----------        -----------        -----------    -----------       -----------
DEFERRED OFFERING COSTS.....        50,000              --                 --             50,000        (50,000)(H)            --
                               -----------     -----------        -----------        -----------    -----------       -----------
OTHER ASSETS
  Related Party
    Receivables.............       109,000              --                 --            109,000             --           109,000
  Bonds and Security
    Deposits................        31,007          28,640            (28,640)(G)         31,007             --            31,007
  Merger Deposits and
    Deferred Acquisition
    Costs...................        99,341              --            (99,341)(F)             --             --                --
  Prepaid Rent..............        80,000              --                 --             80,000             --            80,000
  Trademarks................       199,724         158,600             41,400(E)         399,724             --           399,724
                               -----------     -----------        -----------        -----------    -----------       -----------
        TOTAL OTHER
          ASSETS............       519,072         187,240            (86,581)           619,731             --           619,731
                               -----------     -----------        -----------        -----------    -----------       -----------
        TOTAL ASSETS........   $ 2,788,770     $   887,204        $ 2,653,461        $ 6,329,435    $ 3,655,125       $ 9,984,560
                               ===========     ===========        ===========        ===========    ===========       ===========

                                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Current Maturities of
    Long-Term Debt..........   $   280,750     $   779,995(G)     $  (779,995)(G)    $ 1,858,750    $(1,578,000)(H)   $   280,750
                                                                    1,578,000(B)
  Accounts Payable and
    Accrued Expenses........       868,833         362,257           (362,257)(G)        914,833             --           914,833
                                                                       46,000(B)
                               -----------     -----------        -----------        -----------    -----------       -----------
        TOTAL CURRENT
          LIABILITIES.......     1,149,583       1,142,252            481,748          2,773,583     (1,578,000)        1,195,583
DEFERRED RENT...............       108,721              --                 --            108,721             --           108,721
LONG-TERM DEBT --
  Excluding Current
    Installments............        30,000       1,054,195         (1,054,195)(G)         30,000             --            30,000
                               -----------     -----------        -----------        -----------    -----------       -----------
        TOTAL LIABILITIES...     1,288,304       2,196,447           (572,447)         2,912,304     (1,578,000)        1,334,304
                               -----------     -----------        -----------        -----------    -----------       -----------
STOCKHOLDERS' EQUITY
  (DEFICIT)
  Preferred Stock...........            --              --                 --                 --             --                --
  Common Stock..............        59,512          88,000            (88,000)(G)         63,345         13,500(H)         76,845
                                                                        3,833(B)
  Additional
    Paid-in-Capital.........     4,976,259         369,312           (369,312)(G)      6,889,091      5,219,625(H)     12,108,716
                                                                    1,912,832(B)
  Stock Subscriptions
    Receivable..............       (32,296)             --                 --            (32,296)            --           (32,296)
  Retained Deficit..........    (3,503,009)     (1,766,555)         1,766,555(G)      (3,503,009)            --        (3,503,009)
                               -----------     -----------        -----------        -----------    -----------       -----------
        TOTAL STOCKHOLDERS'
          EQUITY
          (DEFICIT).........     1,500,466      (1,309,243)         3,225,908          3,417,131      5,233,125         8,650,256
                               -----------     -----------        -----------        -----------    -----------       -----------
        TOTAL LIABILITIES
          AND STOCKHOLDERS'
          EQUITY (DEFICIT)..   $ 2,788,770     $   887,204        $ 2,653,461        $ 6,329,435    $ 3,655,125       $ 9,984,560
                               ===========     ===========        ===========        ===========    ===========       ===========

                            800 TRAVEL SYSTEMS, INC.

                      NOTES TO THE PRO FORMA BALANCE SHEET
                                  (UNAUDITED)
                               DECEMBER 31, 1996

(A) Represents the historical balance sheet information of Group.

(B) Adjusts the assets acquired and liabilities assumed in the acquisition of Group to reflect the allocation of the estimated purchase price. The resulting goodwill was calculated as follows:

 Estimated purchase price:
   Amount paid by Note.......................................  $1,578,000
   Issuance of 383,333 shares of Travel with a fair market
      value at the date of acquisition of $5.00 per share....   1,916,665
   Merger deposits and deferred acquisition costs............      99,341
                                                               ----------
                                                                3,594,006

 Less assets acquired:
   Equipment.................................................    (500,000)
   Trademarks................................................    (200,000)
 Plus liabilities assumed:
   Current liability -- future acquisition costs.............      46,000
   Long-term debt............................................          --
                                                               ----------
           Goodwill..........................................  $2,940,006
                                                               ==========

     Goodwill will be amortized ratably over twenty-five (25) years.

(C) Adjust Group's leasehold improvements and equipment to their fair market value of $500,000.

(D) Adjustment to eliminate historical accumulated depreciation.

(E) Adjust Group's trade mark to its $200,000 fair market value. The trade mark will be amortized over a period of fifteen (15) years.

(F)  Eliminate direct costs of acquisition ($52,676) and merger deposit
     ($46,665).

(G) Adjustment to eliminate assets not acquired and liabilities not assumed from Group.

(H) Adjustment to reflect the sale of 1,350,000 shares of common stock at a price of $5.00 plus sale of 2,700,000 warrants at $.125. The offering costs will approximate $1,854,375. This pro forma adjustment does not include proceeds from the sale of underwriters' overallotment shares and warrants.

                            800 TRAVEL SYSTEMS, INC.

                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                                800 TRAVEL
                                                              JOSEPH STEVENS                   SYSTEMS, INC.
                                              800 TRAVEL          GROUP,        PRO FORMA        ON A PRO
                                             SYSTEMS, INC.       INC.(A)       ADJUSTMENTS      FORMA BASIS
                                             -------------    --------------   -----------     -------------
REVENUES...................................   $ 3,235,777       $1,664,959      $      --       $ 4,900,736
                                              -----------       ----------      ---------       -----------
OPERATING EXPENSES
  General and Administrative...............     5,408,634        1,640,388             --         7,049,022
  Interest Expense.........................     1,114,298          107,128        157,800(C)      1,379,226
  Amortization and Depreciation............        97,866          113,268        117,665(B)        328,799
                                              -----------       ----------      ---------       -----------
          TOTAL OPERATING EXPENSES.........     6,620,798        1,860,784        275,465         8,757,047
                                              -----------       ----------      ---------       -----------
(LOSS) BEFORE OTHER INCOME.................    (3,385,021)        (195,825)      (275,465)       (3,856,311)
OTHER INCOME...............................        12,610               --             --            12,610
                                              -----------       ----------      ---------       -----------
NET (LOSS).................................   $(3,372,411)      $ (195,825)     $(275,465)      $(3,843,701)
                                              ===========       ==========      =========       ===========
Weighted Average Number of Common Shares
  Outstanding..............................     4,947,823              N/A            N/A         5,331,156(D)
                                              ===========       ==========      =========       ===========
(Loss) Per Common Share....................   $      (.68)             N/A            N/A       $      (.72)
                                              ===========       ==========      =========       ===========

                            800 TRAVEL SYSTEMS, INC.

                 NOTES TO THE PRO FORMA STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1996

(A) Represents the historical income statement information of Group.

(B) Represent the amortization of goodwill on a straight line basis over 25 years, amortization of trade mark over fifteen (15) years and depreciation of assets over five (5) years.

(C) Accrue interest on note payable at ten percent (10%).

(D) Adjusted to reflect the issuance of the 383,333 shares issued in the acquisition of Group as if it occurred in the beginning of fiscal year 1996.

                            800 TRAVEL SYSTEMS, INC.

                            PRO FORMA BALANCE SHEETS
                               SEPTEMBER 30, 1997

                                     ASSETS

                                                                                     800 TRAVEL
                                                 JOSEPH STEVENS    PRO FORMA        SYSTEMS, INC.    PRO FORMA
                                  800 TRAVEL         GROUP,       ADJUSTMENTS-        ON A PRO      ADJUSTMENTS-       PRO FORMA
                                 SYSTEMS, INC.      INC.(A)       ACQUISITION        FORMA BASIS     STOCK SALE          TOTAL
                                 -------------   --------------   ------------      -------------   ------------      -----------
CURRENT ASSETS
  Cash.........................   $    37,775      $      --       $       --        $    37,775    $ 4,338,783(D)    $ 4,376,558
  Trade Commissions
    Receivable.................       488,924             --               --            488,924             --           488,924
  Receivable from AT&T.........            --             --               --                 --             --                --
  Prepaids.....................        16,617             --               --             16,617             --            16,617
                                  -----------      ---------       ----------        -----------    -----------       -----------
        TOTAL CURRENT ASSETS...       543,316             --               --            543,316      4,338,783         4,882,099
                                  -----------      ---------       ----------        -----------    -----------       -----------
LEASEHOLD IMPROVEMENTS AND
  EQUIPMENT....................       450,667        690,725         (190,725)(B)        950,667             --           950,667
  Less Accumulated
    Depreciation...............      (109,420)      (321,580)         321,580(B)        (109,420)            --          (109,420)
                                  -----------      ---------       ----------        -----------    -----------       -----------
  Net Leasehold Improvements
    and Equipment..............       341,247        369,145          130,855            841,247             --           841,247
                                  -----------      ---------       ----------        -----------    -----------       -----------
EXCESS OF COST OVER FAIR VALUE
  OF NET ASSETS ACQUIRED.......     1,035,561             --        2,940,006(C)       3,975,567             --         3,975,567
                                  -----------      ---------       ----------        -----------    -----------       -----------
DEFERRED OFFERING COSTS........       608,658             --               --            608,658       (608,658)(D)            --
                                  -----------      ---------       ----------        -----------    -----------       -----------
OTHER ASSETS
  Related Party Receivables....       152,635             --               --            152,635             --           152,635
  Bonds and Security
    Deposits...................        37,847             --               --             37,847             --            37,847
  Merger Deposits and Deferred
    Acquisition Costs..........       220,341             --         (220,341)(C)             --             --                --
  Prepaid Rent.................        71,000             --               --             71,000             --            71,000
  Trademarks...................       188,221        158,600           41,400(B)         388,221             --           388,221
                                  -----------      ---------       ----------        -----------    -----------       -----------
        TOTAL OTHER ASSETS.....       670,044        158,600         (178,941)           649,703             --           649,703
                                  -----------      ---------       ----------        -----------    -----------       -----------
        TOTAL ASSETS...........   $ 3,198,826      $ 527,745       $2,891,920        $ 6,618,491    $ 3,730,125       $10,348,616
                                  ===========      =========       ==========        ===========    ===========       ===========

                                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Current Maturities of
    Long-Term Debt.............   $   280,750      $      --       $1,578,000(C)     $ 1,783,750    $(1,503,000)      $   280,750
                                                                      (75,000)(C)
  Accounts Payable and Accrued
    Expenses...................     1,204,644             --               --          1,204,644             --         1,204,644
                                  -----------      ---------       ----------        -----------    -----------       -----------
        TOTAL CURRENT
          LIABILITIES..........     1,485,394             --        1,503,000          2,988,394     (1,503,000)        1,485,394
DEFERRED RENT..................       217,090             --               --            217,090             --           217,090
LONG-TERM DEBT --
  Excluding Current
    Installments...............        30,000             --               --             30,000             --            30,000
                                  -----------      ---------       ----------        -----------    -----------       -----------
        TOTAL LIABILITIES......     1,732,484             --        1,503,000          3,235,484     (1,503,000)        1,732,484
                                  -----------      ---------       ----------        -----------    -----------       -----------
STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred Stock..............            --             --               --                 --             --                --
  Common Stock.................        59,597             --            3,833(C)          63,430         13,500(D)         76,930
  Additional Paid-in-Capital...     4,997,424             --        1,912,832(C)       6,910,256      5,219,625(D)     12,129,881
  Stock Subscriptions
    Receivable.................       (23,547)            --               --            (23,547)            --           (23,547)
  Retained Deficit.............    (3,567,132)            --               --         (3,567,132)            --        (3,567,132)
                                  -----------      ---------       ----------        -----------    -----------       -----------
        TOTAL STOCKHOLDERS'
          EQUITY DEFICIT)......     1,466,342             --        1,916,665          3,383,007      5,233,125         8,616,132
                                  -----------      ---------       ----------        -----------    -----------       -----------
        TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY
          (DEFICIT)............   $ 3,198,826      $      --       $3,419,665        $ 6,618,491    $ 3,730,125       $10,348,616
                                  ===========      =========       ==========        ===========    ===========       ===========

                            800 TRAVEL SYSTEMS, INC.

                      NOTES TO THE PRO FORMA BALANCE SHEET
                                  (UNAUDITED)
                               SEPTEMBER 30, 1997

(A) Group sold to Travel its leasehold improvements and equipment and its trademarks for 383,333 shares of common stock of Travel (valued at $5.00 per share) and a note for $1,578,000. A complete historical balance of Group has been previously disclosed at December 31, 1996.

(B) Adjustment to record purchase value as follows:

Leasehold Improvements and Equipment........................  $500,000
Trademarks..................................................   200,000
                                                              --------
                                                              $700,000
                                                              ========

(C) Adjustment to recognize cost of acquisition and applicable goodwill. Included in the merger deposits was a $75,000 advance payment on the future note payable.

(D) Adjustment to reflect the sale of 1,350,000 shares of common stock at a price of $5.00 plus sale of 2,700,000 warrants at $.125. The offering cost will approximate $1,854,375. This pro forma adjustment does not include proceeds from the sale of underwriters' overallotment shares and warrants.

                            800 TRAVEL SYSTEMS, INC.

                       PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                           PRO FORMA        800 TRAVEL
                                                                        ADJUSTMENTS FOR    SYSTEMS, INC.
                                                        800 TRAVEL      JOSEPH STEVENS       ON A PRO
                                                       SYSTEMS, INC.    GROUP, INC.(A)      FORMA BASIS
                                                       -------------    ---------------    -------------
REVENUES.............................................   $6,016,416         $      --        $6,016,416
                                                        ----------         ---------        ----------
OPERATING EXPENSES
  General and Administrative.........................    5,713,557                --         5,713,557
  Interest Expense...................................       83,994           118,350(B)        202,344
  Amortization and Depreciation......................      114,714                --           114,714
  Amortization and Depreciation Expense
     Applicable to Joseph Stevens Group, Inc.
       Assets........................................      173,000                --(C)        173,000
                                                        ----------         ---------        ----------
          TOTAL OPERATING EXPENSES...................    6,085,265           118,350         6,203,615
                                                        ----------         ---------        ----------
(LOSS) BEFORE OTHER INCOME...........................      (68,849)         (118,350)         (187,199)
OTHER INCOME.........................................        4,726                --             4,726
                                                        ----------         ---------        ----------
NET (LOSS)...........................................   $  (64,123)        $(118,350)       $ (182,473)
                                                        ==========         =========        ==========
Weighted Average Number of
  Common Shares Outstanding..........................    5,956,859               N/A         6,340,192(D)
                                                        ==========         =========        ==========
(Loss) Per Common Share..............................   $     (.01)              N/A        $     (.03)
                                                        ==========         =========        ==========

                            800 TRAVEL SYSTEMS, INC.

                 NOTES TO THE PRO FORMA STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

(A) Group's operations were merged into Travel during the nine month period ended September 30, 1997; therefore, no statement of operations is available for Group.

(B) Adjustment to recognize interest on purchase note at the rate of ten percent (10%).

(C) The September 30, 1997 statement of operations included the following provision for amortization and depreciation applicable to the Joseph Stevens operations:

                                                                         SEPTEMBER 30,
                                                                             1997
                 DESCRIPTION                      COST         LIFE         EXPENSE
                 -----------                   ----------    --------    -------------
Equipment....................................  $  500,000     5 Years      $ 75,000
Trademarks...................................  $  200,000    15 Years        10,000
Goodwill.....................................  $2,919,006    25 Years        88,000
                                                                           --------
                                                                           $173,000
                                                                           ========

(D) Balance includes the 383,333 shares of Travel's common stock to be issued when Group purchase is completed.

                           JOSEPH STEVENS GROUP, INC.

                                    CONTENTS

Report of Independent Certified Public Accountants..........  F-29
Financial Statements
  Balance Sheet.............................................  F-30
  Statement of Operations...................................  F-31
  Statements of Capital Deficit.............................  F-32
  Statement of Cash Flows...................................  F-33
  Notes to Financial Statements.............................  F-34

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
JOSEPH STEVENS GROUP, INC.
San Diego, California

     We have audited the accompanying balance sheets of JOSEPH STEVENS GROUP, INC. as of December 31, 1996 and 1995, and the related statements of operations, capital deficit, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JOSEPH STEVENS GROUP, INC. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the two years then ended, in conformity with generally accepted accounting principles.

ACCETTA AND OLMSTED
Accountancy Corporation
Fountain Valley, California
April 23, 1997

                           JOSEPH STEVENS GROUP, INC.

                                 BALANCE SHEET
                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
CURRENT ASSETS
  Cash......................................................  $   116,268    $    60,346
  Accounts receivable (Less allowance for doubtful accounts
     of $41,098, and $41,098 for 1996 and 1995,
     respectively)..........................................      151,761         80,707
  Prepaid expenses..........................................       62,790          1,920
                                                              -----------    -----------
          TOTAL CURRENT ASSETS..............................      330,819        142,975
                                                              -----------    -----------
PROPERTY AND EQUIPMENT
  Furniture and fixtures....................................       61,657          8,562
  Office equipment..........................................      591,299        309,177
  Automobiles...............................................       37,769         37,769
                                                              -----------    -----------
                                                                  690,725        355,508
     Less accumulated depreciation..........................     (321,580)      (215,313)
                                                              -----------    -----------
          TOTAL PROPERTY AND EQUIPMENT......................      369,145        140,195
                                                              -----------    -----------
OTHER ASSETS
  Trademarks (Net of amortization of $13,975 and $9,675 for
     1996 and 1995).........................................      158,600        162,315
  Warranty -- Note A........................................       28,640             --
                                                              -----------    -----------
          TOTAL OTHER ASSETS................................      187,240        162,315
                                                              -----------    -----------
          TOTAL ASSETS......................................  $   887,204    $   445,485
                                                              ===========    ===========

                                      LIABILITIES
CURRENT LIABILITIES
  Accounts payable and accrued expenses.....................  $   175,595    $   230,247
  Accrued interest payable..................................      186,662        104,839
  Current portion of long-term debt -- Note C...............      779,995        383,760
                                                              -----------    -----------
          TOTAL CURRENT LIABILITIES.........................    1,142,252        718,846
                                                              -----------    -----------
LONG-TERM DEBT, LESS CURRENT PORTION -- Note C..............    1,054,195        937,459
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES -- Note F

CAPITAL DEFICIT -- Note D
Common stock, stated value .05 per share, 20,000,000 shares
  authorized, 1,760,000 shares issued and outstanding.......       88,000         88,000
  Additional paid in capital................................      369,312        271,910
  Deficit...................................................   (1,766,555)    (1,570,730)
                                                              -----------    -----------
          TOTAL CAPITAL DEFICIT.............................   (1,309,243)    (1,210,820)
                                                              -----------    -----------
          TOTAL LIABILITIES AND CAPITAL DEFICIT.............  $   887,204    $   445,485
                                                              ===========    ===========

                             See accompanying notes

                           JOSEPH STEVENS GROUP, INC.

                            STATEMENT OF OPERATIONS
                           DECEMBER 31, 1996 AND 1995

                                                                 1996          1995
                                                              ----------    ----------
REVENUES....................................................  $1,664,959    $  876,739
                                                              ----------    ----------
OPERATING EXPENSES
  General and Administrative................................   1,639,588     1,164,933
  Interest..................................................     107,128        94,883
  Depreciation..............................................     113,268        69,026
                                                              ----------    ----------
          TOTAL OPERATING EXPENSES..........................   1,859,984     1,328,842
                                                              ----------    ----------
OTHER INCOME
  Liability Reduction -- Note E.............................          --       200,083
                                                              ----------    ----------
          TOTAL OTHER INCOME................................          --       200,083
                                                              ----------    ----------
(LOSS) BEFORE TAXES.........................................    (195,025)     (252,020)
INCOME TAX BENEFITS (EXPENSE) -- Notes A and B..............        (800)       (2,579)
                                                              ----------    ----------
NET (LOSS)..................................................  $ (195,825)   $ (254,599)
                                                              ==========    ==========

                             See accompanying notes

                           JOSEPH STEVENS GROUP, INC.

                         STATEMENTS OF CAPITAL DEFICIT
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                      PAID IN CAPITAL
                                                     ------------------
                                           COMMON     COMMON    COMMON
                                            STOCK     STOCK      STOCK      DEFICIT        TOTAL
                                           -------   --------   -------   -----------   -----------
Balances at December 31, 1994............  $88,000   $271,910   $    --   $(1,316,131)  $  (956,221)
Net loss for 1995........................       --         --        --      (254,599)     (956,221)
                                           -------   --------   -------   -----------   -----------
Balances at December 31, 1995............   88,000    271,910        --    (1,570,730)   (1,210,820)
Issuance of Stock Warrants --  Note D....       --         --    97,402            --        97,402
Net loss for 1996........................                  --        --            --      (195,825)
                                           -------   --------   -------   -----------   -----------
Balances at December 31, 1996............  $88,000   $271,910   $97,402   $(1,766,555)  $(1,309,243)
                                           =======   ========   =======   ===========   ===========

                             See accompanying notes

                           JOSEPH STEVENS GROUP, INC.

                            STATEMENT OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                  1996            1995
                                                              ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from customers..............................  $ 25,748,283    $ 16,484,303
  Cash paid to suppliers....................................   (23,991,835)    (15,451,991)
  Cash paid to employees....................................    (1,948,994)     (1,312,647)
  Cash paid to interest.....................................       (25,305)        (16,294)
  Cash paid for income taxes................................          (800)         (2,579)
                                                              ------------    ------------
          NET CASH USED BY OPERATING ACTIVITIES.............      (218,651)       (299,208)
CASH FLOWS FROM INVESTING ACTIVITIES Purchase of property
  and equipment.............................................       (48,815)        (15,602)
  Trademark.................................................          (585)             --
                                                              ------------    ------------
          NET CASH USED BY INVESTING ACTIVITIES.............       (49,400)        (15,602)
CASH FLOWS FROM FINANCING ACTIVITIES Proceeds from
  borrowings................................................       381,977         362,691
  Repayment of debt.........................................       (58,006)        (38,184)
                                                              ------------    ------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.........       323,971         324,507
                                                              ------------    ------------
NET INCREASE IN CASH........................................        55,920           9,697
CASH AT BEGINNING OF PERIOD.................................        60,348          50,651
                                                              ------------    ------------
CASH AT END OF PERIOD.......................................  $    116,268    $     60,348
                                                              ============    ============
NET LOSS....................................................  $   (195,825)   $   (254,599)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED BY
  OPERATING ACTIVITIES
  Depreciation & amortization...............................       113,268          69,026
  Change in assets and liabilities:
  (Increase) in accounts receivable.........................       (71,054)        (27,787)
  (Increase) in other prepaid expenses......................       (60,870)          4,306
  (Increase) in prepaid warranty............................       (28,640)            -0-
  Increase in accrued interest..............................        81,823          78,589
  (Decrease) in accounts payable and accrued expenses.......       (57,353)       (168,743)
                                                              ------------    ------------
          TOTAL ADJUSTMENTS.................................  $    (22,826)   $    (44,609)
                                                              ------------    ------------
NET CASH USED BY OPERATING ACTIVITIES.......................  $   (218,651)   $   (299,208)
                                                              ============    ============
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING
  TRANSACTIONS
  Property and equipment acquired through financing
     agreements & stock warrants -- Note D..................  $    286,402    $        -0-

                             See accompanying notes

                           JOSEPH STEVENS GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Joseph Stevens Group, Inc. (the Company) was incorporated on January 8, 1990 in the state of California, under the name of Creative Telemarketing Concepts, Inc. On August 1, 1991, the Company changed its name to Joseph Stevens Group, Inc.

     The Company has two primary operating divisions. The first FLY-4-LESS, a travel agency, derives income for travel ticketing. The second division, Creative Telemarketing Concepts, derives income from fees charged for telemarketing services; however for the years ended December 31, 1996 and 1995 the revenues derived from this division were less than one percent (1%) of revenues.

  Travel Ticket Revenue Recognition

     The Company derives substantially all of its income as a travel agency from travel ticketing. The commissions earned are recognized when travel services are ticketed.

  Property and Equipment

     Property and equipment are recorded at cost and depreciated or amortized utilizing the straight-line method or accelerated methods for all assets over their estimated useful lives as follows:

Office equipment............................................     5 years
Furniture and fixtures......................................  7-10 years
Vehicles....................................................     5 years

     Expenditures that materially increase the asset life are capitalized, while ordinary maintenance and repairs are charged to operations as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in earnings.

  Trademarks

     The cost of trademarks acquired are being amortized on the straight-line method over their estimated useful lives, 40 years.

  Warranty

     In 1996, the Company paid $28,640 for an extended warranty on the acquisition of an ACD switch. The equipment is warranted for three years. The extended warranty provides benefits in years four and five. The extended warranty will be amortized over 24 months beginning in 1999.

  Income Taxes

     Income taxes are accounted for in accordance with statement of Financial Accounting Standards (SPAS) No. 109, Accounting for Income Taxes, issued by the Financial Accounting Standards Board (FASB).

     Deferred income taxes have been provided for the timing differences between reporting methods for financial and tax purposes. The items which give rise to these differences are the use of Modified Accelerated Cost Recovery System (MACRS) for depreciation for federal income tax purposes, the timing of California Franchise taxes as a federal deduction, the use of bonus depreciation for California income tax purposes and net operating loss carry forwards for both Federal and California income tax purposes.

                           JOSEPH STEVENS GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 -- (CONTINUED)

NOTE B -- INCOME TAXES

     Income tax benefits (expense) consist of the following:

                                                               1996       1995
                                                              -------    -------
Federal Tax Benefit:
  Currently Payable.........................................  $    --    $    --
  Deferred Benefit..........................................   66,413     85,687
  Valuation Allowance.......................................  (66,413)   (85,687)
                                                              -------    -------
                                                                   --         --
State Tax Benefit:
  Currently Payable.........................................     (800)    (2,579)
  Deferred Benefit..........................................    9,083     11,719
  Valuation Allowance.......................................   (9,083)   (11,719)
                                                              -------    -------
                                                                 (800)    (2,579)
                                                              -------    -------
Income Tax Benefit (Expense)................................  $  (800)   $(2,579)
                                                              =======    =======

     The deferred tax asset is due to the tax benefits to be derived form the net operating loss carry forwards. However, a valuation allowance has been provided as realization of the deferred tax asset is not considered more likely than not.

     The statutory rates used to calculate the deferred benefit were 34% Federal and 9.3% State. The State of California only allows 50% of losses to be carried forward.

     For tax return purposes, at December 31, 1996, the Company has total net operating loss carry forwards of approximately $1,698,093 for federal purposes and $852,680 for state purposes, which may be applied against future taxable income, expiring in the years 2006 through 2011 for federal and 1997 through 2001 for state.

                           JOSEPH STEVENS GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 -- (CONTINUED)

NOTE C -- LONG-TERM LIABILITIES

     A summary of long-term debt, less current maturities is as follows:

                                                                 1996          1995
                                                              ----------    ----------
Loan payable to GMAC, commenced September 29, 1992,
  principal and interest payable monthly at $283, effective
  interest rate 2.9%, secured by automobile, maturing August
  29, 1996..................................................  $       --    $    2,236
Capitalized leases payable to finance companies, principal
  and interest payable monthly at $2,471, effective interest rates from 13% to 27.5%, secured by equipment, maturing
  March 25, 1999............................................      30,779        56,292
Note payable to Western Horizons, Ltd., (shareholder),
  commenced August 1, 1994, interest only payable monthly
  beginning June 1, 1995, effective interest rate 7%,
  balance due in full at maturity, July 31, 1999............     900,000       900,000
Various notes payable to shareholders commencing in 1995 and
  1996, principal and interest due at maturity, effective
  interest rate 7.5%, maturing December 31, 1996............     635,191       312,691
Note payable to individual, commencing December 1995 and
  November 1996, principal and interest due at maturity,
  effective interest rate 7.5%, maturing June 30, 1996, and
  December 31, 1996.........................................     100,000        50,000
Note Payable to related party, Trans West Communication
  Systems, Inc., commencing January 1996, principal and
  interest due monthly at $4,459, effective interest rate
  17.9%, maturing April 1, 2001, with a residual payment of
  $28,640...................................................     168,221            --
                                                              ----------    ----------
Total debt..................................................   1,834,191     1,321,219
Loss current maturities.....................................    (779,995)     (383,760)
                                                              ----------    ----------
Long-term debt..............................................  $1,054,196    $  937,459
                                                              ==========    ==========

     The maturity of loans payable at December 31, 1997 is as follows:

1997........................................................  $  779,995
1998........................................................      40,409
1999........................................................     937,618
2000........................................................      43,319
2001........................................................      32,850
Thereafter..................................................          --
                                                              ----------
          Total.............................................  $1,834,191
                                                              ==========

     The company has not maintained the terms of the notes payable to Western Horizons, Ltd., shareholders, or individual. Per verbal agreement, Western Horizons, Ltd. is allowing for a deferral of interest payments. The company is currently negotiating a revised loan agreement. Per verbal agreement, the shareholders and individual lender have extended the terms on their notes. Management is currently negotiating revised maturity dates.

                           JOSEPH STEVENS GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 -- (CONTINUED)

NOTE D -- STOCK OPTIONS AND STOCK WARRANTS

     The Company has granted stock options to key members of management and to members of its Board of Directors. As of December 31, 1996, the Company has granted options for 64,000 shares of common stock. The exercise price of each option is $1.00 per share of common stock. The options do not have an expiration date.

     In connection with the financing of $286,402 of equipment, $97,402 was paid with the issuance of detachable stock warrants. Warrants to purchase 70,691 shares of common stock were issued. Upon surrender of a warrant, the holder is entitled to purchase common stock at $1.375 per share. The warrants expire December 31, 1999.

NOTE E -- LIABILITY REDUCTION

     In prior years, the Company had accrued for disputed liabilities existing with various vendors in the amount of $235,392. All amounts disputed were in regards to quality of services rendered to the Company. Due to negotiated agreements, vendor concessions, and lack of action from the vendors, management believes it is highly doubtful that these obligations exist. As a precaution, the Company has accrued for contingent liabilities of 15% of the originally accrued amount, $35,309. This is included in accounts payable and accrued expenses. The write-down of the accrued liability of $200,083, is reflected in earnings in 1995.

NOTE F -- COMMITMENTS AND CONTINGENCIES

  Lease Commitment

     The Company entered into a three year lease for its operating facility beginning December 20, 1994. The Company has also entered into a three year automobile lease beginning September 1, 1995.

     As of December 31, 1996, the future minimum rental payments pertaining to these leases are as follows:

                                                         FACILITY   AUTOMOBILE    TOTAL
                                                         --------   ----------   -------
December 31, 1997......................................  $69,744      $3,980     $73,724
December 31, 1998......................................      -0-       2,653       2,653
Thereafter.............................................      -0-         -0-         -0-
                                                         -------      ------     -------
                                                         $69,744      $6,633     $76,377

     Rental expense for all operating leases for the year ended December 31, 1996 amounted to approximately $89,257.

NOTE G -- SUBSEQUENT EVENTS

  Sale of Significant Assets

     On January 13, 1997, the Company sold assets to a related company (the Joseph Stevens Group, LLC, a California limited liability company) for assumption of debt. The market value of the assets were less than the assumed debt. Accordingly, as part of this transaction, the Company has entered into a promissory note payable to the related company. Management is still negotiating the terms of the note.

                           JOSEPH STEVENS GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 -- (CONTINUED)

     The following summarization reflects the December 31, 1996 condensed balance sheet separating assets and liabilities to be sold and liabilities assumed:

                                                                  THE JOSEPH
                                                   800 TRAVEL      STEVENS     JOSEPH STEVENS
                                                  SYSTEMS, INC.   GROUP, LLC    GROUP, INC.
                                                  -------------   ----------   --------------
Current Assets..................................    $      --     $  330,819    $   330,819
                                                    ---------     ----------    -----------
Leasehold Improvements and Equipment............      690,725             --        690,725
  Less Accumulated Depreciation.................     (321,580)            --       (321,580)
                                                    ---------     ----------    -----------
                                                      369,145             --        369,145
                                                    ---------     ----------    -----------
Other Assets....................................      158,600         28,640        187,240
                                                    ---------     ----------    -----------
          Total Assets..........................    $ 527,745     $  359,459    $   887,204
                                                    =========     ==========    ===========
Accounts Payable and Accrued Expenses...........           --     $  362,257    $   362,257
Long Term Debt..................................           --      1,834,190      1,834,190
                                                    ---------     ----------    -----------
          Total Liabilities.....................           --      2,196,447      2,196,447
                                                    ---------     ----------    -----------
Stockholders' Deficit...........................           --             --     (1,309,243)
                                                    ---------     ----------    -----------
          Total Liabilities and Stockholders'
            Deficit.............................           --     $2,196,447    $   887,204
                                                    =========     ==========    ===========

  Merger

     The Company is currently in negotiations with 800 Travel Systems, Inc. to perfect a type A merger. The Company will merge into 800 Travel Systems, Inc. Upon filing the Articles of Merger with the Department of the State of Delaware in accordance with the laws of the State of Delaware and the filing of the Certificate of Merger with the Secretary of State of California. On the merger becoming effective, the Company and 800 Travel Systems, Inc. shall become a single corporation with 800 Travel Systems, Inc. being the surviving corporation.

     At the effective date, all the shares of the capital stock of the Company issued and outstanding will be converted into shares of 800 Travel Systems, Inc. In return, the shareholders of the Company will receive the greater of 1) 300,000 shares of 800 Travel Systems, Inc. stock, or 2) the number of shares of 800 Travel Systems, Inc. having an aggregate total of $1,500,000, using the IPO opening price.

  Interim Operating Agreement

     The Company entered into an interim operating agreement with Joseph Stevens Group LLC, a California Limited Liability Company, and 800 Travel Systems, Inc., a Delaware Corporation, in January 1997. The terms of this agreement require 800 Travel Systems, Inc. to maintain the operation of the Joseph Stevens Group, Inc. until the merger. The interim operating entity will be required to keep separate books in accordance with generally accepted accounting principles. Termination of this agreement may only be made with cause as per Paragraph 3.2 of the interim operating agreement.

NOTE H -- RELATED PARTY TRANSACTIONS

     As detailed in Note C, the Company has borrowings from shareholders of $1,535,191 plus accrued interest as of December 31, 1996.

     Additionally, in 1996 the Company purchased equipment in the amount of $286,402 from Trans West Communication Systems, Inc. One of the owners of Trans West Communication Systems, Inc. is a member of the Company's Board of Directors and is a holder of stock options and stock warrants.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SECURITYHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
The Stevens Merger....................   16
Use of Proceeds.......................   18
Dividend Policy.......................   18
Capitalization........................   19
Dilution..............................   20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
Business..............................   25
Management............................   38
Certain Transactions..................   43
Principal Stockholders................   46
Concurrent Offering...................   47
Description of Securities.............   48
Shares Eligible for Future Sale.......   51
Underwriting..........................   53
Legal Matters.........................   55
Experts...............................   55
Index to Financial Statements.........  F-1

                             ---------------------


  UNTIL FEBRUARY 9, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================

======================================================
                                   800 TRAVEL
                                 SYSTEMS, INC.

                              1,350,000 SHARES OF

                                  COMMON STOCK

                                      AND

                              2,700,000 REDEEMABLE

                         COMMON STOCK PURCHASE WARRANTS
                              --------------------

                                   PROSPECTUS
                              --------------------

                       800 TRAVEL SYSTEMS   FIRST LONDON
                             SECURITIES CORPORATION

                                 FIRST LIBERTY


                             INVESTMENT GROUP, INC.


                                January 15, 1998


======================================================